UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Taubman Centers, Inc.
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PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION
DATED APRIL 16, 2018

TAUBMAN CENTERS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD [ ], 2018
To the Shareholders of Taubman Centers, Inc.:
The 2018 Annual Meeting of Shareholders of Taubman Centers, Inc. (the Company) will be held on [ ], at [ ], at [ ] a.m., Eastern time, for the following purposes:

1.	To vote on the election of three director nominees to the Company's Board of Directors, each to serve until the 2019 annual meeting of shareholders;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018;

3.	To approve (on an advisory basis) the compensation of our named executive officers;

4.	To approve the 2018 Omnibus Long-Term Incentive Plan;

5.	To consider Land & Buildings Capital Growth Fund, LP's proposal, if presented at the meeting; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Please note that Land & Buildings Capital Growth Fund, LP (Land & Buildings) has notified us that it intends to nominate one person for election as a director to the Taubman Board of Directors at the annual meeting. You may receive solicitation materials from Land & Buildings, including a proxy statement and [Color] proxy card. We are not responsible for the accuracy of any information provided by or relating to Land & Buildings or its nominee contained in solicitation materials filed or disseminated by or on behalf of Land & Buildings or any other statements Land & Buildings may make.
The Company's Board of Directors does not endorse Land & Buildings' nominee and unanimously recommends that you vote “FOR” the election of all three nominees proposed by the Board of Directors on the WHITE proxy card or voting instruction form (including via the telephone or Internet methods of voting specified thereon). Our Board of Directors strongly urges you not to vote using any [Color] proxy card sent to you by Land & Buildings. Please note that voting to "withhold" with respect to the Land & Buildings nominee on a [Color] proxy card sent to you by Land & Buildings is not the same as voting for your Board of Directors' nominees, because a vote to "withhold" with respect to a Land & Buildings nominee on its [Color] proxy card will revoke any WHITE proxy you may have previously submitted. To support the Board of Directors' nominees, you should vote FOR the Board's nominees on the WHITE proxy card and disregard, and not return, any [Color] proxy card sent to you by Land & Buildings. If you have previously submitted a [Color] proxy card sent to you by Land & Buildings, you can revoke that proxy and vote for our Board of Directors’ nominees by using the enclosed WHITE proxy card or voting instruction form (including via the telephone or Internet methods of voting specified thereon) which will automatically revoke your prior proxy. Any later-dated [Color] proxy card that you send to Land & Buildings will also revoke your proxy, including WHITE proxies that you have voted FOR our Board of Directors' nominees, and we strongly urge you not to sign or return any [Color] proxy cards sent to you by Land & Buildings. Only the latest validly executed proxy that you submit will be counted.

The Board of Directors has fixed the close of business on April 2, 2018 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.
We have enclosed the annual report, proxy statement (together with the notice of annual meeting), and WHITE proxy card or voting instruction form. For specific instructions on how to vote your shares, please refer to the instructions on the WHITE proxy card or voting instruction form to vote by Internet, telephone or by mail.
By Order of the Board of Directors
Robert S. Taubman,
Chairman of the Board, President and Chief Executive Officer
Bloomfield Hills, Michigan
[ ], 2018

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, we request that you read the proxy statement and vote your shares by submitting the WHITE proxy card or voting instruction form in the envelope provided to you or to use the telephone or Internet methods of voting described in your WHITE proxy card so that your shares can be voted at the Annual Meeting in accordance with your instructions. If you attend the annual meeting, you may revoke any prior proxy by voting in person.
Given the contested nature of the election, your broker, bank, or other nominee may only be able to vote your shares with respect to any proposals at the annual meeting if you have instructed them how to vote. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct them regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them. Please return your completed WHITE proxy card or voting instruction form to your broker, bank, or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank, or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.
If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834 (banks and brokers may call toll-free at (888) 750-5833).

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and therefore you should read the entire proxy statement before voting. For more complete information regarding the Company's 2017 performance, review the Company's annual report on Form 10-K for the year ended December 31, 2017.

Adapting to the Challenges of an Evolving Retail Environment

Over the last several years, shifting consumer behavior, the growth of e-commerce and an abundance of retail supply have adversely impacted American shopping centers. Malls are competing for dollars as individuals now spend on categories that hardly existed a decade ago, including mobile apps, music downloads, Netflix, data plans, and other tech-related hardware and software. In addition, categories like food and entertainment are garnering a greater share of consumer spending while low interest rates have made large purchases such as cars, homes, and furniture more appealing. These realities have put pressure on many traditional brick and mortar concepts, especially in the context of the proliferation of total retail supply over the last 20 years.

Recognition of the changing retail environment has led Taubman Centers to a number of strategic decisions over the past few years, including:

- Selling seven of our lowest productivity assets which represented nearly one-third of our portfolio in 2014;
- Entering Asia as a way to extend our expertise to strong growth markets in China and South Korea; and
- Continuously reinvesting in the physical building and the merchandising of our assets with the intent of enhancing the overall customer experience in our centers.

With these strategic decisions, we believe we are well-positioned to compete in the evolving retail landscape. Owning the best assets has always been an integral part of our strategy, but now more than ever, as retailers rationalize store counts and square footage and malls consolidate, we believe high-quality portfolios such as ours will become even more valuable, solidifying our position in our current markets and ultimately leading to greater market share over time.

Despite what some recent headlines would suggest, the best retailers continue to value the unique ability of physical stores to intimately connect their brand to customers. By most estimates, about 90 percent of all retail spending is still done in physical locations. Our centers continue to generate billions of dollars of business, and they remain critical brick-and-mortar locations for retail brands and important destinations for shoppers. A successful online platform simply allows seasoned and new retailers to be more selective with physical real estate choices, which is why we believe dominant properties like ours will continue to gain greater market share, and will outperform over the long-term.

Compensation and Human Capital Decisions

While there has been some stabilization of the retail sector recently, headwinds in 2017, including elevated levels of retailer bankruptcies and store closures, were prevalent. Given these challenges, early last year management proactively took actions to deliver on its earnings targets and best position the Company for the long-term. These actions, some of which included 2017 executive pay reductions, were all part of a broader strategy to enhance operating efficiencies, engage and retain key talent, refresh Company culture, further integrate the Asia business, and reduce personnel costs. Specific actions included:

- Restructuring of our workforce and reduction of personnel costs;
- Refreshment of our workforce engagement and retention strategy;
- Cross-pollination of global talent; and
- Enhanced compensation alignment.

Westfarms, West Hartford, Connecticut

( i)

In addition, in early 2017 the Board approved a compensation structure for certain members of senior management that was largely performance based. It included the voluntary forfeiture of the remaining salary for the year for both our Chief Executive Officer, Mr. Robert Taubman's, and Chief Operating Officer Mr. William Taubman's unpaid salary and their 2017 equity grants. In light of the Taubmans' significant equity holdings in the Company, the Board approved the forfeiture, as the Taubmans are focused, along with the Board, on the long-term health of the business and advancing long-term value creation for all shareholders.

2017 Results

Notwithstanding the challenging retail environment, in 2017 we continued to execute on our promise to deliver growth and value to shareholders. The Company produced growth in nearly every one of its key financial metrics, completed several key financings, raised its dividend for the 20th time in the last 21 years and accomplished many strategic operational goals, including the opening of a new center in Asia. Operational highlights include:

- Adjusted Funds from Operations (Adjusted FFO) of $3.70 per diluted common share, up 3.4 percent compared to 2016;
- Comparable Center net operating income (NOI) of $624 million, up 1.7 percent compared to 2016;
- Total portfolio NOI of $777 million, up 10.4 percent compared to 2016;
- Dividends per common share of $2.50, up 5 percent compared to 2016;
- Comparable center mall tenant sales per square foot of $810, up 2.3 percent compared to 2016; and
- The opening of CityOn.Zhengzhou, the Company's newest asset in Asia, 100 percent leased with nearly 200 retailers, restaurants and entertainment venues.

Governance Enhancements

The Company remains committed to good corporate governance that furthers the long-term interests of the Company and its shareholders, and enhances Board and management accountability. Following extensive shareholder engagement in late-2016 and early-2017, the Board responded with the following corporate governance enhancements in 2017:

- Amendment of the Company's bylaws such that directors will be elected for one-year terms beginning in 2018, and the Board will be fully declassified by the 2020 annual meeting;
- Appointment of two new independent directors effective January 2018; and
- Commitment to appoint an additional new independent director no later than the 2019 annual meeting.

These enhancements followed several governance improvements in 2016, including the appointment of two new independent directors and the creation of an independent lead director position.

( ii)

EXECUTIVE COMPENSATION AND HUMAN CAPITAL HIGHLIGHTS

In an effort to best position the Company to deliver long-term shareholder return in a challenging environment, management proactively took human capital related actions, including some 2017 executive pay decisions, which are highlighted below and in the CD&A.

BEVERLY CENTER
macy's
bloomingdales

Beverly Center, Los Angeles, California

MANAGEMENT ACTIONS INCLUDE:

Restructuring of Workforce and Reduction of Personnel Costs

- Reorganized and merged departments to deliver improved data & analytics, streamlined processes, and increased automation of administrative requirements
- Reduced 25% of the U.S. Workforce through various initiatives, including an early retirement incentive
- CEO and COO voluntarily forfeited most of their 2017 Compensation

Refreshment of Workforce Engagement and Retention Strategy

- Launched a Company culture initiative to enhance inclusiveness, inspire innovation, and spur development of high-potential talent
- Implemented a Workforce Retention Program for key employees, including approving a CFO Retention Award
- Approved a Senior Level Management Severance Plan as part of a broader employee severance policy

Cross-pollination of Global Talent and Enhanced Compensation Alignment

- Promoted Paul Wright to EVP, Global Head of Leasing and relocated him to the U.S.
- Hired Peter Sharp as President, Taubman Asia

CEO REALIZABLE PAY VS. INDEXED TOTAL SHAREHOLDER RETURN (TSR)

The performance orientation of our compensation program and the alignment of pay between our CEO and the interests of shareholders is demonstrated in a comparison of realizable pay to indexed TSR. In early 2017, in response to the challenging retail environment, the Compensation Committee approved R. Taubman's request to voluntarily forfeit his remaining 2017 salary, and reward him a cash bonus only if the Company's FFO/share was at the upper end of the 2017 guidance range. Subsequent to this decision, as part of a Company-wide cost management initiative, the Committee approved R. Taubman's voluntary forfeiture of his 2017 equity grant.

CEO Actual/Estimated Realizable Pay 2015 - 2017 (Dollars in Millions) vs. Indexed TSR

$ in Millions
Indexed TSR
0
1
2
3
4
5
6
0
20
40
60
80
100
120
$104
$103
$95
$4.2
$4.2
$0.2
Base Salary
Cash Bonus
PSU Award
RSU Award
Indexed TSR
2015 Estimated Realizable
2016 Estimated Realizable
2017 Estimated Realizable

CEO PAY ALIGNMENT VS. EXECUTIVE COMPENSATION PEER GROUP

The Compensation Committee believes there should be strong alignment between Company performance and CEO compensation. In order to assess pay alignment, an analysis is conducted to compare realizable pay as a % of pay opportunity vs. Total Shareholder Return (TSR) for R. Taubman and the CEOs of our executive compensation peer group. As illustrated in the chart, there is a shareholder favorable linkage between the Company's TSR and our CEO realizable pay over the most recently reported three-year period (2014 - 2016).

Three-Year CEO Realizable Pay as a % of Pay Opportunity vs. Three-Year TSR

Three-Year Realizable Pay as a % of Pay Opportunity
High Pay
75th
50th
25th
Low Perf.
Low Pay
25th
50th
75th
High Perf.
Three-Year TSR
ALIGNMENT
TCO

( iii)

BUSINESS HIGHLIGHTS

Notwithstanding a very challenging retail environment, we saw growth in nearly all our key metrics in 2017, as we continued to deliver growth and value for shareowners. Highlights from our 2017 financial performance included:

International Market Place
Waikiki, Honolulu, Hawaii

ADJUSTED FUNDS FROM OPERATIONS PER SHARE

Our adjusted funds from operations per share grew to $3.70 a share in 2017, up 3.4%, behind increased rents and recoveries, greater lease cancelation income, and lower general and administrative expenses.

See Form 10-K (Management's Discussion and Analysis of Financial Condition and Results of Operations--Reconciliation of Net Income Attributable to Taubman Centers Inc.'s Common Sharehowners to Funds from Operations and Adjusted Funds from Operations) regarding reconciliations to the most comparable GAAP measures and related disclosures

2016
$3.58
2017
$3.70
+3.4%

DIVIDENDS PER COMMON SHARE

In conjunction with our strong financial performance, we raised our common dividends for the year, marking the 20th time in the last 21 years that Taubman has increased its regular common dividend. During 2017, we returned more than $151 million to our shareowners in the form of common dividends.

See Form 10-K (Selected Financial Data, Consolidated Statement of Cash Flows).

2016
$2.38
2017
$2.50
+5.0%

COMPARABLE CENTER NET OPERATING INCOME*

Favorable net recoveries and other income drove an increase in comparable center net operating income.

**Note amounts exclude lease cancellation income*

See Form 10-K (Management's Discussion and Analysis of Financial Condition and Results of Operations--Reconciliation of Net Income to Net Operating Income) regarding reconciliations to the most comparable GAAP measures and related disclosures.

2016
$607M
2017
$611M
+0.7%

TOTAL PORTFOLIO NET OPERATING INCOME

Growth of our newest assets in the U.S. and Asia contributed to the strong growth in total portfolio net operating income.

See Form 10-K (Management's Discussion and Analysis of Financial Condition and Results of Operations--Reconciliation of Net Income to Net Operating Income) regarding reconciliations to the most comparable GAAP measures and related disclosures.

2016
$703.7M
2017
$777.0M
+10.4%

COMPARABLE CENTER TENANT SALES PER SQUARE FOOT

Our centers, which produced mall tenant sales per square foot of $810 in 2017, continue to be the most productive in the U.S. publicly traded regional mall industry.

See Form 10-K (Selected Financial Data)

2016
$792
2017
$810
+2.3%

( iv)

GOVERNANCE HIGHLIGHTS

In 2017, we remained committed to enhancing corporate governance practices by accelerating Board refreshment and transitioning to annual elections for directors. These enhancements were the result of direct engagement with shareowners in late 2016 and early 2017, and followed governance improvements in 2016 which included the appointment of an independent lead director, and increased independent representation on the Board.

City Creek Center
Salt Lake City, Utah

WHAT WE HEARD FROM OUR INVESTORS

- Increase independence of the Board
- Improve diversity
- Reduce Board tenure
- Accelerate Board refreshment
- Implement annual elections for directors

HOW WE RESPONDED: RECENT GOVERNANCE CHANGES

- Increased the number of independent directors from six to seven
- Created a new lead independent director position
- Appointed four new independent directors in April 2016, December 2016, and January 2018, including two female directors
- Committed to announcing another new independent director no later than the 2019 Annual Meeting
- Amended the company's bylaws to implement the transition to annual elections for directors

TENURE OF INDEPENDENT DIRECTORS

Board Tenure - 2015*

Years Served on Board
10+
67%
3-10
33%
0-2
0%
0%
10%
20%
30%
40%
50%
60%
70%

14 years
Average Tenure

Board Tenure - Current

Years Served on Board
10+
33%
3-10
11%
0-2
56%
0%
10%
20%
30%
40%
50%
60%
70%

8 years
Average Tenure

* As reported in the 2015 Proxy Statement.

AGE MIX OF INDEPENDENT DIRECTORS

Board Age - 2015*

Age
71+
50%
60-70
50%
Less than 60
0%
0%
10%
20%
30%
40%
50%
60%

71
Average Age

Board Age - Current

Age
71+
29%
60-70
43%
Less than 60
29%
0%
10%
20%
30%
40%
50%
60%

66
Average Age

* As reported in the 2015 Proxy Statement.

( v)

Please Vote Today
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, we request that you read this proxy statement and vote your shares by submitting the WHITE proxy card or voting instruction form in the envelope provided to you or to use the Internet method of voting described on your WHITE proxy card so that your shares can be voted at the 2018 annual meeting in accordance with your instructions. Please carefully review the proxy materials for the 2018 annual meeting and follow the instructions below to cast your vote on all of the voting matters.

Voting Matters and Board Recommendations

The Board of Directors recommends that you vote on the WHITE proxy card as follows:

Board Recommendation
Proposal 1	Election of Directors (page 14)	FOR each nominee recommended by our Board (Mayree C. Clark, Michael J. Embler and William S. Taubman)

Proposal 2	Ratification of Independent Auditors (page 79)	FOR

Proposal 3	Advisory Vote to Approve Named Executive Officer Compensation (page 80)	FOR

Proposal 4	Approval of 2018 Omnibus Long-Term Incentive Plan (page 81)	FOR

Proposal 5	Land & Buildings Proposal, if Presented at the Meeting (page 89)	AGAINST

Voting Methods in Advance of Annual Meeting
Even if you plan to attend the 2018 annual meeting in person, please vote today using one of the following voting methods (see pages 4-6 for additional details). Make sure to have your WHITE proxy card or voting instruction form in hand and follow the instructions.
You can vote in advance in one of three ways:

•	Use the Internet. Visit the website listed on your WHITE proxy card or voting instruction form.

•	Call by Telephone. Call the telephone number on your WHITE proxy card or voting instruction form.

•	Send by Mail. Sign, date and return your WHITE proxy card or voting instruction form in the enclosed envelope.
If you sign and return the WHITE proxy card or submit a proxy by telephone or over the Internet and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board of Directors.

Attend and Vote at Annual Meeting
Date: [ ]
Time: [ ] a.m., Eastern time
Location: [ ]

( vi)

Shareholders of record, and beneficial owners (if in possession of a proxy from your broker, bank or other nominee), as of April 2, 2018 may attend and vote at the annual meeting. As of April 2, 2018, the record date for the annual meeting, there were 60,992,212 shares of common stock outstanding and 24,937,221 shares of Series B Non-Participating Convertible Preferred Stock outstanding and expected to be entitled to vote at the 2018 annual meeting. There are no other securities of the Company outstanding that are entitled to vote at the 2018 annual meeting.

Director Nominee Highlights
The Board currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the 2018 annual meeting, each to serve until the 2019 annual meeting of shareholders or until such director's earlier resignation, retirement or other termination of service. The Board previously decided to transition to annual elections, as a result of which directors will be elected for one-year terms beginning with the 2018 class of directors, such that the Board will be fully declassified by the 2020 annual meeting. The Board has renominated Mayree C. Clark, Michael J. Embler and William S. Taubman for one-year terms and the following table provides summary information about such director nominees.

Name	Age	Director Since	Independent	Primary Occupation	Committee Memberships	Current Public Company Boards
Mayree C. Clark	61	2018	Yes	Founding Partner of Eachwin Capital	Compensation	Ally Financial, Inc.

Michael J. Embler	54	2018	Yes	Private investor and Former Chief Investment Officer of Franklin Mutual Advisers LLC	Audit	American Airlines Group, Inc.
						NMI Holdings, Inc.

William S. Taubman	59	2000	No	Chief Operating Officer of the Company	—	—

Qualifications, Attributes, Skills and Experience of Director Nominees:

Mayree C. Clark
» Brings extensive business leadership experience as CEO of an investment management firm and as an executive of a major public financial services company

»
Possesses experience in real estate, investment banking and capital markets, asset management, strategic planning, governance, and risk management, as well as extensive global exposure through her prior professional positions and service on other boards and professional organizations

»	Appointed by the Council of Institutional Investors to serve on the 2018 Corporate Governance Advisory Council

»	Served on the Board of the Stanford Management Company, which is responsible for Stanford University's endowment (2007-2015) and Commonfund (1992-2004)

»
Current public company service on the board of directors of Ally Financial Inc. (since 2009) (including service as Chair of the Risk Committee and member of the Audit Committee); recently nominated for election to the Supervisory Board of Deutsche Bank

Michael J. Embler
» Brings experience in finance, asset management and restructurings, capital markets and capital management
» Possesses experience as a senior executive, perspective as an institutional investor and service as a director
» Significant public company service on six board of directors, including current service as a director of NMI Holdings, Inc. and American Airlines Group, Inc.
» Serves as a director of Mohonk Preserve, a non-profit land trust in New York State, where he serves as Treasurer and Chair of the Finance Committee
» As a result of the foregoing expertise and experience, Mr. Embler qualifies as a financial expert under SEC rules

( vii)

William S. Taubman

»	Has led the Company as a principal executive for 24 years and as a director for 18 years

»
Unique perspective and understanding of the Company's business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives

»
Day-to-day leadership of the Company gives him critical insights into the Company's operations, strategy and competition, and allows him to facilitate the Board's ability to perform its critical oversight function

»
Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally (including as past Chairman of the International Council of Shopping Centers), he possesses an in-depth knowledge of the REIT industry and regional malls, outlet centers and mixed-use centers on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants

»	Served as a financial analyst specializing in mergers and acquisitions before joining the Company

Director Qualifications

We believe that our directors as a group have an appropriate mix of qualifications, attributes, skills and experience.

DIRECTOR SKILLS EVALUATION MATRIX

	Senior Leadership Experience	Business Entrepreneurship and Transactional Experience	Financial and Accounting Experience	Real Estate Experience	Brand Marketing, Social Media, and Technology Experience	Public Company Board Experience	Global Expertise Experience
Chazen							
Clark							
Embler							
Hatkoff							
Marakovits							
R. Taubman							
W. Taubman							
Tysoe							
Ullman							
Total	**9 Board Members**	**9 Board Members**	**9 Board Members**	**9 Board Members**	**6 Board Members**	**7 Board Members**	**9 Board Members**
	Business Execution	Transaction Execution	Risk Management	Retail Experience	Social Media	Oversight	Growth Mindset
	Operational Expertise	Growth Mindset	Accounting Knowledge	Acquisition / Disposition	Customer Loyalty	Corporate Strategy	Cultural Awareness
	Strategic Thinking	Merger Integration	Capital Allocation	Ground Up Development	Brand Relationships	Accountability	Emerging Markets Relationships

See “Proposal No. 1 - Election of Directors-Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “Director Background and Qualifications” beginning on page 14 for further discussion of these key qualifications that we consider important for service on our Board and additional information on each of our directors.

Say-on-Pay Proposal
The Company's say-on-pay proposal was approved by approximately 97% of the votes cast at the 2017 annual meeting. At the 2018 annual meeting, shareholders are being asked to provide advisory approval of the Company's named executive officer compensation for 2017.
See "Compensation Discussion and Analysis—Executive Summary" beginning on page 36 for a summary of key executive compensation matters for 2017.

( viii)

Governance Overview
The Company is committed to good corporate governance, which promotes the long-term interests for the Company and its shareholders and enhances Board and management accountability. Highlights include:

✓	Annual election of directors and will have a fully declassified Board by 2020

✓	Active Board refreshment

•	Four new independent Board members in the past two years, each identified after consideration of shareholder input

•	Since 2015, the average tenure of the independent directors has been reduced from 14 years to 8 years, and the average age has been reduced from 71 years to 66 years

•	Announced commitment to appointing an additional new independent director no later than the 2019 annual meeting

✓	Seven independent directors out of nine directors and fully independent Audit, Compensation and Nominating and Corporate Governance committees

•
Appointed Mayree C. Clark and Michael J. Embler, two additional independent directors, effective January 2018 to fill Board vacancies due to the resignation of Graham T. Allison and Peter Karmanos, Jr.; the Board has re-nominated such persons for new one-year terms

•	In March 2018, appointed Ms. Clark to the Compensation Committee and Mr. Embler to the Audit Committee

✓	An independent Lead Director with substantial responsibilities

•
Following extensive shareholder engagement, the Board created a Lead Director role in December 2016 and appointed Myron Ullman, III, who also serves as Chair of the Nominating and Corporate Governance Committee, to serve in such capacity

✓	Other governance highlights

•	Regular executive sessions of independent directors

•	Average Board and committee attendance of 95% for continuing Board members in 2017

•	Robust stock ownership guidelines and ownership among executive officers and directors

•	Clawback and anti-hedging policies

•	Annual Board and committee performance evaluations

•	Robust governance policies

•	Majority voting policy for directors

•	Active shareholder engagement by management and, as appropriate, the Lead Director/Chair of the Nominating and Governance Committee

( ix)

Ratification of Auditors
At the 2018 annual meeting, shareholders are being asked to ratify the appointment of KPMG as the Company's independent registered public accounting firm for 2018.
The following table sets forth the fees the Company was billed for audit and other services provided by KPMG in 2017 and 2016. All of such services were approved in conformity with the Audit Committee's pre-approval policies and procedures. The Audit Committee, based on its reviews and discussions with management and KPMG, determined that the provision of these services was compatible with maintaining KPMG's independence.

	2017 ($)	2016 ($)
Audit Fees	2,030,600	1,861,374
Audit-Related Fees	33,580	26,850
Tax Fees	—	4,324
Total Fees	2,064,180	1,892,548

Land & Buildings Proposal
Land & Buildings has informed the Company that the following proposal will be presented at the 2018 annual meeting:
"RESOLVED, that the shareholders of Taubman Centers, Inc. request that the Board of Directors take the necessary steps to authorize the Board of Directors to eliminate the dual class voting stock structure by offering to exchange 8,000,000 shares of Common Stock for all outstanding shares of the Series B Non-Participating Convertible Preferred Stock, par value $0.001 per share, which is almost entirely owned by the members of the Taubman family, or such other amount of shares of Common Stock as Taubman Centers, Inc. and the members of the Taubman family shall agree.”
The Board recommends a vote AGAINST Proposal 5 because it is not in the best interests of shareholders or the Company for the following reasons:

•	Land & Buildings’ proposal is based on a mistaken premise that economics and voting across TCO and TRG are misaligned

•	The proposal, if implemented, will dilute the economic value of, and the dividends payable on, the existing common shares

•	The proposal, if implemented, would create a misalignment of economic and voting interests, where none currently exists

•	The Company’s existing structure has contributed to its long-term stability and perspective, and has resulted in long-term superior performance

•	The Company’s capital stock structure has been clearly and consistently disclosed

•	The proposal is based on a false premise that the Company does not have robust governance practices
See “Proposal No. 5 - Land & Buildings Proposal" beginning on page 88 for further discussion of the factors described above.

( x)

TAUBMAN CENTERS, INC.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
[ ], 2018
References in this proxy statement to the “Company” mean Taubman Centers, Inc. and/or one or more subsidiaries, including, but not limited to, The Taubman Realty Group Limited Partnership (TRG), the Company's majority-owned operating partnership through which the Company owns interests in shopping centers, Taubman Asia Management Limited, the management company which provides services to Taubman Properties Asia LLC and subsidiaries (Taubman Asia), the platform for the Company's expansion into China and South Korea, as well as any developments in Asia, and The Taubman Company LLC (the Manager), which is approximately 99% beneficially owned by TRG and provides property management, leasing, development and other administrative services to, among others, the Company and its U.S. shopping centers. The Manager employs all U.S. employees of the Company and assists in all employee compensation matters.

The Company is a publicly-traded real estate investment trust whose sole asset is an approximate 71% (as of December 31, 2017) interest in the operating partnership. The Company is the sole managing partner of the operating partnership. The remaining 29% of the interests in the operating partnership (or units) are owned by others, including members of the Taubman family. The operating partnership-Company structure is commonly known as an umbrella partnership real estate investment trust or an “UPREIT.” In an UPREIT structure, the assets and business are held by the operating partnership, and the partnership interests are held by the public REIT and by private investors.
This proxy statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. to be held at [ ] a.m., Eastern time, on [ ], 2018 at [ ] (the annual meeting). The Company's Board of Directors (the Board) is soliciting proxies for use at the annual meeting and at any adjournment or postponement of such meeting. The Company expects to mail this proxy statement on or about [ ], 2018.

ABOUT THE MEETING

What is the purpose of the 2018 annual meeting?
At the 2018 annual meeting, holders of the Company's common stock (the common stock) and Series B Non-Participating Convertible Preferred Stock (the Series B Preferred Stock and, together with the common stock, the Voting Stock) will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of three directors to serve until the 2019 annual meeting of shareholders;

•	the ratification of the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for the year ending December 31, 2018;

•	the approval (on an advisory basis) of the compensation of our named executive officers;

•	the approval of the 2018 Omnibus Long-Term Incentive Plan; and

•	the consideration of the Land & Buildings proposal set forth in this proxy statement and detailed in Proposal 5, if presented at the meeting.
We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is appropriately brought before the meeting, your properly voted WHITE proxy card or voting instruction form gives authority to your proxies to vote on such matter in their best judgment. In such event, the proxy holders named in the WHITE proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
By a vote of the shares present, even if less than a quorum, the meeting may be adjourned to another place and time for a period not exceeding 30 days in any one case.

Have other candidates been nominated for election as directors at the annual meeting in opposition to the Board's nominees?

Yes. Land & Buildings Capital Growth Fund, LP (Land & Buildings), a Company shareholder, has notified us that it intends to nominate a person for election as a director to the Taubman Board of Directors at the annual meeting. You may receive solicitation materials from Land & Buildings, including a proxy statement and a [Color] proxy card.
The Board of Directors does not endorse Land & Buildings' nominee and unanimously recommends that you vote “FOR” the election of all three nominees proposed by the Board of Directors on the WHITE proxy card or voting instruction form (including via the telephone or Internet methods of voting specified thereon). The Board of Directors strongly urges you not to sign or return any [Color] proxy card sent to you by Land & Buildings. If you have previously submitted a [Color] proxy card sent to you by Land & Buildings, you can vote for our Board of Directors’ nominees by using the enclosed WHITE proxy card or voting instruction form (including via the telephone or Internet methods of voting specified thereon) which will automatically revoke your prior proxy. Any later-dated [Color] proxy card that you send to Land & Buildings will also revoke your proxy, including WHITE proxies that you have voted FOR our Board of Directors' nominees, and we strongly urge you not to sign or return any [Color] proxy cards sent to you by Land & Buildings. Only the latest validly executed proxy that you submit will be counted.

What are the Board's recommendations?
The Board recommends that you vote your shares on your WHITE proxy card or voting instruction form as follows:

Proposal 1 -	FOR each director nominee listed in this proxy statement (Mayree C. Clark, Michael J. Embler and William S. Taubman).

Proposal 2 -	FOR the ratification of KPMG's appointment as the Company's independent registered public accounting firm for 2018.

Proposal 3 -	FOR the advisory approval of the compensation of our named executive officers.
Proposal 4 - FOR the approval of the 2018 Omnibus Long-Term Incentive Plan.
Proposal 5 - AGAINST the Land & Buildings proposal set forth in this proxy statement and detailed in Proposal 5, if presented at the meeting.
Taubman's Board strongly urges you NOT to sign or return any [Color] proxy card sent to you by Land & Buildings.

Who is entitled to vote?
Only record holders of Voting Stock at the close of business on April 2, 2018 (the record date) are entitled to receive notice of the annual meeting and to vote the shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?
The Company's common stock and Series B Preferred Stock vote together as a single class and constitute the voting stock of the Company. The Company's 6.5% Series J Cumulative Redeemable Preferred Stock and 6.25% Series K Cumulative Redeemable Preferred Stock (collectively, the Non-Voting Preferred Stock) do not entitle their holders to vote at the annual meeting. No other shares of the Company's capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding. As of April 2, 2018, the record date for the annual meeting, there were 60,992,212 shares of common stock outstanding and 24,937,221 shares of Series B Preferred Stock outstanding and expected to be entitled to vote at the 2018 annual meeting. There are no other securities of the Company outstanding that are entitled to vote at the 2018 annual meeting.

What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 85,929,433 shares of Voting Stock were outstanding, consisting of 60,992,212 shares of common stock and 24,937,221 shares of Series B Preferred Stock. Proxies marked with abstentions or instructions to withhold votes, as well as broker non-votes (defined below), will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and a beneficial owner?
Shareholders of Record.    If your shares are registered directly in your name with the Company's transfer agent, Computershare, or, in the case of Series B Preferred Stock, directly in your name on the Company's records, you are considered the shareholder of record with respect to those shares, and the applicable proxy materials are being sent directly to you by Innisfree M&A Incorporated on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone, or to vote in person at the annual meeting.

Beneficial Owners.    Many of the Company's shareholders hold their shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. Your broker, bank or nominee has enclosed voting instructions for you to use in directing the broker, bank or nominee on how to vote your shares. Since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee and bring such proxy to the annual meeting. Given the contested nature of the election, your broker, bank, or other nominee may not be able to vote your shares with respect to any of the proposals at the annual meeting unless they receive your instructions. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them. Please return your completed WHITE proxy card or voting instruction form to your broker, bank or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank, or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

May I vote my shares in person at the annual meeting?
Even if you plan to be present at the meeting, the Company encourages you to vote your shares prior to the meeting.
Shareholders of Record.    If you are a shareholder of record and attend the annual meeting, you may deliver your completed WHITE proxy card or vote by ballot.
Beneficial Owners.    If you hold your shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares and bring such proxy to the annual meeting.
401(k) Participants. If you hold your shares through The Taubman Company and Related Entities Employee Retirement Savings Plan, only Vanguard Fiduciary Trust Company, the trustee for the plan, may vote on your behalf. Accordingly, 401(k) participants may not vote their shares in person at the annual meeting.
To obtain directions to attend the meeting, please call the Company's proxy solicitor, Innisfree M&A Incorporated, toll-free at (888)-750-5834 or visit investors.taubman.com.

Can I vote my shares without attending the annual meeting?
By Mail.    You may vote by completing, signing and returning the enclosed WHITE proxy card or voting instruction form.
By Telephone.    You may vote by telephone as indicated on your enclosed WHITE proxy card or voting instruction form.
Through the Internet.    You may vote through the Internet as instructed on your WHITE proxy card or voting instruction form. In order to vote through the Internet, you must enter the control number that was provided on your WHITE proxy card, or voting instruction form. If you do not have any of these materials and are a shareholder of record, you may contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834 to request a WHITE proxy card (which will include your control number) to be mailed to your address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, bank or other nominee to obtain your control number.

What should I do if I receive a proxy card from Land & Buildings?
Land & Buildings has notified us that it intends to nominate one person for election as a director to the Taubman Board of Directors at the annual meeting in opposition to a nominee recommended by the Board of Directors. If Land & Buildings proceeds with its alternative nomination, you may receive solicitation materials from Land & Buildings, including an opposition proxy statement and [Color] proxy card. We are not responsible for the accuracy of any information provided by or relating to Land & Buildings or its nominee contained in solicitation materials filed or disseminated by or on behalf of Land & Buildings or any other statements Land & Buildings may make.
Our Board does not endorse Land & Buildings' nominee and unanimously recommends that you disregard any proxy card or solicitation materials that may be sent to you by Land & Buildings. Please note that voting to "withhold" with respect to any Land & Buildings nominee on its [Color] proxy card is not the same as voting for our Board's nominees because a vote to "withhold" with respect to any of Land & Buildings nominees on its [Color] proxy card will revoke any WHITE proxy you may have previously submitted. To support the Board of Directors' nominees, you should vote FOR the Board's nominees on the WHITE proxy card and disregard, and not return, any [Color] proxy card sent to you by Land & Buildings.
If you have already voted using the [Color] proxy card, you can revoke that proxy and vote for our Board of Directors' nominees by using the enclosed WHITE proxy card or voting instruction form (including via the telephone or Internet methods of voting specified thereon). Any later-dated [Color] proxy card that you send to Land & Buildings will also revoke your proxy, including any WHITE proxy card that you have voted FOR our Board of Directors' nominees. We strongly urge you not to sign or return any [Color] proxy cards sent to you by Land & Buildings. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the annual meeting by following the instructions under “Can I change my vote?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers may call toll-free at (888) 750-5833).

Can I change my vote?
Shareholders of Record.    You may change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by mailing a validly executed proxy card bearing a later date, through the Internet, by telephone, or by attending the annual meeting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you vote in person. You may also revoke your proxy at any time by delivering a later-dated written revocation to the Secretary of the Company.
Beneficial Owners.    If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.
If you have already voted using the [Color] proxy card, you can revoke that proxy and vote for our Board of Directors' nominees by using the enclosed WHITE proxy card or voting instruction form (including via the telephone or Internet methods of voting specified thereon). Any later-dated [Color] proxy card that you send to Land & Buildings will also revoke your proxy, including any WHITE proxy card that you have voted FOR our Board of Directors' nominees. We strongly urge you not to sign or return any [Color] proxy cards sent to you by Land & Buildings.
Submitting a [Color] proxy card sent to you by Land & Buildings will revoke votes you have previously made via Taubman's WHITE proxy card. The Board of Directors urges you to vote FOR the three Board nominees on the WHITE proxy card and disregard, and not return, any [Color] proxy card sent to you by Land & Buildings.
Only the latest validly executed proxy that you submit will be counted.

What if I beneficially own shares through the Company's 401(k) Plan?
Your voting instruction form will serve to instruct the trustee of the 401(k) Plan how to vote your shares. If no direction is given to the trustee, the trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan. To allow sufficient time for the trustee to vote your shares, your instructions must be received by 11:59 p.m., Eastern time, on [ ], 2018. If you would like to revoke or change your voting instructions, you must do so by such time and date.

What does it mean if I receive more than one WHITE proxy card or voting instruction form?
If you receive more than one WHITE proxy card or voting instruction form, it means that you have multiple accounts with banks, brokers, other nominees and/or the Company's transfer agent or the Company. Please take action with respect to each WHITE proxy card and voting instruction form that you receive.
If Land & Buildings proceeds with its previously announced alternative director nomination, you will likely receive multiple mailings from Land & Buildings, and we will likely conduct multiple mailings prior to the date of the annual meeting so that shareholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. Only the latest validly executed proxy you submit will be counted. If you wish to vote as recommended by the Board, you should only submit the WHITE proxy cards. Please see “What should I do if I receive a proxy card from Land & Buildings?” above for more information.

What if I do not vote for some of the proposals?
Shareholders of Record.    WHITE proxy cards that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
Beneficial Owners.    Given the contested nature of the election, the New York Stock Exchange (NYSE) rules governing brokers’ discretionary authority will limit the ability of such brokers to exercise discretionary authority regarding any of the proposals to be voted on at the annual meeting, whether “routine” or not.
If your broker, bank or other nominee forwards Land & Buildings' proxy materials to you, it will only be able to vote your shares with respect to any proposals at the annual meeting if you have instructed them on how to vote. If you hold your shares in street name, it is critical that you cast your vote and instruct your bank, broker, or other nominee on how to vote if you want your vote to count at the annual meeting. If you do not provide voting instructions, your shares will be considered “broker non-votes” because the broker will not have discretionary authority to vote thereon. Broker non-votes will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Therefore, it is very important for you to vote your shares for each proposal.

What vote is required to approve each item?

Vote Impact on Approval of Proposal
Proposal	Required Approval	For	Withhold/Against	Abstention	Broker Non-Votes

1 - Election of Directors	Plurality (most votes cast For)*	For the director nominee(s)	Against the director nominee(s)	—	Not a vote cast

2 - Ratification of Appointment of Independent Registered Public Accounting Firm	Two-thirds of the shares of Voting Stock outstanding	For the proposal	Against the proposal	Against the proposal	Against the proposal*

3 - Advisory Approval of the Compensation of Our Named Executive Officers	Two-thirds of the shares of Voting Stock outstanding	For the proposal	Against the proposal	Against the proposal	Against the proposal

4 - Approval of the 2018 Omnibus Long-Term Incentive Plan	Two-thirds of the shares of Voting Stock outstanding	For the proposal	Against the proposal	Against the proposal	Against the proposal

5 - Land & Buildings Proposal, if Presented at the Meeting	Two-thirds of the shares of Voting Stock outstanding	For the proposal	Against the proposal	Against the proposal	Against the proposal
* In light of the nomination notice provided by Land & Buildings, we expect the annual meeting to have a contested director election, which means that our majority voting policy (see Corporate Governance Guidelines) would not apply and that banks, brokers and other nominees will not have the discretion to vote for "routine matters," such as the ratification of our independent auditor, with respect to any shares held in accounts to which they have forwarded Land & Buildings' proxy materials.
You will NOT help elect the Board's nominees if you sign and return [Color] proxy cards sent by Land & Buildings even if you vote to "withhold" your vote with respect to their directors using the [Color] proxy card. In fact, doing so will cancel any previous vote you cast on the Company's WHITE proxy card. The only way to support your Board's nominees is to vote FOR the Board's nominees on the WHITE proxy card.
If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board does not propose to conduct any business at the annual meeting other than as stated above.
Although the advisory vote in Proposals 2, 3, and 5 are not binding on the Company, the Board and/or respective committee will take your vote into consideration in determining future activities.

Is a registered list of shareholders available?
The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on [ ], 2018 at [ ] for any purpose reasonably relevant to the meeting.

How do I find out the voting results?
The Company intends to disclose the final voting results in a current report on Form 8-K within four business days of the annual meeting. To the extent final voting results are not then available, due to the contested nature of the annual meeting, the Company will file preliminary voting results on Form 8-K within four business days of the annual meeting and report the final voting results on Form 8-K as soon as they are available.

How can I obtain an additional WHITE proxy card or voting instruction form?
If you lose, misplace or otherwise need to obtain a WHITE proxy card or voting instruction form:

•	If you are a shareholder of record, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers may call toll-free at (888)-750-5833); or

•	If you are the beneficial owner of shares held indirectly through a broker, bank or other nominee, contact your account representative at that organization.

How can I access the Company's proxy materials and other reports filed with the SEC?
The Company's website, www.taubman.com, under the Investors - Financial Information - SEC Filings tab provides free access to the Company's reports with the U.S. Securities and Exchange Commission (the SEC) as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports. Further, you can view these documents on a website maintained by the SEC at www.sec.gov.
You may access the Company’s proxy statement and 2017 Annual Report on-line at investors.taubman.com.  If you would like to receive additional paper copies without charge, please call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834.
The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as hyperlinks and, except as specified herein, the information contained on such websites is not part of this proxy statement.

BACKGROUND OF THE SOLICITATION
During the 2017 proxy season, Land & Buildings engaged in an unsuccessful campaign to elect two nominees - including Jonathan Litt, its Chief Investment Officer and founder - to Taubman’s Board, the background for which is presented in our proxy statement for the 2017 annual meeting. At our 2017 annual meeting, shareholders elected all three of the Company’s nominees - Mr. R. Taubman, Mr. Ullman III, our lead independent director and chair of our Nominating and Corporate Governance Committee, and Ms. Buckley Marakovits - to terms ending at the 2020 annual meeting. Contrary to Mr. Litt’s claims, there were active managers and “passive” investors alike that supported the Board’s nominees, which resulted in the re-election of all of the Board’s recommended nominees and the failure of Mr. Litt and Mr. Elson to be elected. Also during the 2017 proxy season, as a result of our extensive engagement program with shareholders, we made a commitment to pursue accelerated board refreshment and to move forward with transitioning to annual elections for directors and declassifying the Board by the 2020 annual meeting.
Following our 2017 annual meeting, we continued to engage with shareholders on our board refreshment and declassification commitments, including soliciting shareholder input on appropriate skills, qualifications and experiences that would optimize the composition of our Board. Our Board also engaged Heidrick & Struggles, a leading, nationally recognized independent director search firm, to search for potential candidates, with a focus on bringing additive skillsets to the Board, increasing diversity and reducing the average age and tenure of our independent directors.
In June 2017, Land & Buildings commenced a campaign to solicit shareholder support in order to call a special meeting. In connection with that solicitation, in June and July 2017, Land & Buildings sent a private letter to Mr. R. Taubman, issued a number of press releases and published an investor presentation to ISS.
On July 26, 2017, following further engagement with shareholders, we issued a press release providing updates on our previously announced governance commitments. Specifically, we disclosed our specific intent to announce at least two new independent directors prior to the 2018 annual meeting and an additional third new independent director by the 2019 annual meeting, along with a like number of director retirements. We also announced that we would transition to annual elections as previously announced, with directors elected for one-year terms beginning with the 2018 class of directors, and our Board to be fully declassified by the 2020 annual meeting (when the terms of the 2017 director class ends). The next day, Land & Buildings issued a press release stating that it would withdraw its solicitation for a special meeting.
In the summer and fall of 2017, our Board and the Nominating and Corporate Governance Committee continued to review the director candidates identified by our shareholders and by Heidrick & Struggles, with a focus on the perspectives, recommendations and information provided by our shareholders as to potential criteria and candidates for our Board, governance practices, existing Board composition, our skills matrix for director candidates and the current and future strategic needs of the Company.
From August to December 2017, Land & Buildings issued a number of press releases and investor presentations reacting to our earnings releases and other Company news. Other than these press releases and investor presentations, Land & Buildings never contacted the Company or otherwise engaged with us during this time.
After completing its review processes in November 2017, the Nominating and Corporate Governance Committee recommended that our Board appoint Mayree C. Clark, Founding Partner of Eachwin Capital LP, and Michael J. Embler, private investor and former Chief Investment Officer for Franklin Mutual Advisers LLC, to our Board, following the resignations of Graham Allison and Peter Karmanos, Jr., which became effective January 15, 2018. Ms. Clark and Mr. Embler are candidates who had been identified by Heidrick & Struggles. In addition, the Nominating and Corporate Governance Committee recommended that the Board amend the Company’s restated by-laws to effect our Board’s transition to annual elections, along the lines previously announced. Following deliberation and review, our Board adopted the Nominating and Corporate Governance Committee’s recommendations, and we announced these actions on November 9, 2017.
Ms. Clark and Mr. Embler joined our Board on January 16, 2018.
On February 26, 2018, Land & Buildings issued a press release reacting to the Company’s fourth quarter earnings report, but otherwise did not engage with the Company.

On March 1, 2018, one business day before the nomination deadline, Land & Buildings submitted notice of its intent to again nominate a candidate for election to the Board and to submit a non-binding proposal to be presented at the 2018 annual meeting. Land & Buildings announced its nomination notice by press release on March 2, 2018 and did not disclose in that press release that Land & Buildings’ nominee was, once again, its own Chief Investment Officer and founder - Mr. Litt.
On March 8, 2018, the Nominating and Corporate Governance Committee met and, among other things, reviewed and discussed the following: our Board’s composition; director qualification criteria; shareholder perspectives; and the backgrounds, career experiences and potential contributions of the director candidates. The Committee discussed each of the incumbent directors whose terms would be expiring at the 2018 annual meeting (namely, Messrs. W. Taubman and Embler and Ms. Clark) and the candidate nominated by Land & Buildings (namely Mr. Litt) in-depth, using the Board and the Committee’s criteria for director evaluation. With respect to Mr. Litt’s candidacy, the Committee noted that Mr. Ullman, the Chair of the Nominating and Corporate Governance Committee and Lead Director, had previously interviewed Mr. Litt on behalf of the Board in March 2017, in connection with Land & Buildings’ previous nomination of Mr. Litt as a candidate for the 2017 annual meeting, at which time the two had discussed Mr. Litt’s views on the Company and Mr. Litt’s candidacy and qualifications for service on the Board.
This interview was considered, along with additional information regarding Mr. Litt’s background. Following discussion of each candidate, the Committee determined to recommend Messrs. W. Taubman and Embler and Ms. Clark to our Board for election at the 2018 annual meeting. The skills, attributes and qualifications of our nominees and other directors are discussed in-depth in this Proxy Statement in the sections titled “Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “Director Background and Qualifications”, beginning on pages 16 and 18, respectively.
On March 8, 2018, our Board - following discussion about the director candidates and Land & Buildings’ nominee; a review of the Board’s composition, director qualification criteria, perspectives provided by shareholders and the backgrounds, career experiences and potential contributions of the nominees; and after considering the recommendation of the Nominating and Corporate Governance Committee - determined to name Messrs. W. Taubman and Embler and Ms. Clark as the Board’s recommended nominees in the Company’s proxy statement for the 2018 annual meeting. In addition, after full discussion of Land & Buildings’ proposal, our Board determined to recommend that shareholders vote against the proposal because it is not in the best interests of the Company and our shareholders. The Board’s rationale for this recommendation is detailed in “Proposal 5 - Land & Buildings Proposal.”
On March 21, 2018, Land & Buildings issued a press release criticizing the Company’s performance, and stating that it would withdraw from its proxy fight if the Company appointed Mr. Litt to the Board and formed a special committee to eliminate the Series B Preferred Stock. It filed its preliminary proxy statement for the 2018 annual meeting on April 5, 2018.
Land & Buildings, of which Mr. Litt is the founder and Chief Investment Officer, is an adverse party in litigation commenced by Land & Building in the United States District Court for the Eastern District of Michigan. On June 23, 2017, the Company moved to dismiss Land & Buildings’ amended complaint for failure to state a claim upon which relief can be granted. On August 16, 2017, after full briefing and oral argument, the District Court granted the Company’s motion and dismissed Land & Buildings’ amended complaint with prejudice. Land & Buildings appealed the District Court’s decision to the United States Court of Appeals for the Sixth Circuit on September 13, 2017. The appeal has been fully briefed and argued and remains pending at this time. The Company believes that the allegations in Land & Buildings’ complaint are without merit and continues to defend against them vigorously.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Capital and Voting Structure
As shown in the chart below, the Company’s sole asset is an approximate 71% partnership interest in The Taubman Realty Group Limited Partnership (“TRG,” or the “operating partnership”), of which the Company is the sole managing general partner. TRG, in turn, beneficially owns interests in shopping centers and in the management company. The remaining approximately 29% of the TRG partnership interests are held by TRG’s partners other than the Company (the “Other TRG Partners”), including members of the Taubman family. Under the Company’s articles of incorporation, the Other TRG Partners may purchase shares of Series B Preferred Stock (“Series B shares”) up to the greater of (i) 5% of the outstanding Series B shares or (ii) number of partnership interests that they own. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon at the annual meeting.
Common shareholders in the Company hold an approximate 71% voting interest in the Company. The Other TRG Partners, through their ownership of Series B shares, hold an approximate 29% voting interest in the Company, corresponding to their approximate 29% partnership interest in TRG. Thus, the economics and voting are in full alignment.

Public Shareholders
~71%
voting interest
Taubman Centers, Inc.
Public REIT (NYSE : TCO)
Sole Managing General Partner of TRG
~29% voting interest
Other TRG Partners (including members of the Taubman family)
~71%
partnership interest
~29%
partnership interest
The Taubman Realty Group Limited Partnership (TRG)
Operating Partnership
Owns interests in:
21 U.S. shopping centers
3 Asia shopping centers
The Taubman Company LLC (property manager and leasing agent)

Ownership Table

The following table sets forth information regarding the beneficial ownership of the Company's equity securities as of April 2, 2018 by each director and named executive officer (NEO) and all of the directors and executive officers as a group. The following table also sets forth information regarding the beneficial ownership of the Company's Voting Stock by beneficial owners of more than 5% of either class of the Company's Voting Stock. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon at the annual meeting.
The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of common stock and Series B Preferred Stock in aggregate. The notes to the table include information regarding Series B Preferred Stock holdings of Robert Taubman, William Taubman, Gayle Taubman Kalisman, the A. Alfred Taubman Restated Revocable Trust and Taubman Ventures Group LLC. The notes also include the percentage ownership of the shares of common stock and/or Series B Preferred Stock on a separate basis to the extent the holder's ownership of such class represents greater than 1% of the outstanding shares. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the shares listed below.

		Number of Shares Which Can Be Acquired Within 60 Days of Record Date
Directors, Executive Officers and More Than 5% Shareholders (1)	Number of Shares Owned Directly or Indirectly	Upon Exercise of Options Exercisable Within 60 Days	Held in Deferral Plans (2)	Number of Shares Beneficially Owned		Percent of Shares
Robert S. Taubman	25,629,584	—	871,262	26,500,846	(3)(7)	30.5
Simon J. Leopold	15,024	—	—	15,024		*
William S. Taubman	25,272,788	—	—	25,272,788	(4)(7)	29.4
Peter J. Sharp	2,915	—	—	2,915		*
Paul A. Wright	2,657	—	—	2,657		*
Jerome A. Chazen	60,000	—	42,578	102,578		*
Mayree C. Clark	1,149	—	—	1,149		*
Michael J. Embler	—	—	1,055	1,055		*
Craig M. Hatkoff	6,562	—	—	6,562		*
Cia Buckley Marakovits	4,000	—	5,221	9,221		*
Ronald W. Tysoe	—	—	21,263	21,263		*
Myron E. Ullman, III	15,025	—	8,600	23,625		*
A. Alfred Taubman Restated Revocable Trust	22,503,379	—	—	22,503,379	(5)(7)	26.2
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
Gayle Taubman Kalisman	22,976,168	—	—	22,976,168	(6)(7)	26.7
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
Taubman Ventures Group LLC	22,498,279	—	—	22,498,279	(7)	26.2
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
The Vanguard Group, Inc.	9,540,281	—	—	9,540,281	(8)	11.1
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	6,655,154	—	—	6,655,154	(9)	7.7
55 East 52nd Street New York, NY 10055
Long Pond Capital, L.P.	4,115,222	—	—	4,115,222	(10)	4.8
527 Madison Avenue, 15th Floor New York, NY 10022
Vanguard Specialized Funds-Vanguard REIT Index Fund	4,088,165	—	—	4,088,165	(11)	4.8
100 Vanguard Blvd. Malvern, PA 19355
Directors and Executive Officers as a group (13 persons)	25,983,775	—	949,978	26,933,753	(12)	31.0

* less than 1%

(1)
The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Except as set forth in note 3 regarding TRG units subject to issuance under the option deferral agreement, the share figures assume that all TRG units issued upon the exercise of options (options) granted under the 2008 Omnibus Plan will be immediately exchanged for an equal number of shares of common stock in accordance with the Company's exchange offer (the Continuing Offer) to holders of options and certain partners in TRG. Share figures shown also assume that outstanding TRG units are not exchanged for common stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are owned by each holder of TRG units) and that outstanding shares of Series B Preferred Stock are not converted into common stock (which is permitted, under specified circumstances, at the ratio of one share of common stock for each 14,000 shares of Series B Preferred Stock, with any resulting fractional shares redeemed for cash). As of April 2, 2018, there were 85,929,433 beneficially owned shares of Voting Stock outstanding, consisting of 60,992,212 shares of common stock and 24,937,221 shares of Series B Preferred Stock.

(2)	See note 3 below for a description of Robert Taubman's option deferral agreement.
Under the Taubman Centers, Inc. Non-Employee Directors' Deferred Compensation Plan, the restricted share units granted are fully vested at the time of grant but do not have voting rights. The deferral period continues until the earlier of the termination of director service or a change of control.

(3)
Consists of (A) 239 shares of Series B Preferred Stock owned by Robert Taubman, 1,338,496 shares of Series B Preferred Stock owned by R & W-TRG LLC (R&W), a company owned by Robert Taubman and his brother, William Taubman (shared voting and dispositive power), 22,311,442 shares of Series B Preferred Stock owned by Taubman Ventures Group LLC (TVG) (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power), 472,650 shares of Series B Preferred Stock owned by TF Associates, LLC (TFA) (shared voting and dispositive power) and 871,262 shares of Series B Preferred Stock subject to issuance under an option deferral agreement (See “Non-qualified Deferred Compensation in 2016” for a description of such agreement) (in aggregate, 96.9% of the Series B Preferred Stock) and (B) 46,275 shares of common stock that Robert Taubman owns, 265,246 shares of common stock that RSTCO, LLC owns, 264,000 shares of common stock owned by an irrevocable trust for which Mr. Taubman is the sole trustee for the benefit of Mr. Taubman and his children, 27,895 of common shares owned in UTMA accounts for the benefit of his children, 711,504 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power) (in aggregate, 2.5% of the common stock).

To avoid duplication, excludes TRG units owned by Robert Taubman, R&W, TVG, TG Partners and TFA, and 871,262 TRG units subject to issuance under the option deferral agreement. Robert Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TVG, TG Partners and TFA beyond his pecuniary interest in such entities. See note 7.
R&W has pledged 1,338,496 shares of Series B Preferred Stock, 1,338,496 TRG units, and 711,504 shares of common stock, to Citibank, N.A. as collateral for various loans. RSTCO, LLC has pledged 265,246 shares of common stock to Bank of America, N.A. See "Corporate Governance - Insider Trading Policy - Pledging" for additional information regarding such pledges.

(4)
Consists of (A) 239 shares of Series B Preferred Stock owned by William Taubman, 1,338,496 shares of Series B Preferred Stock owned by R&W (shared voting and dispositive power), 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power) and 472,650 shares of Series B Preferred Stock owned by TFA (shared voting and dispositive power) (in aggregate, 96.8% of the Series B Preferred Stock), and (B) 43,032 shares of common stock that William Taubman owns, 203,588 shares of common stock that WSTCO, LLC owns, 711,504 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power) (in aggregate, 1.9% of the common stock).

To avoid duplication, excludes TRG units owned by William Taubman, R&W, TVG, TG Partners and TFA. William Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TVG, TG Partners and TFA beyond his pecuniary interest in such entities. See note 7.
R&W has pledged 1,338,496 shares of Series B Preferred Stock, 1,338,496 TRG units, and 711,504 shares of common stock, to Citibank, N.A. as collateral for various loans. WSTCO, LLC has pledged 203,588 shares of common stock to Bank of America, N.A. See "Corporate Governance - Insider Trading Policy - Pledging" for additional information regarding such pledges.

(5)
Includes 100 shares of common stock owned by the A. Alfred Taubman Restated Revocable Trust and 186,837 shares of common stock owned by TVG (shared voting and dispositive power). Also includes 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power) and 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power) (in aggregate, 89.5% of the Series B Preferred Stock). To avoid duplication, excludes TRG units of the same amount as Series B Preferred Stock owned by such entities. The A. Alfred Taubman Restated Revocable Trust has sole authority to vote and dispose of the shares of Series B Preferred Stock owned by TG Partners. The A. Alfred Taubman Restated Revocable Trust disclaims beneficial ownership in the Voting Stock and TRG units owned by TVG and TG Partners beyond its pecuniary interest in those entities.

(6)
Consists of 239 shares of Series B Preferred Stock owned by Gayle Taubman Kalisman, 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power) and 472,650 shares of Series B Preferred Stock owned by TFA (shared voting and dispositive power) (in aggregate, 91.4% of the Series B Preferred Stock) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power).

To avoid duplication, excludes the TRG units owned by Gayle Taubman Kalisman, TVG, TG Partners and TFA. Gayle Taubman Kalisman disclaims any beneficial interest in the Voting Stock and TRG units owned by TVG, TG Partners and TFA beyond her pecuniary interest in such entities. See note 7.

(7)
Robert Taubman, William Taubman and Gayle Taubman Kalisman are co-trustees of the A. Alfred Taubman Restated Revocable Trust, and share voting and dispositive power over shares and TRG units beneficially owned by such trust. The A. Alfred Taubman Restated Revocable Trust, Robert Taubman, William Taubman and Gayle Taubman Kalisman may be deemed to beneficially own 186,837 shares of common stock owned by TVG, 5,000 shares of Series B Preferred Stock owned by TG Partners, 22,311,442 shares of Series B Preferred Stock owned by TVG and 472,650 shares of Series B Preferred Stock owned by TFA. Such amounts are disclosed in notes 3, 4, 5 and 6. To avoid duplication, excludes the TRG units owned by TVG, TG Partners and TFA. Each person disclaims beneficial ownership in the Voting Stock and TRG units owned by TVG, TFA and TG Partners beyond such person's pecuniary interest in such entities.

(8)
Pursuant to Schedule 13G/A filed with the SEC on February 23, 2018. Represents 15.6% of the common stock. The Vanguard Group, Inc. has sole power to vote 102,326 shares, shared power to vote 78,497 shares, sole power to dispose 9,433,904 shares, and shared power to dispose 106,377 shares.

(9)
Pursuant to Schedule 13G/A filed with the SEC on January 19, 2018. Represents 10.9% of the common stock. This report includes holdings of various subsidiaries of the holding company. BlackRock, Inc. has sole power to vote 6,416,784 shares and sole power to dispose 6,655,154 shares.

(10)
Pursuant to a Schedule 13G filed with the SEC on February 13, 2018. Represents 6.7% of the common stock. This report includes holdings purchased by Long Pond Capital, LP ("Long Pond LP") through accounts of certain private funds (collectively "the Long Pond Funds"). Long Pond LP serves as the investment manager to the Long Pond Funds and may direct the vote and disposition of the 4,115,222 shares held by the Long Pond Funds. Long Pond Capital GP, LLC serves as the general parter of Long Pond LP and may direct Long Pond LP to direct the vote and disposition of the 4,115,222 shares. As principal of Long Pond LP, John Khoury may direct the vote and disposition of the 4,115,222 shares held by the Long Pond Funds.

(11)	Pursuant to a Schedule 13G/A filed with the SEC on February 2, 2018. Represents 6.7% of the common stock. Vanguard Specialized Funds-Vanguard REIT Index Fund has sole power to vote 4,088,165 shares.

(12)
Consists of an aggregate of (A) 1,885,709 shares of common stock beneficially owned and 78,716 shares of common stock subject to issuance under the Non-Employee Directors' Deferred Compensation Plan (in aggregate, 3.2% of the common stock), and (B) 24,128,066 shares of Series B Preferred Stock beneficially owned and 871,262 shares of Series B Preferred Stock subject to issuance under the option deferral agreement (see note 3 above) (in aggregate, 96.9% of the Series B Preferred Stock).

See notes 3 and 4 for shares and units pledged as collateral.

Ownership Limit

Under the Company's Restated Articles of Incorporation (the Articles), in general, no shareholder may own more than 8.23% (the Ownership Limit) in value of the Company's “Capital Stock” (which term refers to the common stock, preferred stock and “Excess Stock,” as defined below). The Articles specifically permit two pension trusts to each own 9.9% in value of the Company's Capital Stock and a third pension trust to own 13.74% in value of the Company's Capital Stock (collectively, the Existing Holder Limit). In addition, the Board has the authority to allow a “look through entity” to own up to 9.9% in value of the Capital Stock (the Look Through Entity Limit), provided that after application of certain constructive ownership rules under the Internal Revenue Code of 1986, as amended (the IRC), and rules defining beneficial ownership under the Michigan Business Corporation Act, no individual would constructively or beneficially own more than the Ownership Limit. A look through entity is an entity (other than a qualified trust under Section 401(a) of the IRC, certain other tax-exempt entities described in the Articles, or an entity that owns 10% or more of the equity of any tenant from which the Company or TRG receives or accrues rent from real property) that provides the affirmation as to its tax status and ownership required by the Articles. Changes in the ownership limits cannot be made by the Board and would require an amendment to our Articles. Amendments to the Articles require the affirmative vote of holders owning not less than two thirds of the outstanding Voting Stock.

The Articles provide that if the transfer of any shares of Capital Stock or a change in the Company's capital structure would cause any person (a Purported Transferee) to own Capital Stock in excess of the Ownership Limit, the Look Through Entity Limit, or the applicable Existing Holder Limit, then the transfer is to be treated as invalid from the outset, and the shares in excess of the applicable ownership limit automatically acquire the status of “Excess Stock.” A Purported Transferee of Excess Stock acquires no rights to shares of Excess Stock. Rather, the certificates evidencing the shares that are Excess Stock are to be surrendered to an agent designated from time to time by the Board (the Designated Agent) who will act as attorney-in-fact for one or more charitable organizations designated from time to time by the Board (each, a Designated Charity). The Designated Agent will sell the Excess Stock, and any increase in value of the Excess Stock between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity. A Purported Transferee must notify the Company of any transfer resulting in shares converting into Excess Stock, as well as such other information regarding such person's ownership of the capital stock as the Company requests.

Under the Articles, only the Designated Agent has the right to vote shares of Excess Stock; however, the Articles also provide that votes cast with respect to certain irreversible corporate actions (e.g., a merger or sale of the Company) will not be invalidated if erroneously voted by the Purported Transferee. The Articles also provide that a director is deemed to be a director for all purposes, notwithstanding a Purported Transferee's unauthorized exercise of voting rights with respect to shares of Excess Stock in connection with such director's election.

Robert Taubman, William Taubman, Gayle Taubman Kalisman and the A. Alfred Taubman Restated Revocable Trust (the Revocable Trust) may be deemed to beneficially own 30.5%, 29.4%, 26.7%, and 26.2% of the Voting Stock, respectively, as of April 2, 2018, and the combined beneficial ownership of the members of the Taubman family (although members of the Taubman family are not a “group” for purposes of beneficial ownership) is 96.8% of the outstanding Series B Preferred Stock and 2.9% of the outstanding common stock as of April 2, 2018. The Series B Preferred Stock is not traded over any exchange or quotation system, but it is convertible into common stock traded on the New York Stock Exchange at a ratio of 14,000 shares of Series B Preferred Stock to one share of common stock, and therefore one share of Series B Preferred Stock has a value of 1/14,000ths of the value of one share of common stock. Accordingly, the foregoing ownership of Voting Stock does not violate the ownership limitations set forth in the Articles.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board currently consists of nine members serving three-year staggered terms. Under the Company's Restated Articles of Incorporation, a majority of the Company's directors must not be officers or employees of the Company or its subsidiaries. The Board previously decided to transition to annual elections in which directors will be elected for one-year terms beginning with the 2018 class of directors such that the Board will be fully declassified by the 2020 annual meeting. Three directors are to be elected at the annual meeting, each to serve until the 2019 annual meeting of shareholders or until such director's earlier resignation, retirement or other termination of service.
As set forth in the Company's Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider re-nominating incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company, the results of Board self-evaluations, any potential or actual conflicts of interest and other qualifications and characteristics set forth in the charter of the Nominating and Corporate Governance Committee. In connection with the selection and nomination process, the Nominating and Corporate Governance Committee also reviews the desired experience, mix of skills and other individual and aggregate qualities and attributes to assure appropriate Board composition, taking into account the current Board members, the specific needs of the Company and the Board and the Board’s ongoing self-evaluations. The Board and Committee also desire to include highly qualified women and other diverse candidates in the pool of candidates considered for new directorships. The process is designed to ensure that the Board includes members with a diversity of viewpoints, backgrounds, skills and experience, including as to appropriate financial and other expertise relevant to the business of the Company.
The Board has re-nominated Mayree C. Clark, Michael J. Embler and William S. Taubman for new one-year terms. Each nominee has consented to be named in this proxy statement and agreed to continue to serve as a director if elected by the shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee and make appropriate disclosures. Alternatively, the Board may leave the position vacant. Additional information regarding the directors and director nominees of the Company is set forth below.
One director whose term is expiring and has been re-nominated, William S. Taubman, and one current director whose term is not expiring, Robert S. Taubman, were initially nominated by the holders of the Series B Preferred Stock. The holders of the Series B Preferred Stock are entitled to nominate up to four persons for election as directors of the Board. The number of persons that the Series B holders may nominate in any given year is reduced by the Series B nominees who currently sit as directors and whose terms will not expire in that year. The holders of Series B Preferred Stock are entitled to nominate two more individuals for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting.
Land & Buildings has notified the Company that it intends to propose an alternative director nominee for election at the annual meeting. Accordingly, the three nominees receiving the highest number of "FOR" votes will be elected. Withhold votes will be counted as present for purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.
The Board does not endorse Land & Buildings' nominee and recommends that you vote "FOR" the election of each of the nominees proposed by the Board. The Board strongly urges you not to sign or return any [Color] proxy card sent to you by Land & Buildings. If you have previously submitted a [Color] proxy card sent to you by Land & Buildings, you can vote for the Board's nominees and on the other matters to be voted on at the annual meeting by using the enclosed WHITE proxy card or voting instruction form (including via the telephone or Internet methods of voting specified thereon) which will automatically revoke your prior proxy. Any later-dated [Color] proxy card that you send to Land & Buildings will also revoke your proxy, including any WHITE proxy card that you have voted FOR our Board of Directors' nominees. We strongly urge you not to sign or return any [Color] proxy cards sent to you by Land & Buildings.
The Board recommends that you vote “FOR” each of the three Board nominees for election (Ms. Clark, Mr. Embler and Mr. Taubman) on the WHITE proxy card or voting instruction form (including via the telephone or Internet methods of voting specified thereon).
The Board unanimously recommends that the shareholders use the enclosed WHITE proxy card to vote FOR each of the Company's three director nominees that stand for re-election.

Directors
The directors and director nominees of the Company are as follows:

Name	Age	Title	Term Ending
Mayree C. Clark	61	Director	2018
Michael J. Embler	54	Director	2018
William S. Taubman	59	Chief Operating Officer and Director	2018
Jerome A. Chazen	91	Director	2019
Craig M. Hatkoff	64	Director	2019
Ronald W. Tysoe	65	Director	2019
Robert S. Taubman	64	Chairman of the Board, President and Chief Executive Officer	2020
Cia Buckley Marakovits	53	Director	2020
Myron E. Ullman, III	71	Lead Director	2020

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board
Board Refreshment. The Board recognizes the benefit of seeking new directors with exceptional talent and varied experience that can contribute to performance and value creation. Since April 2016, the Board has added four new independent directors, including Ms. Clark and Mr. Embler in January 2018, and has announced its commitment to appointing an additional new independent director no later than the 2019 annual meeting. The Nominating and Corporate Governance Committee continues to work with a leading third-party search firm with respect to identifying an additional new independent director for the Board. The Board has also determined not to establish term limits for directors because it also believes that having one or more longer-tenured directors offers the Company institutional knowledge and deep insight into the Company's operations across a variety of economic and competitive environments. Director continuity is of increased importance in real estate, and specifically for developers of regional malls due to the longer-term nature of the projects and relationships.
Change in Occupation. The Corporate Governance Guidelines provide that when a director's principal occupation or business changes substantially, the director must notify the Nominating and Corporate Governance Committee and should submit a letter of resignation to the Board to be effective upon acceptance by the Board. It is the Board's view that any such director should not necessarily leave the Board; in determining whether to accept such resignation, it will review whether the new occupation, retirement or other change is consistent with the rationale for the director's appointment or nomination and the guidelines for Board membership.
Other Qualifications, Attributes, Skills and Experience. As set forth in the Company's Corporate Governance Guidelines, in connection with the selection and nomination process, the Nominating and Corporate Governance Committee reviews the desired experience, mix of skills and other individual and aggregate qualities and attributes to assure appropriate Board composition, taking into account the current Board members, the specific needs of the Company and the Board and the Board’s ongoing self-evaluations. The Board also requires directors and nominees to have displayed high ethical standards, integrity, and sound business judgment. The Board and Committee also desire to include highly qualified women and other diverse candidates in the pool of candidates considered for new directorships, and recently codified this commitment in amendments to our governance documents. The process is designed to ensure that the Board includes members with a diversity of viewpoints, backgrounds, skills and experience, including as to appropriate financial and other expertise relevant to the business of the Company. The Nominating and Corporate Governance Committee believes that directors and nominees with the following qualities and experiences can assist in meeting this goal:

•	Senior Leadership Experience.

Directors with experience in significant leadership positions provide the Company with experience and perspective in analyzing, shaping and overseeing the execution of operational, organizational and policy issues at a senior level. Further, they have a practical understanding of balancing operational needs and risk management. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit the Company.

•	Business Entrepreneurship and Transactional Experience.

Directors who have backgrounds in entrepreneurial businesses and growth transactions can provide insight into developing and implementing strategies for entering into new business segments, partnering in joint ventures, growing via mergers and acquisitions and technology innovation. Further, they have a practical understanding of the importance of “fit” with the Company's culture and strategy, the valuation of transactions and business opportunities, and management's plans for integration with existing operations. The Company's continuing efforts to expand in Asia and utilize technology have benefited from the Board's entrepreneurial and transactional experience.

•	Financial and Accounting Experience.

An understanding of the financial markets, corporate finance, accounting requirements and regulations, and accounting and financial reporting processes allows directors to understand, oversee and advise management with respect to the Company's operating and strategic performance, capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also values investor stewardship experience and seeks to have a number of directors who qualify as financial experts under SEC rules. We expect all of our directors to be financially knowledgeable.

•	Real Estate Experience.

An understanding of real estate issues, particularly with respect to regional mall shopping centers, outlet centers and mixed-use centers, department stores and other key tenants, real estate development and real estate investment companies generally, allows directors to bring critical industry-specific knowledge and experience to the Company. Education and experience in the real estate industry is useful in understanding the Company's development, leasing and management of shopping centers, acquisition and disposition of centers, the Company's strategic vision and the competitive landscape of the industry.

•	Brand Marketing, Social Media and Technology Expertise.

The Company utilizes a retailing approach to the management and leasing of its centers, with a key focus on having a large, diverse selection of retail stores in each center and a constantly changing mix of tenants to address retail trends and new retail concepts. The Company also provides innovative initiatives to heighten the shopping experience and build customer loyalty, including through social media and technology programs. Directors who have brand marketing, social media and technology expertise, as well as knowledge of the fashion industry, can provide expertise and guidance as the Company seeks to maintain and expand brand and product awareness and a positive reputation.

•	Public Company Board Experience.

Directors who serve or have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, corporate governance, and oversight of a changing mix of strategic, operational, and compliance-related matters.

•	Global Expertise.
The Company is expanding its platform into China and South Korea, and therefore directors with global expertise can provide a useful business, regulatory, strategic and cultural perspective regarding aspects of our business.

Director Background and Qualifications
The following biographies set forth the business experience during at least the past five years of each director nominee and each director whose term of office will continue after the annual meeting. In addition, the following includes, for each director, a brief discussion of the specific experiences, qualifications, attributes and skills that led to the conclusion that each director should serve on the Board at this time in light of the goals set forth above.
2018 Director Nominees:

Mayree C. Clark Director since: 2018 Age: 61
Qualifications, Attributes, Skills and Experience:
» Brings extensive business leadership experience as CEO of an investment management firm and as an executive of a major public financial services company

» Possesses experience in real estate, investment banking and capital markets, asset management, strategic planning, governance, and risk management, as well as extensive global exposure through her prior professional positions and service on other boards and professional organizations

» Appointed by the Council of Institutional Investors to serve on the 2018 Corporate Governance Advisory Council

» Served on the Board of the Stanford Management Company, which is responsible for Stanford University's endowment (2007-2015) and Commonfund (1992-2004)

Current Occupation(s):
» Founding partner of Eachwin Capital, an investment management organization, which she led from 2011 to late 2016 for the benefit of third party investors and now runs for her family's investments

Prior Occupation(s):
» Partner and member of the executive committee of AEA Holdings, and a Senior Advisor to its real estate affiliate, Aetos Capital Asia from 2006 to 2010

» Held a variety of executive positions at Morgan Stanley over a span of 24 years from 1981 to 2005, serving as Head of Real Estate Capital Markets, Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of MSCI

Other Public Company Board(s):
» Director of Ally Financial Inc. (since 2009) (including service as Chair of the Risk Committee and member of the Audit Committee)
» Recently nominated for election to the Supervisory Board of Deutsche Bank

Michael J. Embler Director since: 2018 Age: 54
Qualifications, Attributes, Skills and Experience:
» Brings experience in finance, asset management and restructurings, capital markets and capital management

» Possesses experience as a senior executive, perspective as an institutional investor and service as a public company director

» Serves as a director of Mohonk Preserve, a non-profit land trust in New York State, where he serves as Treasurer and Chair of the Finance Committee

» As a result of the foregoing expertise and experience, Mr. Embler qualifies as a financial expert under SEC rules

Current Occupation(s): » Private investor

Prior Occupation(s):
» Chief Investment Officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc. from 2005 to 2009. Head of its Distressed Investment Group from 2001 to 2005

» From 1992 until 2001, he worked at Nomura Holdings America in positions of increasing responsibility culminating in the position of Managing Director co-heading Nomura's Proprietary Distressed Debt/Special Situations Group

Other Public Company Board(s):
» Director of NMI Holdings, Inc. (since 2012) (including service as the Chair of the Audit Committee and a member of the Compensation Committee)

» Director of American Airlines Group, Inc. (since 2013) (including service on the Audit and Finance Committees)
» Previously served as director of CIT Group Inc. from 2009 to 2016, Abovenet, Inc. from 2003 to 2012, Dynergy Inc. from 2011 to 2012 and Kindred Healthcare from 2001 to 2008

William S. Taubman Director since: 2000 Age: 59
Qualifications, Attributes, Skills and Experience:
» Has led the Company as a principal executive for 24 years and as a director for 18 years

» Unique perspective and understanding of the Company's business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives

» Day-to-day leadership of the Company gives him critical insights into the Company's operations, strategy and competition, and allows him to facilitate the Board's ability to perform its critical oversight function

» Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT industry and regional malls, outlet centers and mixed-use centers on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants

» Served as a financial analyst specializing in mergers and acquisitions before joining the Company

Current Occupation(s):
» Chief Operating Officer of the Company, appointed in 2005, and served as Executive Vice President of the Company from 1994 to 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994

Other:
» Member and past Chairman of the International Council of Shopping Centers

» Member of the Urban Land Institute and the National Association of Real Estate Investment Trusts

» Director of New Detroit and is the immediate Past Chairman; serves as chair of the Fund Development Committee

» Leadership Advisory Board Member for the A. Alfred Taubman Medical Research Institute

» Board of trustees for the Museum of Arts & Design in New York

» Brother of Robert Taubman

Other Public Company Board(s): » None

Directors With Terms Expiring in 2019:

Jerome A. Chazen Director since: 1992 Age: 91
Qualifications, Attributes, Skills and Experience:
» Significant knowledge of the Company and its culture based on his 26 years of service as a director

» In-depth knowledge and expertise in retail shopping, brand marketing, senior leadership, strategic planning, and international business through his development and leadership of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.), which enables him to provide a unique insight to the Company's tenants, centers and international expansion

» Significant expertise in entrepreneurship, finance and accounting, executive management, acquisitions and dispositions, and strategic planning through his leadership of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.) and more recently through his private investment entity and numerous charitable organizations

» Board and board committee experience at other public companies, which enables him to provide significant insight as to governance and compliance-related matters

Current Occupation(s):
» Chairman of Chazen Capital Partners, a private investment company, since 1996

» Chairman Emeritus of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.), a company he founded with three other partners in 1976

» Serves as a board member, executive or trustee for numerous educational and charitable organizations

Prior Occupation(s): » Founder of the Jerome A. Chazen Institute of International Business, the focal point of all international programs at Columbia University Business School
Other Public Company Board(s): » Served as a director of Atrinsic, Inc. (f/k/a New Motion, Inc.) from 2005 to 2013

Craig M. Hatkoff Director since: 2004 Age: 64
Qualifications, Attributes, Skills and Experience:
» In-depth expertise and knowledge of real estate, capital markets, finance, private investing, entrepreneurship and executive management through his work with Chemical Bank, Victor Capital Group and Capital Trust

» Provides a unique insight into the financial markets generally, valuation analysis, strategic planning, and unique financing structures and alternatives from such prior work

» Possesses entrepreneurial, brand marketing, social media, technology and innovation, and senior leadership experience through his private investments and service on the boards of numerous educational and charitable organizations

» Extensive board and board committee experience at other public companies, including his current service at SL Green Realty Corp. and his long-standing service to Capital Trust, Inc., which enables him to provide significant insight as to governance and compliance-related matters particular to real estate companies

Current Occupation(s):
» Starting in 2015, Mr. Hatkoff began serving as an Adjunct Professor at Columbia Business School, where he teaches courses on entrepreneurship and innovation

» Co-founder of the Tribeca Film Festival

» Chairman of Turtle Pond Publications LLC, which is active in children's publishing and entertainment and is a private investor in other entrepreneurial ventures

Prior Occupation(s):
» Served as Vice Chairman of Capital Trust, Inc., a real estate investment management company (NYSE) and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000, and served on the board of directors from 1997 to 2010

» From 2002 to 2005, served as a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City

» Founder and a managing partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc.

» Previously, spent 11 years at Chemical Bank, including as co-head of the real estate investment banking unit, where he was a pioneer in commercial mortgage securitization

Other Public Company Board(s): » Serves as a director of SL Green Realty Corp. (since January 2011) (including as a member of the Nominating and Corporate Governance Committee and the Audit Committee)

Ronald W. Tysoe Director since: 2007 Age: 65
Qualifications, Attributes, Skills and Experience:
» Long-standing service as a senior executive and a director of a company in the retail industry has provided him with extensive knowledge and experience in transactional, brand marketing, strategic planning, governance and international business matters

» Such experience enables Mr. Tysoe to provide unique insight into tenant and development matters and the retail industry generally

» Possesses an in-depth knowledge of accounting and finance from his executive and director positions, which included serving as a chief financial officer

» Extensive Board and Board committee experience at other public companies across many industries, including through his current service to three other public companies, which enables him to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters

» As a result of the foregoing expertise and experience, Mr. Tysoe qualifies as a financial expert under SEC rules

Current Occupation(s):
» Professional Director of Public Company Boards as set forth below:
» Canadian Imperial Bank of Commerce, since February 2004
» Cintas Corporation, since December 2007 (Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee)
» J. C. Penney Company, Inc., since August 2013 (Lead Director; Chairman of the Corporate Governance Committee)

Prior Occupation(s):
» Senior Advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York from October 2006 through September 2007

» Vice Chairman, Finance and Real Estate, of Federated Department Stores, Inc. (now Macy's, Inc.), from April 1990 to 2006, including as Chief Financial Officer of Federated from 1990 to 1997. Served on the Federated board of directors from 1988 until 2005

Other Public Company Board(s):
» In addition to current boards noted herein, also served as a director of Scripps Networks Interactive, Inc. (spun off from E.W. Scripps Company), a media and broadcasting enterprise, from July 2008 to March 2018 (Chairman of the Audit Committee, and a member of the Compensation Committee and Pricing Committee) and Pzena Investment Management, Inc. from December 2008 to August 2013

Directors With Terms Expiring in 2020:

Robert S. Taubman Director since: 1992 Age: 64
Qualifications, Attributes, Skills and Experience:
» Has led the Company as a principal executive officer for 34 years, as a director for 26 years and as Chairman for 17 years. He is a recognized leader in the REIT and regional mall industries

» Under his leadership, the Company’s TSR over the last 20 years has been 1,277%, which had led the public mall REIT sector

» Unique perspective and understanding of the Company's business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. His day-to-day leadership of the Company gives him critical insights into the Company's operations, strategy and competition, and allows him to facilitate the Board's ability to perform its critical oversight function

» Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT industry and regional malls, outlet centers and mixed-use centers on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants

» Extensive board and board committee experience at other public companies, including through his current and long-standing service as a director of Comerica Bank and prior long-term service as a director of Sotheby's Holdings, also provides him significant insight as to governance and compliance-related matters of public companies

Current Occupation(s):
» Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. He has been Chairman since December 2001 and President and CEO since 1990

Other:
» Immediate past Chairman and a director of the Real Estate Roundtable

» Member and former Trustee of the Urban Land Institute

» Member of Executive Board, National Association of Real Estate Investment Trusts

» Member and past trustee of the International Council of Shopping Centers

» Member of the University of Michigan Investment Advisory Committee for its endowment and is involved in a number of other community and philanthropic organizations

» Brother of William Taubman

Other Public Company Board(s):
» Comerica Bank and related predecessor boards since 1987 (currently, a member of the Enterprise Risk Committee)

» Sotheby's Holdings, Inc., the international art auction house, from 2000 through his retirement from the Board in May 2016 (most recently served as Chairman of the Finance Committee)

Myron E. Ullman, III Director since: 2016 (appointed Lead Director in 2016); and served 2003-04 Age: 71
Qualifications, Attributes, Skills and Experience:
» Through his senior leadership and public company board experience with U.S. and international retailers, he brings to the Board extensive knowledge in critical areas, including leadership of global businesses, finance, executive compensation, governance, risk assessment and compliance

» Possesses brand marketing experience and international distribution and operations experience from his roles at major U.S. and international retailers, as well as constructive insights and perspectives from positions he has held in the technology and real estate industries and the public sector

» Experiences as chairman and chief executive officer of various entities during his career provide the Board with insight into the challenges inherent in managing a complex organization

Prior Occupation(s):
» Served as Executive Chairman of J.C. Penney Company, Inc., a chain of retail department stores, from August 2015 to August 2016, and previously from November 2011 to January 2012. From April 2013 to August 2015, served as Chief Executive Officer and a member of the Board of Directors of J.C. Penney Company, Inc. Previously served as the Chairman of the Board of Directors and Chief Executive Officer from December 2004 to November 2011

» Served as Directeur General, Group Managing Director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002
» From January 1995 to June 1999, he served as Chairman and Chief Executive Officer of DFS Group Limited, a retailer of luxury branded merchandise

» From 1992 to 1995, Mr. Ullman served as Chairman and Chief Executive Officer of R.H. Macy & Co., Inc.

» Served as the Chairman of the National Retail Federation from 2006 to 2008

» Served as the Chairman of the Federal Reserve Bank of Dallas from 2008 to 2015

Other Public Company Board(s):
» Serves as Lead Independent Director on the Board of Directors of Starbucks Corporation (including service as Chair of the Compensation and Management Development Committee)

» Has served on the Board of Directors for 11 U.S. and international public companies, including Starbucks, J.C. Penney Company, Inc., Ralph Lauren Corporation, Taubman Centers, Inc., Saks, Inc., R.H. Macy Corporation, LVMH Möet Hennessy Louis Vuitton, and Federated Department Stores, Inc.

Cia Buckley Marakovits Director since: 2016 Age: 53
Qualifications, Attributes, Skills and Experience:
» In-depth expertise and knowledge of real estate (domestic and globally), private investing, fiduciary responsibility with institutional investors, capital markets, finance, risk assessment, compliance and executive management throughout her professional experiences and service with real estate industry associations and in academia

» Extensive experience with real estate investing in diverse asset classes on behalf of numerous, varied institutional investors, which provides her with significant and valuable insight into the Company’s strategic planning and valuation analysis and, especially, our investors’ views regarding those items

» Possesses an in-depth knowledge of accounting and finance from her executive and private director positions, which included serving as President and Chief Financial Officer

» As a result of the foregoing expertise and experience, Ms. Buckley Marakovits qualifies as a financial expert under SEC rules

Current Occupation(s):
» Chief Investment Officer (since 2012), Partner, Managing Director and Member of the Investment Committee (since 2007) of Dune Real Estate Partners LP (which evolved from Dune Capital Management LP)
                                                                                            Prior Occupation(s):
» From 1997 to 2007, held a variety of positions at JER Partners (an affiliate of the J.E. Robert Companies), including Chief Financial Officer, Head of Asset Management, Head of Acquisitions and, most recently, President of the U.S. Fund Business; also served on various investment committees of JER Partners

» Spent nine years in the Real Estate Investment Banking Group of Bankers Trust managing investments in a variety of asset classes

Other:
» Full Member of the Urban Land Institute
» Chair of the Investment Committee for ULI and ULIF
» Member of the Audit Committee ULIF
» Trustee of ULI as well as member of the board and Treasurer of ULI Foundation, active in the Women’s Leadership Initiative
» Member of the Pension Real Estate Association
» Member of Columbia Business School’s MBA Real Estate Program Advisory Board
» Member of the Executive Committee of the Samuel Zell and Robert Lurie Real Estate Center at the Wharton School of Business
» Member of WX, Women Executives in Real Estate
» Member of the Board of Trustees and member of the Finance Committee, Collegiate School
Other Public Company Board(s): » None

Director Independence
The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. The Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director's independence. The Company's Corporate Governance Guidelines set forth the NYSE objective requirements and the Company's additional categorical standards for Board independence, as well as additional independence standards for members of the Audit Committee and the Compensation Committee established by the SEC and the NYSE. The Corporate Governance Guidelines are available on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab.
The Board has determined, after considering all of the relevant facts and circumstances, including written information provided by each director, that all of the non-employee directors, Messrs. Chazen, Embler, Hatkoff, Tysoe and Ullman, and Mses. Buckley Marakovits and Clark are independent from management in accordance with the NYSE listing standards and the Company's Corporate Governance Guidelines.
The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee and the Compensation Committee qualifies as independent in accordance with the additional independence rules established by the SEC and the NYSE.

BOARD MATTERS

The Board of Directors
General
The Board has general oversight responsibility for the Company's affairs and the directors, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Company's day-to-day management, it stays regularly informed about the Company's business and provides guidance to management through periodic meetings and other informal communications. The Board provides critical oversight in, among other things, the Company's strategic and financial planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board committees as described below. The Board also performs an annual performance review of the Board and individual directors.
Board Leadership
Our Board is led by Robert Taubman, the Company's Chairman, President and Chief Executive Officer. Our Board believes the combined Chairman and CEO structure permits a unified strategic vision and provides clear leadership for the Company. Such a structure allows the Company to maintain a cohesive, long-term perspective in creating value, which is critical in our industry. At the same time, our governance structure, including an independent Lead Director with significant and clearly delineated responsibilities, ensures strong, independent oversight of management. The Board believes that this structure promotes effective governance and, under the present circumstances, the Company's leadership structure is in the best interests of the Company and its shareholders.

Lead Director

Following extensive shareholder engagement in recent years, the Board determined to create the role of Lead Director in December 2016 and appointed Myron Ullman, III to such position for a term of at least one year and he currently continues in such capacity. The Board believes this revised leadership structure ensures appropriate alignment between the Board and management and provides strong leadership for the Company.

The Board has long believed that independent leadership is important. Under our Corporate Governance Guidelines, an independent director must serve as a Lead Director while the position of Chair of the Board is held by a management director. The Lead Director must have a term of at least one year and is elected by and from the independent directors.

Under our Corporate Governance Guidelines, the Lead Director is empowered to:

•
support a strong Board culture and encourage director participation by fostering an environment of open dialogue and constructive feedback among the directors and facilitating communication across Board committees and among the Chairman, the Board as a whole and Board committees;

•
serve as a liaison between the Chairman and the independent directors, with the understanding (and expectation) that all directors will engage with the Chairman and vice versa as they deem appropriate;

•	act as a sounding board and advisor to the President and Chief Executive Officer along with other directors;

•
preside at executive sessions of the independent directors, invite directors to raise items for discussion at such sessions and coordinate feedback and follow-up with the Chairman, the chairpersons of relevant Board committees and other directors as appropriate, including with respect to the executive sessions for formally evaluating the performance of the President and Chief Executive Officer and senior management each year;

•	call meetings of the independent directors, establish the agenda of such meetings with the input of other directors and preside over such meetings;

•	be available to meet with major shareholders of the Company as appropriate;

•
advise the Chairman as to the Board's information needs and work with the Chairman as needed to coordinate and provide feedback and input regarding Board meeting agendas, schedules and materials in order to support Board deliberations and enable sufficient time for discussion of all agenda items;

•	facilitate as appropriate the responsibilities of the Board, the committees of the Board and senior management; and

•	perform such other responsibilities as may be designated by the Board from time to time.

In addition, the Board believes that its seven independent directors are deeply engaged and provide robust independent leadership and direction given their executive and Board experience noted above. See “Proposal 1 - Election of Directors - Director Background and Qualifications.” The independent directors are the sole members of the Audit, Nominating and Corporate Governance, and Compensation Committees, which collectively oversee critical matters of the Company such as the integrity of the Company's financial statements, the compensation of executive management, the appointment, nomination and evaluation of directors, and the development and implementation of the Company's corporate governance policies and structures. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Beginning in December 2016, the Lead Director presides over the Board executive sessions. Management supports this oversight role through its tone-at-the-top and open communication.
Board Oversight of Risk Management
The Board oversees the Company's risk management primarily through the following:

•
the Board's review and approval of management's annual business plan, including the projected opportunities and challenges facing the business, and review of management's long-term liquidity and strategic plans;

•	the Board's review, on at least a quarterly basis, of business developments, strategic plans and implementation, liquidity and financial results;

•
the Board's oversight of the implementation of an enterprise risk management framework, including its review of specific material risks and risk mitigants and participation in presentations by key employees that manage key operations, internal leadership teams and strategic initiatives;

•	the Board's oversight of succession planning;

•	the Board's oversight of capital spending and financings, as well as mergers, acquisitions and divestitures;

•	the Audit Committee's oversight of the Company's significant financial risk exposures including (but not limited to):

•	credit, liquidity and legal, regulatory and other contingencies,

•	accounting and financial reporting, disclosure controls and procedures and internal control over financial reporting,

•
performance over the internal audit function, the independent auditor, and the legal, regulatory and ethical compliance functions (including key compliance policies, such as the Code of Business Conduct and Ethics, Conflict of Interest, and Related Person Transactions), and

•	oversight of the whistleblower and confidential hotline reporting processes in relation to accounting and accounting matters;

•
the Nominating and Corporate Governance Committee's oversight of Board structure, the Company's governance policies, shareholder engagement and the self-evaluation assessments conducted by the Board and its committees;

•
the Compensation Committee's review and approvals regarding executive officer compensation and severance opportunities and their alignment with the Company's business and strategic plans, and the review of compensation plans generally and the related incentives, risks and risk mitigants; and

•
Board and committee executive sessions consisting of the independent directors, solely among themselves, as well as with management, the internal and outside auditor, compensation consultant and other third parties.

Meetings
The Board and its committees meet throughout the year at regularly scheduled meetings, and also hold special meetings and act by written consent as appropriate. In 2017, the Board held 11 meetings. During 2017, each of our current directors attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which he or she served.
Directors are expected to attend all meetings, including the annual meeting of shareholders, and the Company historically has scheduled a Board meeting on the date of the annual meeting of shareholders. All directors serving in 2017 attended the 2017 annual meeting in person.
Non-management directors hold regularly scheduled executive sessions at which they meet without the presence of management. These executive sessions occur at regularly scheduled meetings of the Board, as well as at special meetings of the Board from time to time at the request of non-management directors. In 2017, the Lead Director presided over these executive sessions.
For more information regarding the Board and other corporate governance policies and procedures, see “Corporate Governance.” For information on how you can communicate with the Company's non-management directors, including the Lead Director, see “Shareholder Communication with the Board.”

Committees of the Board
The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings and nearly always has executive sessions each meeting at which committee members meet without the presence of management (as well as with certain members of management). Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Company's website, www.taubman.com, under the Investors - Corporate Governance - Committee Composition and Charters tab. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings in 2017 of such committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Jerome A. Chazen	X	X	—	—
Mayree C. Clark (1)	—	X	—	—
Michael J. Embler (1)	X	—	—	—
Craig M. Hatkoff	—	Chair	X	—
Cia Buckley Marakovits (2)	X	—	X	—
Robert S. Taubman	—	—	—	Chair
William S. Taubman	—	—	—	—
Ronald W. Tysoe	Chair	X	—	X
Myron E. Ullman, III (3)	—	—	Chair	X
Meetings	8	4	3	—

(1)
Ms. Clark and Mr. Embler were appointed to the Board effective January 16, 2018 to fill the vacant Board seats following the resignation of Messrs. Allison and Karmanos, Jr., who served on the Nominating and Corporate Governance Committee and Compensation Committee, respectively, in 2017. Ms. Clark was appointed to the Compensation Committee, and Mr. Embler was appointed to the Audit Committee, in March 2018.

(2)	Ms. Buckley Marakovits was appointed to the Audit Committee in March 2017 and the Nominating and Corporate Governance Committee in November 2017.

(3)	Mr. Ullman, our Lead Director, resigned from the Audit Committee and was appointed to the Executive Committee in March 2018.

Audit Committee
The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including by: reviewing the audit results and monitoring the effectiveness of the Company's internal control over financial reporting, disclosure controls and internal audit function; reviewing our reports filed with or furnished to the SEC that include financial statements or results; and providing oversight of legal, ethical and regulatory compliance functions (including key compliance policies, such as the Code of Business Conduct and Ethics, Conflict of Interest and Related Person Transactions policies). In addition, the Audit Committee engages the independent registered public accounting firm and approves its work plan and fees. The Audit Committee may form and delegate authority to subcommittees as appropriate. See “Audit Committee Matters,” “Report of the Audit Committee” and the Audit Committee's charter for additional information on the responsibilities and activities of the Audit Committee.
The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. The Board has further determined that three Audit Committee members, Mr. Embler, Ms. Buckley Marakovits and Mr. Tysoe, qualify as “audit committee financial experts” within the meaning of SEC regulations and that each of them has the accounting and related financial management expertise required by the NYSE listing standards. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.
In accordance with NYSE rules, an Audit Committee member may not simultaneously serve on more than two other audit committees of public companies unless the Board determines that such simultaneous service would not impair the ability of such person to effectively serve on the Audit Committee and discloses such determination. No Audit Committee member currently serves on more than two other audit committees of public companies.
Compensation Committee
The Compensation Committee is responsible for: overseeing compensation, severance and benefit plans and policies generally; reviewing and approving equity grants and otherwise administering share-based plans; reviewing and making recommendations to the Board regarding director compensation; monitoring compliance with stock ownership guidelines; reviewing the clawback policy; reviewing and approving annually all compensation decisions relating to the Company's senior management; and reviewing certain compensation disclosures and proposals in our proxy statement and other reports filed with or furnished to the SEC. The Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company's compensation programs. The Compensation Committee may form and delegate authority to subcommittees as appropriate. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee's charter for additional information on the responsibilities and activities of the Compensation Committee.
Role of Management.    Similar to prior years, in 2017, certain executives of the Manager, including Mr. Robert Taubman, provided the Committee with recommendations regarding the design and implementation of the compensation programs for senior management. See “Compensation Discussion and Analysis - Compensation Review Process” for further information.
Role of Compensation Consultant. The Compensation Committee determined to re-engage Willis Towers Watson as its compensation consultant for 2017 with respect to the Company's senior management and non-employee director compensation programs and approved the terms of such engagement. Representatives of Willis Towers Watson often are invited to attend Compensation Committee meetings.
The Compensation Committee works with management to determine the consultant's responsibilities and direct its work product, although the Compensation Committee is responsible for the formal approval of the annual work plan. Willis Towers Watson's responsibilities in 2017 with respect to executive compensation are set forth in “Compensation Discussion and Analysis - Compensation Review Process."

The Compensation Committee reviews the Company's non-employee director compensation program every other year and makes recommendations to the Board as appropriate. In 2016, the Compensation Committee engaged Willis Towers Watson to assess the Company's competitive position regarding its non-employee director compensation program, with a change implemented for the 2017 non-employee director compensation program. No such assessment was conducted in 2017. See “-Director Compensation” below for further information.
Independence of Compensation Consultant and Potential Conflicts of Interest.  The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including fees. In connection with any such engagement, the Compensation Committee reviews the independence of such advisor, based on the factors specified by the NYSE as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.
During 2017, the Company retained Willis Towers Watson to provide de minimis services other than the executive and non-employee director compensation services provided to the Compensation Committee. Although the Company has retained Willis Towers Watson for limited services in prior years which services neither the Compensation Committee nor the Board approve, the Compensation Committee believes that the advice it receives from the individual compensation consultants is objective and not influenced by Willis Towers Watson's or any of its affiliates' other relationships with the Company because of the policies and procedures Willis Towers Watson and the Compensation Committee have in place. These policies and procedures include:

•
the Compensation Committee's individual consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by Willis Towers Watson or any of its affiliates, if any;

•	the Compensation Committee's individual consultants are not responsible for selling other Willis Towers Watson or affiliate services to the Company;

•
Willis Towers Watson's professional standards prohibit the Compensation Committee's individual consultants from considering any other relationships that Willis Towers Watson or any of its affiliates may have with the Company in rendering their advice and recommendations;

•	the Compensation Committee has the sole authority to retain and terminate its compensation consultants;

•
the Compensation Committee's individual consultants have direct access to the Compensation Committee without management intervention and may participate in executive sessions with the Compensation Committee; and

•	the Compensation Committee evaluates the quality and objectivity of the services provided by the consultants each year and determines whether to continue to retain the consultants.]
Except as set forth above, the Compensation Committee noted that there were no potential conflicts of interest raised by the work of the individual consultants.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for: identifying individuals qualified to become directors and providing recommendations as to director nominees and appointments to the Board; reviewing the composition, organization, function and performance of the Board and its committees; and exercising general oversight over corporate governance policy matters of the Company, including developing, recommending and monitoring the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee may form and delegate authority to subcommittees as appropriate. See the Nominating and Corporate Governance Committee's charter for additional information on its responsibilities and activities.
See "Proposal 1 - Election of Directors" for a description of the experience, mix of skills and other criteria that the Nominating and Corporate Governance Committee considers in the director nomination process. If a vacancy on the Board occurs, the Nominating and Corporate Governance Committee will seek individuals who satisfy similar criteria for appointment to the Board.

Board Vacancies - General and 2017 Process. In connection with the planned resignations of Mr. Allison and Mr. Karmanos, Jr., the Nominating and Corporate Governance Committee conducted a search process in 2017 to identify and evaluate potential director appointees to fill such vacancies in accordance with the criteria set forth in the Corporate Governance Guidelines, including an emphasis to consider highly qualified diverse candidates. The Nominating and Corporate Governance Committee may rely on multiple sources for identifying and evaluating non-incumbent nominees, and in connection with this search process, engaged a leading third-party search firm, Heidrick & Struggles. Following a process that included consideration of multiple potential nominees, an evaluation of the Board's composition and desired skill set linked to the current and future needs of the Company and its shareholders, and incorporation of shareholder perspectives, the Nominating and Corporate Governance Committee (and the Board) determined that Ms. Clark and Mr. Embler, both initially recommended by Heidrick & Struggles, were the best candidates for new appointments to the Board to replace Mr. Allison and Mr. Karmanos, Jr. The Nominating and Corporate Governance Committee and the Board considered Ms. Clark's experience as an investment professional with strong financial acumen and the leadership positions she has held in asset management, mergers and acquisitions, corporate finance, debt capital markets, real estate and other areas relevant to the Company's business and operations. They also considered Mr. Embler's experience as a seasoned investment executive with extensive financial, capital markets, public company board and fiduciary experience. The Nominating and Corporate Governance Committee and the Board believe that Ms. Clark's and Mr. Embler's attributes and skills will enhance the Board's current mix of skills and experience and the quality of the Board discussions and Board oversight.

Advanced Notice Procedures for Director Nominations. Under the By-Laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors or to bring other business before an annual meeting. The advanced notice procedures set forth in the By-Laws do not affect the right of shareholders to request the inclusion of proposals in the Company's proxy statement and form of proxy pursuant to SEC rules. See “Additional Information-Presentation of Shareholder Proposals and Nominations at 2019 Annual Meeting” for information regarding providing timely notice of shareholder proposals and nominations. For nominations and shareholder proposals, the notice provided by shareholders to the Company must include, among other things:

•	for director nominations:

•	the name and address of the person or persons being nominated;

•	the consent of each nominee to serve as a director if elected and to be named in the proxy statement;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and beneficial owner, if any, and their respective affiliates and associates and others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates or others acting in concert therewith, on the other hand;

•	a description of certain voting or compensatory arrangements;

•
information regarding the nominee to enable the Company to determine whether the proposed nominee qualifies as an independent director and otherwise is in compliance with the Company's policies and guidelines applicable to directors; and

•	such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules in the event of an election contest.

•	for other business, a brief description of such business, the reasons for conducting such business and any material interest in such business; and

•	for a shareholder and beneficial owner(s), if any, on whose behalf the nomination or proposal is being made:

•	the name and address of the shareholder (and beneficial owner, if any);

•	the class and number of shares of the Company's stock that the shareholder (and beneficial owner, if any) owns;

•	information regarding such persons' interest (and the interest of related persons) in the matters being proposed;

•	arrangements between the persons proposing such action;

•
the interests of such persons and related persons in the Company's stock, including disclosure of agreements that involve hedging, short positions and similar arrangements and agreements that involve acquiring, voting, holding or disposing of the Company's stock; and

•	whether such persons intend to solicit proxies in support of the nominee or proposed business.

In addition, such information provided to the Company must be updated and supplemented so that all applicable information is true and correct as of the record date and within 15 days prior to the applicable meeting or any adjournment or postponement thereof. See the By-Laws for complete information required to be included in such notice to the Company.
Executive Committee
The Executive Committee has the authority to exercise many of the functions of the full Board between meetings of the Board, although historically it has only been used for administrative purposes between regularly scheduled Board meetings.

Corporate Governance
The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update, as appropriate, the Company's corporate governance policies and practices. The Company also updates policies and practices as mandated by the Sarbanes-Oxley Act of 2002, Dodd-Frank and other SEC or NYSE rules and regulations.
A copy of the Company's committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Executive Compensation Clawback Policy will be sent to any shareholder, without charge, upon written request to the Company's executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324. These documents are also available on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab.
Committee Charters
See "Committees of the Board" for a description of the Board's delegation of authority and responsibilities to the four standing committees.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which address, among other things, director responsibilities, qualifications (including independence), Lead Director responsibilities, compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Majority Voting Policy. Included in the Corporate Governance Guidelines is a policy approved by the Board in December 2015 to be followed if any nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election. In such event, the applicable director must promptly tender his or her resignation, conditioned on Board acceptance, following certification of the shareholder vote; provided, however, that this does not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote, recommend to the Board whether to accept such resignation. The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose in reasonable detail its decision and rationale regarding the acceptance or rejection of the resignation, as applicable, in a widely disseminated press release, in a filing with the SEC or by other widely disseminated public announcement. If a director’s resignation is accepted by the Board, the Board may either fill the resulting vacancy or decrease the size of the Board pursuant to the By-laws.
The majority voting policy will not apply to elections at the 2018 annual meeting as a result of the proxy contest.
Overboarding Restrictions. Prior to accepting an appointment or election to serve as a director of another public company board, the Corporate Governance Guidelines require such director to notify the Chairman and the Chair of the Nominating and Corporate Governance Committee. The Corporate Governance Guidelines also provide that, subject to an exception approved by the Board, a director cannot serve on the board of directors of more than five public companies, including the Company, and a director who is an executive officer of a public company cannot serve on the board of directors of more than three public companies, including the Company. In 2017, the Board did not approve any exceptions to this policy and there are no such exceptions in effect.

Annual Performance Evaluations. The Corporate Governance Guidelines require that the Board and its committees conduct self-evaluations at least annually to determine whether the Board and its committees are functioning effectively. These reviews focus on the Board and its committees as a whole, as well as individual directors when circumstances warrant such discussion. The Board also reviews the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees. The Nominating and Corporate Governance Committee oversees the annual performance evaluation process.
Code of Conduct
The Board also has adopted a Code of Business Conduct and Ethics (the Code), which sets out basic principles to guide the actions and decisions of all of the Company's employees, officers and directors. The Code covers numerous topics including honesty, integrity, raising concerns, conflicts of interest, compliance with laws and internal policies, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver or material amendment that relates to the Company's executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab within four business days of such waiver or amendment. See “Related Person Transactions” for additional information on the Board's policies and procedures regarding related person transactions.
Insider Trading Policy
The Insider Trading Policy is designed to insulate the Company and its directors, officers, employees and specified other persons from sanctions for insider trading, as well as to prevent any appearance of improper conduct by any such persons.
Anti-Hedging. The Insider Trading Policy prohibits directors, executive officers and other employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights with respect to the Company’s stock.
Pledging. The Insider Trading Policy also prohibits pledging of Company securities or holding Company securities in a margin account, except in situations and on conditions pre-approved by the General Counsel. At a minimum, such person must have the financial capacity to repay the applicable loan without resort to the margin or pledged securities.
Based upon this criterion, such an exception has been granted with respect to the shares of Company common stock and partnership units that are disclosed in this proxy statement as having been pledged as security by affiliated entities of Robert Taubman, the Company's Chairman of the Board, President and Chief Executive Officer, and William S. Taubman, a director and the Company's Chief Operating Officer. In this 2018 proxy statement, Messrs. Robert Taubman and William Taubman reported an aggregate of 2,518,834 shares of common stock and partnership units pledged, unchanged from amount disclosed in last year's proxy statement. See "Security Ownership of Certain Beneficial Owners and Management - Ownership Table." The Board believes that the current pledged securities are reasonable due to the following factors:

•
Since the Company’s IPO in 1992, the members of the Taubman family have been the largest owner of TRG, the Company’s operating partnership.  The members of the Taubman family have long maintained an economic ownership interest of approximately 30 percent and equivalent voting power and has rarely sold any of the Company’s stock, except very occasionally in de minimis amounts and generally in connection with compensation related grants, ensuring the alignment of its interests with those of all other Taubman shareholders.

•
The pledged shares are not used to shift or hedge any economic risk in owning interests in the Company or the operating partnership. These shares collateralize loans used to fund outside personal business ventures. If affiliated entities of Robert Taubman and William Taubman had been unable to pledge these securities, they may have been forced to sell a portion of them in order to obtain the necessary funds.

•	The pledged securities represent 2.9% of the Company's outstanding voting shares as of April 2, 2018, and therefore, do not present any appreciable risk for investors or the Company.

•
The pledges represent only 10% of the Company's voting stock beneficially owned by affiliated entities of Robert Taubman and William Taubman. Excluding the pledged shares, each person still substantially exceeds our stock ownership guidelines.

•
In accordance with the Insider Trading Policy, such persons have the financial capacity to repay their outstanding loans without resorting to the pledged securities. In the unlikely event such a sale were necessary, (i) the use of the cash tender agreement would seem to be the best way for the lenders to realize the maximum value of their collateral, which most likely would occur through an underwritten public offering of common stock by the Company, and (ii) if open market sales were necessary, based on the 30-day average trading volume for shares of the Company common stock as of April 2, 2018, it would take 4 days for the pledged securities to be sold in the open market. Furthermore, their unpledged ownership is very substantial and would likely be able to prevent any margin call.

•	We have an active shareowner engagement program in which we meet regularly with our largest shareowners and, if raised, discussed any pledging concerns.
Executive Compensation Clawback Policy
In the event that the Board determines that any fraud, negligence or intentional misconduct by a current or former executive of the Company was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the clawback policy empowers the Board or committee to recover compensation (bonus, retention or incentive compensation including any equity awards whether exercised or unexercised, or vested or unvested) paid to an executive officer of the Company, remedy the misconduct and prevent its recurrence to the fullest extent permitted by governing law.
Succession Planning
The succession planning process for executive officers is designed to assist the Board in overseeing and understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality and executive bench strength. On at least an annual basis, the Board meets with the Chief Executive Officer and in executive session without management to discuss succession planning and strategies to strengthen and supplement the skills and qualifications of internal succession candidates. Key executives have ongoing exposure to the Board to assist in the Board's oversight. Further, the Chief Executive Officer, other executive officers and Human Resources periodically provide the Board with an assessment of key executives for potential succession and discuss potential sources of external candidates.
Shareholder Engagement
It is a priority of the Company and the Board to maintain an active dialogue with our shareholders. The Company and/or Board conducts regular engagement with the Company's shareholders to discuss business, performance, strategy, governance practices, compensation programs and other key matters.
Each year, the Company interacts with its shareholders through various engagement activities, including at various industry conferences, Company investor days, and one-on-one meetings and calls. Mr. Ullman, our Lead Independent Director, and our CEO, Robert Taubman, are committed to investing time with our shareholders to increase transparency and better understand their perspectives, including by participating in our quarterly earnings calls, investor conferences and other forums for communication. Our “Investor Events & Presentations” and “Investor Resources” websites provide in-depth information to our shareholders and other stakeholders with current information about our significant corporate governance and business initiatives.
The Company believes these interactions provide it with useful feedback and allows it to better understand its shareholders’ perspectives, and we continually assess our practices and make changes to reflect our conversations with shareholders. Members of the Board historically have participated in such engagement upon reasonable shareholder request.

Director Compensation
Non-employee director compensation consists of a mix of cash and equity, with such directors retaining the option to defer such compensation under the Non-Employee Directors' Deferred Compensation Plan. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board and therefore are excluded from the director compensation table below. The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors.
The Compensation Committee reviews the non-employee director compensation program every other year and makes recommendations to the Board as appropriate.
In 2016, the Compensation Committee engaged Willis Towers Watson to review the non-employee director compensation program for potential changes to be implemented in 2017. The market data reviewed (based on 2015 compensation data) included the peer group data of 14 REITs also utilized for the Company's executive compensation market study and a general industry group of 215 non-financial public companies with 2015 year-end market capitalizations similar to the Company. Consistent with historical practice, the Compensation Committee determined to target non-employee director compensation between the 75th percentile of the REIT peer group and the median of the general industry peer group. The market data showed that the program was below its target total compensation. However, the Compensation Committee determined that it was not desirable to increase compensation generally at such time. However, the Compensation Committee determined to provide an additional $25,000 annual cash retainer, effective January 1, 2017, to the newly created position of Lead Director given the increased responsibilities and time required of such role.
2017 Compensation Program
The following table sets forth the compensation program for non-employee directors in 2017:

2017 ($)
Annual cash retainer:
Board	70,000
Additional annual cash retainer for Lead Director	25,000
Additional annual cash retainer for Committees:
Audit Committee chair	20,000
Audit Committee member	12,000
Compensation Committee chair	15,000
Compensation Committee member	6,000
Nominating and Corporate Governance Committee chair	12,500
Nominating and Corporate Governance Committee member	4,500
Annual equity retainer (fair market value)	125,000
Annual Cash Retainer.    The annual cash retainer was paid in installments each quarter (in advance).
Annual Equity Retainer.    In 2017, each non-employee director received shares of common stock each quarter (in advance) having a fair market value of $31,250. The number of shares received is determined by dividing such amount by the closing price of the common stock as of the last business day of the preceding quarter. The awards are made pursuant to the 2008 Omnibus Long-Term Incentive Plan, as amended (the 2008 Omnibus Plan). The Company does not coordinate the timing of share grants with the release of material non-public information, as the grant date is always the first business day of each quarter.

Non-Employee Directors' Deferred Compensation Plan.    Non-employee directors may defer the receipt of all or a portion of their cash retainer and equity retainer fee until the earlier of the termination of Board service or a change of control. The deferred amount is denominated in restricted share units, and the number of restricted share units received equals the amount of the deferred retainer fee divided by the fair market value of the Company's common stock on the business day immediately before the date the director would have been otherwise entitled to receive the retainer fee. During the deferral period, the non-employee directors' notional deferral accounts are credited with dividend equivalents on their deferred restricted share units (corresponding to cash dividends paid on the Company's common stock), payable in additional restricted share units based on the fair market value of the Company's common stock on the business day immediately before the record date of the applicable dividend payment. Each non-employee director's notional deferral account is 100% vested. The restricted share units are converted into the Company's common stock at the end of the deferral period for distribution.
Perquisites.    The Company does not provide any perquisites to directors.
2017 Compensation Table
The table below sets forth the compensation of each non-employee director in 2017. Messrs. Allison and Karmanos, Jr., resigned from the Board effective January 15, 2018.

Name	Fees Earned or Paid in Cash ($) (1)(4)	Stock Awards ($) (2)(4)		Total ($)
Graham T. Allison	74,500	125,000		199,500
Jerome A. Chazen	88,000	125,000		213,000
Craig M. Hatkoff	95,658	124,842	(3)	220,500
Peter Karmanos, Jr.	76,000	125,000		201,000
Cia Buckley Marakovits	79,000	125,000		204,000
Ronald W. Tysoe	108,000	125,000		233,000
Myron E. Ullman, III	124,000	125,000		249,000
Total	645,158	874,842		1,520,000

(1)	Represents amounts earned in cash in 2017 with respect to the annual cash retainers and fractional shares awarded under the 2008 Omnibus Plan that were paid in cash.
(2)
Reflects shares of common stock granted under the 2008 Omnibus Plan in 2017. The amounts reported reflect the grant-date fair value of each award, which equals the corresponding cash value of the award.

(3)	The value of fractional shares related to the equity retainer was paid in cash.
(4)
In 2017, the following directors elected to defer the receipt of all or a portion of their cash retainers and/or equity retainers under the Non-Employee Directors' Deferred Compensation Plan. The restricted share units were fully vested on the grant date.

Name	2017 Cash Deferrals ($)	2017 Stock Deferrals ($)	Restricted Share Units Credited (excl. dividend equivalents) (#)
Graham T. Allison	74,500	125,000	3,271
Jerome A. Chazen (1)	—	125,000	2,050
Peter Karmanos, Jr.	76,000	125,000	3,296
Cia Buckley Marakovits	79,000	125,000	3,354
Ronald W. Tysoe (1)	—	125,000	2,050
Myron E. Ullman, III	124,000	125,000	4,083
(1) Mr. Chazen and Mr. Tysoe elected to defer 0% of their cash compensation in 2017.

Director Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for the directors of the Company to further align the interests of shareholders and directors. The current guidelines are available on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab.
The Compensation Committee last revised the stock ownership guidelines for non-employee directors effective March 2, 2016. Under the current guidelines, non-employee directors are required to maintain shares having a value of $350,000 (five times the annual cash retainer and excluding the additional cash retainer for Lead Director, committee chairs and members). Until the requirement is satisfied, a non-employee director must retain at least 50% of the net shares that vest. However, once the requirement is satisfied initially, a non-employee director will not be subject to such retention requirement if the total value of the shares falls below the requirement solely due to a decline in the price of the Company's common stock. As of February 1, 2018, all non-employee directors in service, including Ms. Clark and Mr. Embler, both of whom were appointed effective January 2018, were in compliance with the accumulation, or ownership, requirements under such guidelines.

Shareholder Communication with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including non-management directors in their capacity as members of the Board or a committee, may write to: Taubman Centers, Inc., Attn: Board of Directors, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Depending on the subject matter of the communication, management will:

•
forward the communication to the director or directors to whom it is addressed; in particular, matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to such Chairman;

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting and auditing matters, employees, shareholders and other interested persons may also call the Company's toll-free, confidential hotline number, contact the Audit Committee Chairman or the Company's General Counsel, or utilize the confidential website, each as set forth in the Code of Business Conduct and Ethics available on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab. All reports are confidential and anonymous, unless users choose to identify themselves.
Communications made through the confidential hotline and website, or to the Audit Committee Chairman or the Company's General Counsel, are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

EXECUTIVE OFFICERS
The executive officers of the Company serve at the pleasure of the Board. As of April 2, 2018, the executive officers of the Company are as follows:

Name	Age	Title
Robert S. Taubman	64	Chairman of the Board, President and Chief Executive Officer
William S. Taubman	59	Chief Operating Officer and Director
Simon J. Leopold	50	Executive Vice President, Chief Financial Officer and Treasurer
Peter J. Sharp	51	President, Taubman Asia Management Limited
David A. Wolff	48	Vice President, Chief Accounting Officer
Paul A. Wright	47	Executive Vice President, Global Head of Leasing
See “Proposal 1 - Election of Directors-Director Background and Qualifications” for biographical and other information regarding Robert Taubman and William Taubman.
Simon J. Leopold is Executive Vice President, Chief Financial Officer and Treasurer of the Company and Manager. Mr. Leopold has been Executive Vice President and Chief Financial Officer since January 2016 and Treasurer since September 2012. Mr. Leopold joined the Company in September 2012 as Senior Vice President, Capital Markets and Treasurer, and he became Executive Vice President, Capital Markets and Treasurer in March 2015. Previously, Mr. Leopold spent approximately 13 years as an investment banker, where he served as the managing director in the real estate banking groups at Deutsche Bank (1999 to 2011), KBW (2011 to 2012) and UBS in 2012. Earlier in his career, Mr. Leopold worked in New York City government in a variety of urban planning and economic development positions in the Office of the Mayor, Department of City Planning and the city’s Economic Development Corporation. He is a member of the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers and the Urban Land Institute.
Peter J. Sharp is the President, Taubman Asia Management Limited, a position he has held since January 2017. Mr. Sharp joined Taubman in January 2017 from his position as president of Walmart Asia Realty where he oversaw the company’s owned Asia real estate portfolio and mall developments, Sam’s Club as well as aspects of business planning, real estate and realty partnerships since 2011. In addition to leading real estate for the region since joining in 1997, he also led mergers and acquisitions integration for South Korea in 1999 and Japan from 2002 to 2008. A 20-year veteran of Walmart International, Mr. Sharp led the retailer’s expansion in China and entry into India, Japan and South Korea.
David A. Wolff is Vice President, Chief Accounting Officer of the Company and the Manager, a position he has held since March 2015. Mr. Wolff was Vice President, Financial Reporting of the Manager from March 2012 to March 2015. He previously served as Director, Accounting Standards & Compliance of the Manager and in various financial reporting, compliance and technical accounting capacities since joining the Manager in 1997. Prior to joining the Manager, Mr. Wolff was an audit manager at Deloitte & Touche, where he worked for seven years.
Paul A. Wright is Executive Vice President, Global Head of Leasing of the Company and the Manager, a position he has held since April 2017. Mr. Wright previously served in various senior leasing roles for Taubman Asia Management Limited from mid-2006 to March 2017, most recently as Group Vice President of Leasing. Prior to the Company, Mr. Wright held senior-level positions with Citta Management Limited and Lendlease.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
The Company’s compensation programs are designed to reward our executives for delivering superior performance and building shareholder value. The structure of our programs enables us to provide a competitive total rewards package while aligning senior executive interests to that of our shareholders. The following chart highlights the key considerations behind the development, review and approval of our NEOs' compensation:

Objectives
Our NEO compensation program is designed to:
• Align executives' long-term interests with those of our shareholders
• Reward superior individual and Company performance
• Attract, retain and motivate key executives who are critical to the Company's operations

Philosophy
Our NEO compensation philosophy is built on the following principles:
• Provide total compensation that is fair and competitively positioned in the marketplace
• Reward results linked to short-term and long-term performance (pay for performance)
• Drive a focus on increasing long-term shareholder value
• Ensure incentives do not encourage inappropriate risk-taking

Executive Summary
The following summary highlights our continued approach to align our compensation policies and practices with Company performance while maintaining appropriate compensation governance. Also included below is a summary outlining the current business climate, as well as actions and initiatives we believe will best position the Company to deliver long-term shareholder value.

What We Do:
•	Pay for Performance
•	Balance Long-Term and Short-Term Incentives
•	Benchmark Compensation Against an Appropriate Peer Group
•	Maintain a Clawback Policy
•	Monitor Potential Risks in our Incentive Plans
•	Maintain Robust Stock Ownership Requirements
•	Engage an Independent Compensation Consultant
What We Don't Do:
•	Excise Tax Gross Ups
•	“Single Trigger” Change in Control Vesting with respect to awards made under the proposed 2018 Omnibus Plan
•	Tenure-Based Benefits for Executives, such as Pension Plans and Retiree Medical Benefits
•	Payments of Dividends or Dividend Equivalent Rights until Equity Awards Vest
•	Guarantee Bonuses

2017 Company Actions
Retail real estate in the U.S. is a sector that has been evolving over the past several years. 2017 was especially challenging given elevated levels of retailer bankruptcies and store closures, as well as further increased competition from eCommerce.
Given these industry headwinds, management proactively took actions to best position the Company to deliver meaningful long-term shareholder return in a challenging environment.

Included below is an outline of these actions and initiatives, some of which include 2017 executive pay decisions, which are all part of a broader strategy to enhance operating efficiencies, engage and retain key talent, refresh Company culture, further integrate the Asia business, and reduce personnel costs.
Restructuring of Workforce and Reduction of Personnel Costs

•	Merged and reorganized departments to deliver improved data and analytics, streamlined end-to-end processes to support the business, and increased automation of administrative requirements

•	Reduced 25% of the U.S. workforce, through a series of initiatives including an early retirement incentive

•	Forfeited CEO and COO 2017 compensation

•
The Compensation Committee (Committee) approved a voluntary forfeiture of most of to Mr. R. Taubman's and Mr. W. Taubman’s base salaries and created a tiered bonus structure (as discussed further on page 49) that would only pay them individual cash bonuses if the Company’s FFO/share was at the upper end of the Company’s 2017 guidance range which resulted in no bonus payout for Messrs. R. and W. Taubman with respect to 2017

•
In addition, given the CEO’s and COO’s large ownership position, in December 2017 the Committee also approved the voluntary forfeiture of Mr. R. Taubman's and Mr. W. Taubman’s 2017 equity awards as part of a Company-wide cost management initiative

•
These actions were initiated by both Mr. R. Taubman and Mr. W. Taubman, and supported by the Board, with a focus on the long-term health of the business and advancing long-term value creation for all shareholders

Refreshment of Workforce Engagement and Retention Strategy

•	Launched a Company culture initiative to enhance inclusiveness, inspire innovation, and spur development of high-potential talent

•	Approved Taubman Severance Plan for Senior Level Management

•
The Committee approved the Taubman Severance Plan for Senior Level Management (Severance Plan), as part of a broader employee severance policy to stabilize the workforce. The Severance Plan provides Messrs. Leopold, Sharp, Wright and certain other senior management with various benefits in the event of an Involuntary Termination defined as a termination of employment (1) by the Company other than for cause or such employee’s death or disability or (2) by the employee for good reason (as described further on page 67). Messrs. R. Taubman and W. Taubman are not eligible to participate in the Severance Plan

•	Approved Retention Program including an award for the CFO

•
The Committee approved a Workforce Retention Program for key employees including the approval of a CFO Retention Award. The CFO Retention Award included grants of (i) a cash award of $400,000, with vesting in equal installments on March 1, 2018 and 2019, respectively and (ii) 11,400 restricted stock units, with one-third of such award vesting on December 31, 2018 and the remainder vesting on December 31, 2019, in each case subject to Mr. Leopold’s continued employment through the applicable vesting dates

Cross-Pollination of Global Talent and Enhanced Compensation Alignment

•	Promoted Paul Wright to EVP, Head of Global Leasing

•
Recognizing the global nature of the retail industry and the opportunity to enhance leasing synergies across our global portfolio, we promoted Mr. Wright to EVP, Head of Leasing. Mr. Wright entered into a two-year employment agreement (with potential to extend) on March 30, 2017 and relocated to the U.S. from Asia. As such, the Company, with Committee approval, structured Mr. Wright's employment agreement to entitle him to an additional salary supplement and an additional bonus opportunity with respect to the increased responsibility during the two-year assignment (as described further on page 69). Similarly, Mr. Wright's employment agreement also provides for performance-based equity awards, as would be customary for other senior level management, in addition to the time-based equity opportunity he had in his previous role

•	Hired Peter Sharp, President Taubman Asia

•
Mr. Sharp entered into a four-year employment agreement in January 2017 and he agreed to serve on the board of directors of Taubman Asia's management company for the term of his employment. In connection with his hire, Mr. Sharp obtained a 3% ownership interest in Taubman Properties Asia III LLC, a consolidated subsidiary of the Company. Additionally, and a new compensation component for the President of Taubman Asia, Mr. Sharp is a participant in the long-term incentive plan, including performance-based equity awards, further aligning his interests to those of our shareholders. Both Mr. Sharp’s employment agreement and ownership interest are described further on page 70.

2017 Company Performance
The Company delivered solid financial results in 2017, including:

•	Net income allocable to common shareholders of $0.91 per diluted common share in 2017, compared to $1.77 per diluted common share in 2016

•	Funds from operations (FFO) per diluted share of $3.51 in 2017 compared to FFO per diluted share of $3.91 in 2016

•	Adjusted FFO per diluted share of $3.70 in 2017 compared to Adjusted FFO per diluted share of $3.58 in 2016

•
Adjusted FFO per diluted share in 2017 excludes a restructuring charge, costs associated with shareowner activism, a gain recognized upon the conversion of the Company’s remaining investment in Simon Property Group Limited Partnership units to common shares of Simon Property Group, and a charge recognized in connection with the partial write-off of deferred financing costs related to an amendment of the Company's primary line of credit in February 2017

•
Adjusted FFO per diluted share in 2016 excludes costs associated with shareowner activism, a gain, net of tax, recognized upon the conversion of a portion of the Company’s investment in partnership units in Simon Property Group Limited Partnership to common shares of Simon Property Group, and the lump sum payment received in May 2016 for the termination of the Company's third party leasing agreement at Crystals due to a change in ownership in the center

•	Comparable Center NOI (CC NOI) in 2017 compared to 2016:

•	Increased by 1.7% - including lease cancellation income

•	Increased by 0.7% - excluding lease cancellation income

The Company and the Committee believe that FFO and CC NOI are important supplemental measures of operating performance for REITs. Consequently, these measures are used as performance metrics in our incentive programs, creating an important link between pay and operating performance.

Despite being in a very challenging retail environment, the Company was able to accomplish many strategic operational and financial goals, including opening a new center in Asia, completing a number of key financings, announcing the appointments of two new members to its Board, restructuring its workforce and reorganizing various functions, and raising its dividend, as the Company has done for 20 of the last 21 years. The Company continues to execute on its promise to deliver growth and value to shareholders. As the retail environment continues to stabilize, the Company's portfolio of assets is seeing very good demand for space in its centers.
NAREIT defines FFO as net income (loss) computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from extraordinary items and sales of properties and impairment write-downs of depreciable real estate, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company believes adjusted versions of FFO are useful to evaluate operating performance when certain significant items have impacted results that affect comparability with prior and future periods.

Comparable centers are generally defined as centers that were owned and open for the entire current and preceding period, excluding centers impacted by significant redevelopment activity. In addition, The Mall of San Juan has been excluded from comparable center statistics as a result of Hurricane Maria and the expectation that the center's performance will be impacted for the foreseeable future. The Company defines NOI as property-level operating revenues (includes rental income excluding straight-line adjustments of minimum rent) less maintenance, taxes, utilities, promotion, ground rent (including straight-line adjustments), and other property-level operating expenses.
FFO and CC NOI are non-GAAP measures and they should not be considered an alternative to net income as an indicator of the Company’s operating performance, and they do not represent cash flows from operating, investing or financing activities as defined by GAAP. These non-GAAP measures as presented by the Company are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions.
See the Company’s annual report on Form 10-K for the year ended December 31, 2017 for reconciliations of such non-GAAP measures to the nearest GAAP measurement.

Shareholder "Say-on-Pay" Votes
In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Committee considers shareholder input, including the advisory "say-on-pay" vote at our annual meeting. At the 2017 annual meeting, the Company received significant shareholder support for compensation programs for NEOs with 97% of the outstanding votes cast approving the proposal.

Pay for Performance Focus

Aligning Pay with Performance
To ensure that we are adhering to our pay for performance principles, a significant portion of the NEOs compensation is at-risk based on the extent to which the following target performance measures are achieved:

•	FFO

•	Growth in CC NOI, excluding lease cancellation income,

•	Goals related to our new development objectives and Asia operating performance, and

•	Absolute and relative total shareholder return (TSR).
The Company’s incentive compensation programs for NEOs are designed to link compensation performance with our business goals, some of which are short-term, while others take several years to achieve. To the extent target performance measures are not achieved, or they are exceeded, the NEOs generally will earn compensation below or above the target total direct compensation, respectively, supporting our pay-for-performance objectives.
The performance measures utilized in both our annual and long-term incentive plans generally are based on the Company and management team as a collective unit, to foster teamwork and maximize the Company's performance. However, the allocation of the annual bonus pool, which is funded based on achievements of such performance measures, among members of senior management is based on individual considerations.
The long-term incentive program permits U.S. based senior management an annual election to receive Profits Units of The Taubman Realty Group Limited Partnership (Profits Units) in place of annual performance-based share units (PSUs) or time-based restricted share units (RSUs) of the Company. For 2017, Messrs. R. Taubman, W. Taubman, and Leopold elected to receive their long-term equity awards as Profits Units (although Messrs. R. Taubman and W. Taubman subsequently forfeited their 2017 awards). Mr. Wright elected to receive his equity awards in the form of PSUs and RSUs. Since these Profits Units are subject to the same performance and vesting conditions as the PSUs and RSUs, we will generically refer to them as PSUs and/or RSUs throughout this Compensation Discussion and Analysis. For additional information regarding Profits Units see page 52.

	Short-Term (Cash) Annual Bonus Program	Long-Term (Equity) PSUs	Long-Term (Equity) PSUs	Long-Term (Equity) RSUs
Objective	Short-term operational business priorities	Long-term shareholder value creation
Time Horizon	1 Year	3 Years with Cliff Vest	3 Years with Cliff Vest	3 Years with Cliff Vest
Metrics	FFO	Relative TSR with 0-3x payout	CC NOI growth and Absolute TSR modifier with 0-3x payout	Time Vested
The charts below illustrate the mix of target total direct compensation (consisting of base salary, target annual incentive, and target long-term incentive) in support of our pay for performance philosophy for the NEOs:

* The tables above do not reflect any actual payments made to NEOs with respect to 2017.

Elements of the Executive Compensation Program
The following table describes how elements of compensation are intended to satisfy the Committee's compensation objectives.

	Link to Program Objectives	Type of Compensation	Important Features
Base Salary	• Fixed level of cash compensation to attract and retain key executives in a competitive marketplace	Cash	• Determined based on evaluation of individual’s experience, current performance, and internal pay equity and a comparison to the executive compensation peer group
Annual Cash Bonus
• Target cash incentive opportunity (set as a percentage of base salary) that encourages executives to achieve annual Company financial and development goals
• Assists in retaining, attracting and motivating employees in the near term
		Cash	• Funding based on the performance measures of FFO per diluted share, as adjusted for extraordinary and/or unusual items • Payouts are based on individual performance
Long-Term Incentives Program: RSUs
• Focuses executives on achievement of long-term Company financial and strategic goals especially with respect to PSUs in creating long-term shareholder value (pay-for-performance) by using total shareholder return (relative and absolute) and CC NOI performance metrics
• Assists in maintaining a stable, continuous management team in a competitive market
• Maintains shareholder-management alignment
• Easy to understand and track performance
• Limits dilution to existing shareholders relative to utilizing stock options
Long-Term Equity
• 40-50% of annual long-term incentive award in 2017
• Provides upside incentive in up market, with some down market protection
• Three-year cliff-vest
• Senior management can elect to receive their award as Profits Units as described on page 52

Long-Term Incentives Program: PSUs		Long-Term Equity
• 50-60% of annual long-term incentive award in 2017 (half based on Relative TSR and half based on CC NOI & Absolute TSR) with a 3 year performance period
• Three-year cliff-vest with actual payout of units at 0% to 300% of the target grant amount
• Provides some upside in up- or down-market based on relative performance
• Senior management can elect to receive their award as Profits Units as described on page 52

Retirement Benefits	• Helps attract and retain executive talent	Benefit	• NEOs receive retirement benefits through the 401(k) Plan
Perquisites	• Assists in attracting and retaining employees in competitive marketplace	Benefit	• Limited in amount and the Committee maintains a strict policy regarding eligibility and use • Messrs. Wright and Sharp's employment agreements permit various expatriate benefits
Change of Control Agreements
• Attracts and retains employees in a competitive market
• Ensures continued dedication of employees in case of personal uncertainties or risk of job loss
• Attracts highly skilled employees in a competitive environment
• Provides confidentiality and non-compete protections
Benefit
• Double trigger (change of control and actual or constructive termination of employment) are required for all benefits, except accelerated vesting of equity awards under the 2008 Omnibus Plan. The new 2018 Omnibus Plan requires double trigger for any change of control benefit.
• In certain instances individual agreements may supersede Severance Plan benefits as described on page 67
• Messrs. R. and W. Taubman are not party to either the Severance Plan or a change in control agreement

Severance Plan Benefits		Benefit
Employment Agreements		Benefit	• Specific for the individual - only applies to Messrs. Sharp and Wright.
Stock ownership requirements. Additionally, in 2017 our stock ownership guidelines required all senior executives (except Mr. Sharp due to his ownership interest in Taubman Properties Asia as discussed on page 70) to follow specific ownership targets based on position. This requirement subjects these executives to the same long-term stock price volatility our shareholders experience and is discussed further on page 54.

Compensation Review Process
In determining compensation changes for NEOs from year to year, the Committee generally focuses on target total direct compensation, which consists of base salary, a target annual cash bonus and target long-term incentive awards. The Committee also reviews and proposes changes to post-termination benefits, perquisites and other compensation matters as it deems appropriate.

Factors Guiding Decisions
•	Compensation program objectives and philosophy
•	Company financial performance
•	Recommendations of the CEO for other NEOs
•	Assessment of risk management, including avoidance of unnecessary or excessive risk taking to ensure long-term shareholder value
•	Shareholder input including “say-on-pay” vote
•	Advice of independent outside compensation consultant
•	Market pay practices
•	Individual performance against their objectives

Inputs to Compensation Decisions
Role of the Compensation Committee
Pursuant to its charter, the Committee, as a committee or together with the Board of Directors (Board), has the overall responsibility to review, approve and evaluate the Company's compensation plans, policies and programs. The Committee reviews and approves the compensation for senior management and determines all pay aspects for the Chief Executive Officer.
Role of Management in Compensation Decisions
Mr. R. Taubman, the CEO, provides the Committee with recommendations regarding the compensation for senior management, including each of the other NEOs, as well as the design and implementation of the compensation programs for senior management.
The CEO develops recommendations using assessments of executives' personal performance and achievement of the Company's goals and objectives, and input from our human resources department on various factors (e.g., compensation history, tenure, responsibilities, market data, and executive compensation peer group proxy data). The Committee considers this input together with the input of our independent compensation consultant.
Role of the Compensation Consultant
The Committee engaged Willis Towers Watson as its compensation consultant for 2017 with respect to the Company's senior management compensation program.
The Committee works with management to determine the consultant's responsibilities and direct its work product, although the Committee is responsible for the formal approval of the annual work plan. Willis Towers Watson's responsibilities in 2017 with respect to executive compensation included, among other things: (A) present and discuss 'best practices' and market trends in compensation; (B) review the CD&A in the 2017 Proxy Statement; (C) plan design review and best practices for the Severance Plan implemented in December 2017 and (D) advise management and the Committee, as requested, on executive compensation matters and participate in all Committee meetings.
The Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with Willis Towers Watson to ensure executive compensation consulting independence.
The Committee approved an industry peer group in 2014 to use as an input to consider when assessing and determining pay levels for senior management. The details of this peer group, as modified to reflect extraordinary transactions, such as mergers and acquisitions since the group was approved, are included in the table below. The peer group is based on industry sector and market capitalization. The data from this executive compensation peer group was considered when making pay decisions in addition to country-specific market trends and internal considerations.

Executive Compensation Peer Group - 2017
CBL & Associates Properties, Inc.	Howard Hughes Corp.	Simon Property Group, Inc.
DDR Corporation	Kimco Realty Corporation	Tanger Factory Outlet Centers, Inc.
Federal Realty Investment Trust	The Macerich Company	Vornado Realty Trust
Forest City Enterprises, Inc.	Pennsylvania Real Estate Investment Trust	Washington Prime Group
GGP, Inc.		Westfield Group, LLC.

2017 Compensation Decisions
Corporate results are a significant factor in setting executive compensation along with individual performance and external market conditions. The results of financial and corporate objectives against the targets approved by the Committee largely determines the annual bonus funding for the senior management pool and typically forms the basis for setting performance metrics for the following year.
In evaluating the overall compensation of the CEO, the Committee takes into account corporate financial performance in addition to a number of other factors which includes the accomplishment of strategic goals.

Relative Total Shareholder Return (TSR)
As indicated in the chart below, the Company’s one-year and three-year annualized TSR has been better than U.S. publicly traded regional mall peers and either comparable or slightly below our executive compensation proxy peer group. However, REITs have generally underperformed against the broader market, especially the regional mall sub-sector.

Although the Company’s five-year annualized TSR is lower than the indexes and our executive compensation peers, we continue to believe the Company is well positioned to deliver meaningful long-term shareholder return resulting from the significant development and redevelopment investments over the past five years as was demonstrated following our last development cycle in the early 2000’s. Between 2000 and 2003, six new projects were delivered which resulted in the Company delivering out-sized earnings growth and rewarding shareholders with the highest performing stock in the U.S. publicly traded regional mall sector from 2000 through 2006. In 2017, we began to see the results of our recent efforts, as total portfolio net operating income increased over 10 percent, primarily due to the growth of our newest assets in the U.S. and Asia.

As discussed beginning on page 46, and reflected in the design of our compensation programs, executive compensation is directly impacted by shareholder return with almost half of our executives' target compensation being tied to our stock price performance.

Pay for Performance in Practice
The Company’s intended pay for performance alignment is emphasized through our incentive compensation programs, especially the design of our PSU program. The table below details the actual payout of the 2015 annual PSU Award at a 1.24x payout on March 1 2018, which was based on the Company’s relative TSR results between March 9, 2015 and March 1, 2018. The estimated payouts for the remaining unvested PSU grants are also shown on the tables below as of December 31, 2017.

	Performance Period	Relative TSR Percentile Ranking During Performance Period (Estimates as of December 31, 2017)	Estimated/Actual Payout of Target PSUs (Estimates as of December 31, 2017)
2017 Award	February 20, 2017 - March 1, 2020	37%	Estimated 0.74x payout
2016 Award	June 1, 2016 - March 1, 2019	61%	Estimated 1.44x payout
2015 Award	March 9, 2015 - March 1, 2018	56%	Actual 1.24x payout

	Performance Period	CC NOI During Performance Period with Absolute TSR Modifier * (as of December 31, 2017)	Estimated/Actual Payout of Target PSUs (as of December 31, 2017)

2017 Award	February 20, 2017 - March 1, 2020	3%	Estimated 1x payout
2016 Award	June 1, 2016 - March 1, 2019	3%	Estimated 1x payout

* For more information regarding the NOI and Absolute TSR performance metric see discussion on pages 49 and 50.

2017 CEO Pay Overview

CEO Target Pay vs. Realizable Pay vs. Indexed TSR
At the start of 2017, the Committee determined that the appropriate target total direct compensation for Mr. R. Taubman was $5 million. The Committee considered shareholder-value creation, current and historical performance as well as a market range in relation to the target established for the position.
Consistent with our pay philosophy, we believe that our CEO's compensation aligns with Company performance. As reflected in the table below, realizable pay for Mr. R. Taubman in 2015 and 2016 correlated with the Company's Indexed TSR. Indexed TSR represents the cumulative return on a $100 investment in our common shares made at the beginning of the measurement period (Indexed TSR). With respect to 2017, in response to the challenging retail environment, Mr. R. Taubman asked the Committee to approve the voluntary forfeiture of his remaining salary for the year (after covering benefit contributions) as well as creating a tiered bonus structure that would only pay him a 2017 annual cash bonus if the Company's FFO/share was at the upper end of the Company's 2017 guidance range. After consideration, the Committee approved this request in March 2017. Subsequent to this decision, as part of a cost management initiative in late 2017, Mr. R. Taubman further proposed to the Committee that he voluntarily forfeit his 2017 equity grants. In light of Mr. R. Taubman's significant equity holdings in the Company, the Committee approved the forfeiture of Mr. R. Taubman's 2017 equity awards in December 2017. As a result of these actions Mr. Taubman's 2017 realizable pay was significantly lower when compared to the change in the Company's Indexed TSR.

The chart below shows the components of total target compensation and actual/estimated realizable pay awarded to our CEO and the corresponding Indexed TSR.

* The 2017 PSU and RSU awards reflect no value as they were cancelled in December 2017

Target Compensation	Actual/Estimated Realizable Pay
Base Salary: Yearly guaranteed fixed amount of compensation Bonus: Annual target cash award RSU Awards: Annual target award as a % of base salary PSU Awards: Annual target award as a % of base salary
Base Salary:Yearly guaranteed fixed amount of compensation
Bonus: Annual cash award payout amounts with respect to 2015, 2016, and 2017 performance
RSU Awards: Represents the value of the unvested target units granted during that year using the stock price on December 31, 2017
PSU Awards: Represents the value of unvested target units granted during the year, adjusted to reflect the actual or estimated vesting multiple, and valued using the stock price on December 31, 2017

The relationship between target and realizable compensation is attributable to several factors:

•	Annual bonus target vs actual bonus paid

•	The difference between target PSU value at grant and the actual / estimated realizable value on December 31, 2017 (i.e. what would be realized if the PSUs vested on December 31, 2017)

•	Actual / Estimated Realizable PSU vesting period:

•	Actual 2015 annual PSU award vesting value as of March 1, 2018

▪	(Relative TSR PSUs - full three-year vesting period complete)

•	Estimated 2016 PSU award vesting as of December 31, 2017

▪	(Relative TSR PSUs - approximately one year and seven months of the three-year vesting period using December 31, 2017 estimated multiple and the remaining months at Target)

▪	(NOI PSUs - approximately two years of three-year vesting period using the December 31, 2017 estimated multiple and the remaining months at Target)
The primary difference between the total amounts shown in this chart and in the 2017 Summary Compensation Table is that this table reflects the estimated realizable value of equity as of December 31, 2017, as opposed to the fair value of stock awards at the time of grant, and this chart does not reflect certain other compensation amounts that are shown in the 2017 Summary Compensation Table.

CEO Pay Alignment as Compared to Executive Compensation Peer Group
The Committee believes that there should be strong alignment between Company performance and CEO compensation. The Company utilizes multiple performance metrics in its incentive plans to accomplish this including but not limited to FFO, CC NOI Growth, new development goals, absolute TSR and relative TSR. Relative TSR and Absolute TSR have been chosen as key metrics to align the long-term interests of shareholders and the CEO.

In order to assess pay alignment, the Committee conducted an analysis that compared realizable compensation as a % of pay opportunity vs. TSR performance for Mr. R. Taubman and the reported CEOs pay at companies in our executive compensation peer group*. The analysis reflected the most recent three-year period where comparable publicly-reported compensation and TSR data were available (2014-2016) and is summarized in the chart at the right.

As illustrated in the chart, there is a shareholder favorable linkage between the Company’s TSR and our CEO’s realizable compensation over the three-year period analyzed (higher relative TSR to Realizable Pay ranking) and, while the degree of alignment could change in future years due to various factors, the Committee will continue to conduct similar analysis to help inform its decisions on CEO pay going forward.

* Due to M&A activity during the performance period, this analysis excluded two peer companies as there was insufficient performance data for the 3-yr period).

Description and Analysis of 2017 Compensation Elements

2017 Base Salary Decisions
The base salaries of NEOs are reviewed on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Base salary adjustments are based on an evaluation of the individual’s experience, current performance, internal pay equity and a comparison to the executive compensation peer group.

The Committee made no salary increases for the NEOs for 2017 with the exception of S. Leopold. As discussed, in the Executive Summary, Messrs. R. Taubman and W. Taubman's forfeited 85% and 87% respectively of their 2017 base salary. The following table sets forth the base salaries approved for the NEOs for 2017 and 2016. Mr. Wright's 2017 Target salary reflects the full year salary and additional salary supplement in his new role as Executive Vice President, Global Head of Leasing and the 2017 Paid includes approximately three months of base salary paid in his previous role as Group Vice President of Leasing, Taubman Asia Management, plus approximately 9 months of his U.S. base salary and additional salary supplement as per his employment agreement described on page 69.

Establishing Base Salaries
When establishing base salaries for NEOs, the Committee considers a guideline range of the 50th - 75th percentile of the executive compensation peer group data for comparable roles depending on experience and performance.

	2016 Target & Paid ($)	2017 Target ($)	2017 Paid ($)	2017 Paid vs 2016 (%)
Robert S. Taubman	928,818	928,818	140,662	(85)%
Simon J. Leopold	500,000	525,000	525,000	5%
William S. Taubman	750,000	750,000	95,373	(87)%
Peter Sharp	-	500,000	500,000	n/a
Paul Wright	-	835,000	707,822	n/a

Description of the Annual Cash Bonus Program

At the beginning of each year, target performance measures are established based upon the Company’s operating goals and competitive pressures, the anticipated economic climate (including interest rates) and other budgetary risks and opportunities.
For 2017, the Committee approved a FFO/share performance metric to determine the annual cash bonus for the NEOs. A tiered approach was adopted by the Committee whereby the achievement of certain FFO/share thresholds was required to fund the cash bonus payouts for the CEO, COO, CFO and the other NEOs. Given the intense focus on FFO/share performance growth in 2017, the Committee did not utilize an NOI comparable growth qualifier as it has in prior years.
The Company and the Committee believe that FFO is a useful supplemental measure of operating performance for REITs. The performance goal at target were reasonably possible but challenging based on historical comparisons (including prior developments, adjusted for the current challenges of mall development) and the Company’s budget.
The Committee retains the authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate. In 2017, the Committee retained discretion to establish the earned cash bonus pool as it deemed appropriate so long as performance was above the threshold goal, although it established a guideline for the earned cash bonus pool if performance was between 50% to 125% of the target.
For 2017, the Committee established a target objective of $3.74 FFO/share within a range of $3.69 (50% minimum payout) and $3.80 (125% maximum payout). The Company reported Adjusted FFO per share of $3.70 which was increased for bonus pool determination to $3.76 to reflect additional extraordinary and/or unusual items such as costs related shareholder activism, restructuring charges, deferred financing and the partial impact of natural disasters.

For 2018, the Committee returned to the traditional bonus funding approach using FFO/share thresholds with an NOI comparable growth qualifier, although, Messrs. R Taubman and W. Taubman bonuses will only begin to be funded once the mid-point of the Company's initial 2018 FFO guidance range has been achieved.

2017 Annual Bonus Decisions
The target bonus for each member of senior management is based on a percentage of each person’s base salary. The Committee uses the sum of these targets to establish the target cash bonus pool based on the achievement of the performance metrics as described above.
Overall, the 2017 bonus expense for senior management was approximately $1.4 million against a target bonus pool of $3.6 million. This compares to a $4.3 million bonus expense against a target bonus pool of $4.0 million in 2016. Based on the tiered FFO/Share thresholds established by the Committee, Messrs. R. Taubman and W. Taubman's target cash bonuses were not funded and the other NEOs bonus awards were paid below target. In March 2018, Mr. R. Taubman recommended the cash bonuses earned by every other member of senior management which were approved by the Committee. The payout of the target cash bonus pool for senior management (excluding Messrs. R. Taubman and W. Taubman) was based on a subjective determination of individual performance.

The following table sets forth the NEO's base salary, target cash bonus percentage of base salary and the approved annual cash bonus earned for 2017.

	2017 Target Salary * ($)	2017 Target Bonus Percentage of Base Salary	2017 Actual Bonus ($)
Robert S. Taubman	928,818	125%	—
Simon J. Leopold	525,000	100%	315,000
William S. Taubman	750,000	100%	—
Peter J. Sharp	500,000	50%	220,000
Paul A. Wright	835,000	55%	332,692
* The base salary amounts listed for Messrs. R. Taubman and W. Taubman represent their target base salary prior to forfeiting a portion of their 2017 base salary. Mr. Wright's target base salary consists of $425,000 base salary and an additional salary supplement of $410,000. The 2017 Target bonus as a percentage of salary represents the full year bonus target opportunity ($212,500) plus his additional full year bonus opportunity ($250,000) payable on a biweekly basis with a clawback provision. The actual bonus paid to Mr. Wright reflects a $150,000 bonus paid against his full year bonus target opportunity and approximately nine months of additional bonus opportunity ($182,692) paid on a biweekly basis when he was promoted/transferred to the U.S on April 1, 2017.

Description of the Annual Long Term Incentive Program

The Committee administers the long-term incentive program. Awards under the long-term incentive program are made in accordance with 2008 Omnibus Plan and can be made in the following forms:

- Restricted Share Units (RSUs)
- Performance Share Units (PSUs)
- Profits Units of The Taubman Realty Group Limited Partnership (Profits Units)

Driving Shareholder Return
Long-term incentive grants are intended to balance the short-term operating focus of the Company and align the long-term financial interests of senior management with those of our shareholders.

RSUs and PSUs:
Annual long-term equity award value has generally been allocated as follows:
2009 - 2015: 50% RSUs and 50% PSUs (Relative TSR)
2016 - Present: 40% RSUs and 60% PSUs (30% Relative TSR and 30% CC NOI with Absolute TSR Modifier) (1)(2)

(1)	With the exception of Mr. Wright due to the nature of his two-year assignment as described on pages 68 and 69

(2)	The Committee expanded the performance metrics in 2016 to include CC NOI with an absolute TSR modifier to strengthen the alignment with shareholder interests

Beginning with the 2015 grants, Dividend Equivalent Rights (DERS) were included for both RSUs and PSUs. DERS are subject to the same time and performance vesting conditions as the underlying RSUs and PSUs.

The annual RSUs are a time-based award with a three-year cliff vesting period.
The annual PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount. (Profits Units differ from PSU awards in this respect with the maximum award value being granted that are eventually subject to recovery and cancellation of previously granted amounts depending on actual performance against the following performance measures over a specified performance cycle). The PSU award value is divided equally into two awards with the following performance conditions:

Relative TSR:

The Company’s relative performance with respect to shareholder return over a three-year period is measured against a comparator group consisting of companies in the FTSE NAREIT All REITs Index (Property Sector: Retail) as of the grant date (NAREIT Index). The Company utilized the full NAREIT Index to ensure the perception of objectivity in setting such performance measures.

The actual payout multiples are shown in the chart below, with interpolation between such performance levels.

Relative Total Shareholder Return
	Less than 25th percentile	25th percentile	50th percentile	75th percentile	100th percentile
Multiple of Target Award upon Vesting	0x	0.5x	1x	2x	3x

Companies Comprising the FTSE NAREIT All REITs Index (Property Sector:Retail) - PSU Peer Group
Acadia Realty Trust	Kimco Realty Corp.	Saul Centers Inc.
Agree Realty Corp.	Kite Realty Group Trust	Seritag Growth Properties Class A
Brixmor Property Group, Inc.	Macerich Co.	Simon Property Group Inc.
CBL & Associates Properties Inc.	National Retail Properties Inc.	Spirit Realty Capital Inc.
Cedar Realty Trust	Pennsylvania Real Estate Investment Trust	STORE Capital Corporation
DDR Corp	Ramco-Gershenson Properties Trust	Tanger Factory Outlet Centers Inc.
Equity One Inc.	Realty Income Corp.	Urban Edge Properties
Four Corners Property Trust, Inc.	Regency Centers Corp.	Urstadt Biddle Properties Inc. (Cl A)
Federal Realty Investment Trust	Retail Opportunity Investments Corp.	Washington Prime Group Inc.
GGP, Inc.	Retail Properties of America Inc., Class A	Weingarten Realty Investors
Getty Realty Corp.		Wheeler Real Estate Investment Trust

NOI Growth with Absolute TSR Modifier:

The Committee accesses the three-year simple average for CC NOI growth with additional growth targets (set by the Committee at the time of grant). These targets are believed to be reasonably possible to achieve but challenging based on historical comparisons and the Company's budget. These PSUs have a zero to 300% payout with an absolute TSR modifier which limits the payout to 100% (target) if absolute TSR is not positive for the three-year period.
The actual payout multiples are shown in the chart below, with interpolation between such performance levels.

Average Comparable Center NOI Growth
	Less than 67% of Target	67% of Target	Target	117% of Target	133% of Target
Multiple of Target Award upon Vesting*	0x	0.5x	1x	2x	3x
* Multiple is capped at 1x if absolute TSR is not positive at the end of the performance period.

Profit Units:

Under the LTIP program, senior management may elect each year to be awarded "Profits Units", intended to constitute "profits interests" within the meaning of Treasury authority under the Internal Revenue Code of 1986, as amended (and are referred to as Taubman Realty Group Units (TRG Units) under the Revised LTIP program). Under the Revised LTIP Program, the following types of Profits Units awards may be granted to such senior management individuals:

(i)	Time-based award with a three-year cliff vesting period (Restricted TRG Profits Units);

(ii)	Performance-based award that is based on the achievement of relative TSR thresholds over a three-year period (Relative TSR Performance-based TRG Profits Units); and

(iii)
Performance-based award that is based on the achievement of CC NOI thresholds with an absolute TSR modifier which limits the payout at target if absolute TSR is not positive over a three-year period (NOI Performance-based TRG Profits Units).

Relative TSR Performance-based TRG Profits Units and NOI Performance-based TRG Profits Units have the same performance-based metrics as the respective PSUs awards described above.
The maximum number of Relative TSR Performance-based TRG Profits Units and NOI Performance-based TRG Profits Units are issued at grant, and eventually subject to a recovery and cancellation of previously granted amounts depending on actual performance against targeted TSR and NOI measures over a three-year performance measurement period.
At grant, Profits Units are not economically equivalent in value to a share of Company common stock, but over time can increase in value upon the occurrence of certain events to achieve a one-for-one parity with common stock. Until vested, a Profits Unit entitles the holder to only one-tenth of the distributions otherwise payable by TRG on a partnership unit. There will then be an adjustment in the actual number of Profits Units realized under each award to reflect the Operating Partnership's actual cash distributions during the vesting period. Assuming certain conditions are met, Profits Units are convertible at the election of the holder into an equivalent number of partnership units which are then redeemable by the participant on an equivalent basis for Company common stock.
For 2017, Messrs. R. Taubman, W. Taubman, and Leopold elected to receive their long-term equity awards as Profit Units (although Messrs. R. Taubman and W. Taubman subsequently forfeited their 2017 awards). These Profits Units were allocated as if they were RSUs and PSUs with the same performance and vesting criteria as described in this section.

2017 Long-Term Incentive Decisions
For 2017, the number of RSUs and PSUs were determined by dividing the dollar award by the closing price of the common stock on the grant date.
The annual long-term incentive grants for the 2017 compensation program were as follows:

	Percent of 2017 Base Salary	2017 LTIP Award ($) (5)		Number of Time-based Units	Number of Target PSUs
					TSR	NOI
Robert S. Taubman (1)	310%	$2,879,336	è	16,784	12,588	12,588
Simon J. Leopold (2)	200%	$1,050,000	è	6,121	4,590	4,590
William S. Taubman (1)	250%	$1,875,000	è	10,930	8,197	8,197
Peter J. Sharp (3)	60%	$300,000	è	1,749	1,312	1,312
Paul A. Wright (4)	81%	$675,000	è	5,111	2,492	2,492

(1)	The awards listed for Messrs. R. Taubman and W. Taubman were forfeited and cancelled in December 2017.

(2)
Mr. Leopold also received a retention award of 11,400 RSUs with a value of $600,000 on December 11, 2017, which is not reflected in the table. One third of this award vests on 12/31/18 and the remaining two thirds vests on 12/31/19.

(3)
Mr. Sharp also received a contractual sign-on award of 8,744 RSUs with a value of $600,000 on March 6, 2017, which is not reflected in the table. One third of this award vests on 3/1/18 and the remaining two thirds vests on 3/1/19.

(4)
Mr. Wright also received an award with respect to his two-year assignment in the U.S. of 7,287 RSUs with a value of $500,000 on February 20, 2017, which is not reflected in the table. This award vests on 3/1/20.

(5)
The amounts reflect each NEO's salary multiplied by the target bonus percentage of such NEO's 2017 base salary. These amounts differ from the grant-date fair value amounts reflected in the Summary Compensation table-Stock Awards column, which is based on various valuation assumptions described in note13 of the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

Other Benefits
The Company’s executive officers, including all of the NEOs, are eligible to participate in a number of broad-based benefit programs, including health, disability, life insurance and retirement programs.
Perquisites
The Committee has historically maintained a conservative approach to providing perquisites to senior management. The available perquisites in 2017 were primarily additional benefits related to health programs and plans and expatriate assignments as well as financial planning assistance. These perquisites have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. Mr. Wright’s and Mr. Sharp's perquisites are in-line with customary expatriate benefits and are noted on pages 69-71.
The Company owns a corporate plane for business use and was reimbursed by the Taubman family (including Messrs. R. Taubman and W. Taubman) for personal use of the corporate plane.  Such persons are required to reimburse the Company for the cost of such use, which includes the following expenses related to each flight leg:  total pilot and crew expenses (lodging, meals and transportation), fuel costs and landing fees.  During 2017, the Company purchased a Dassault Falcon aircraft for $4.9M, which is being depreciated over 10 years.
Deferred Compensation Arrangements
The Committee believes non-qualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its NEOs. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations. In October 2016, pursuant to The Taubman Realty Group Limited Partnership and The Taubman Company LLC Election and Option Deferral Agreement, Mr. R. Taubman elected, effective December 1, 2017, to defer an option gain from December 2017 to December 2022. See “Non-qualified Deferred Compensation for 2017” for information regarding deferred compensation arrangements, as well as contributions, earnings, and withdrawals in 2017 and aggregate balances as of December 31, 2017.

Change of Control and Employment Agreements
See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the NEOs under the Company’s compensation plans and arrangements upon termination of employment or a change of control of the Company.
Severance Plan for Senior Level Management

To support retention objectives, attract talented executives, and ensure that executives review potential corporate transactions with objectivity and independence, the Committee adopted the Severance Plan for Senior Level Management (Severance Plan), which covers Messrs. Leopold, Sharp and Wright. Messrs. R. Taubman and W. Taubman are not covered under the Severance Plan.

Consistent with existing Change in Control agreements discussed below, the Severance Plan includes coverage for an Involuntary Termination within one year after a Change in Control. In the event of a Change of Control Termination, a Participant will be entitled to the following:

(i)	payment of annual salary, unused paid time off or unused vacation earned and accrued prior to such termination (paid no more than 30 days after termination);

(ii)
a cash lump sum payment (payable within 65 days after termination) equal to the sum of (A) 250% of the sum of (I) 12 times the highest monthly base salary in the twelve-month period preceding the month in which termination occurs (Annual Base Salary) and (II) the greater of the Participant’s target bonus in the year of termination or the highest bonus earned in the last three full fiscal years (or for such lesser number of full fiscal years prior to termination), including annualization for a bonus earned in a partial fiscal year (Annual Bonus) (collectively, CIC Cash Severance) and (B) 18 times the applicable monthly COBRA premium, with the CIC Cash Severance to be reduced by any Annual Base Salary or Annual Bonus payable for a termination event under any employment agreement (including a change of control employment agreement) the Participant otherwise has with the Company;

(iii)
full and immediate vesting of the Participant’s unvested equity awards (other than performance equity awards) under the 2008 Omnibus Long-Term Incentive Plan, and (iv) the vesting of the Participant’s unvested performance equity awards under the Omnibus Plan, with the determination of performance and other factors as provided under the terms of the Omnibus Plan and related award agreement.

Change of Control Agreements

The Company and TRG are party to change of control agreements with certain members of senior management, including Mr. Leopold.

Messrs. Robert and William Taubman do not have change of control agreements.

The Committee believes that such agreements are in the best interests of the Company and its shareholders to ensure the continued dedication of employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that ensure that such employees' compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other companies.

A fundamental feature of these agreements is that most of the benefits have a “double-trigger,” which requires a change of control and the actual or constructive termination of employment, in this case within three years from such trigger event. The only exceptions relate to vesting of share-based awards, which the Committee believes is appropriate due to the significant investment change that would likely result from converting such shares into awards of the surviving company. In early 2014, all change of control agreements were amended to remove the full tax gross up feature that had existed since 2003, and instead provide for a “best net” alternative. If the payments and benefits received under the agreement subject the participant to an excise tax, then the payments will be reduced to the extent necessary so that no amount will be subject to the excise tax if the net amount of these payments is greater than or equal to the payments after all applicable taxes, including the excise tax.

Employment Agreements

Mr. Wright - Executive Vice President, Global Head of Leasing

Employment Agreement - In March 2017, the Company entered into an employment agreement with Mr. Wright commencing on April 1, 2017 with the initial term ending March 30, 2019.

The employment agreement provides for an annual base salary of $425,000, with consideration of upward adjustments to be reviewed annually, and an annual target bonus of 50% of his base salary. The agreement also provides for an additional base salary supplement of $410,000, and an additional bonus payment of $250,000 which can be increased or clawed-back based on a subjective assessment of Mr. Wrights performance at year-end. Both the additional base salary supplement and the additional bonus payment are paid in equal installments on a biweekly basis. Mr. Wright has an annual long-term incentive opportunity equivalent to 80% of his annual base salary ($340,000) in the form of RSUs and a $335,000 annual PSU award opportunity (half based on CC NOI Growth with an Absolute TSR Modifier and the other half based on Relative TSR against the FTSE NAREIT ALL REIT Index Retail Sector). In addition, Mr. Wright received the Company's international relocation package and tax preparation assistance and tax equalization protection.

Mr. Sharp - President, Taubman Asia Management Limited

Employment Agreement - In September 2016, the Company entered into an employment agreement with Mr. Sharp with the initial term ending December 31, 2021. Mr. Sharp also agreed to serve on the board of directors of Taubman Asia's management company for the term of his employment.

The employment agreement provides for an annual base salary of $500,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Sharp with an annual target bonus of 50% of his base salary and an annual long-term incentive opportunity equivalent to 60% of his base salary (40% to be granted as RSUs and 60% as PSUs - half based on CC NOI Growth with an Absolute TSR Modifier and the other half based on Relative TSR against the FTSE NAREIT ALL REIT Index Retail Sector). Mr. Sharp also received a sign-on bonus of $300,000 and a grant of RSU’s of $600,000 - one third of which will vest in March 2018 and the remaining two thirds vesting in March 2019. In addition, Mr. Sharp received the following perquisites in 2017: housing costs, personal expenses to cover expenses related to travel, automobile and other personal expenses, life insurance premium, long-term disability benefits, and supplemental medical benefits.

Operating Agreement - In connection with his hire, Mr. Sharp obtained a 3% ownership interest in Taubman Properties Asia III LLC, a consolidated subsidiary of the Company. The operating agreement for such entity specifies, among other things, his rights and obligations related to dividends, capital contributions, puts and calls.The ownership interest was a historical compensation element for the previous President of Taubman Asia and was therefore negotiated as part of the competitive hiring process of Mr. Sharp.
For a description of severance benefits and other terms, see “Named Executive Officer Compensation Tables-Potential Payments Upon Termination or Change-in-Control.”

Governance Policies Related to Compensation

Stock Ownership Guidelines

Stock ownership guidelines are in place for all U.S. based senior executives and are intended to align the interests of executive management with those of our shareholders by requiring executives to be subject to the same long-term stock price volatility our shareholders experience.

Linking Compensation to Stock Performance
Guidelines tie the compensation of the U.S. NEOs to our stock performance, since the increase or decrease in our stock price impacts their personal holding. As of February 1, 2018, all of NEOs complied with the accumulation, or target ownership, requirement as per the Stock Ownership Guidelines.

Effective March 2013, the Committee revised the stock ownership guidelines for senior management, which resulted in an increase in the multiple of their salary required to be retained.
The revised guidelines require covered employees to hold the value of the Company’s common stock equal to:

Required Number of Shares Equivalent to*:
CEO	6x base salary
CFO	6x base salary
COO	6x base salary
All Other Executive Officers	3x base salary
* Based on the average closing stock price of the 30 days prior to measurement period conducted February 1 of each year.
Until the requirement is satisfied, each senior management employee must retain at least 50% of the net shares that vest. However, once the requirement is satisfied initially, a senior management employee will not be subject to such retention requirement if the total value of the shares falls below the requirement solely due to a decline in the price of the Company’s common stock.

Timing and Pricing of Share-Based Grants
The Committee and Company do not coordinate the timing of share-based grants with the release of material non-public information. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance, and share-based grants for senior management and other employees related to the annual equity program generally are granted at the regular Committee meetings in the first and/or second quarter each year.
In accordance with the 2008 Omnibus Plan, the Committee is authorized to modify, extend or renew outstanding options, or accept the cancellation of surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of NYSE. In particular, the 2008 Omnibus Plan prohibit direct repricings (lowers the exercise price of an option) and indirect repricings (canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards), subject to limited exceptions.  In December 2008, the Committee revised the long-term incentive program to utilize PSUs and RSUs as the equity awards to be granted to senior management, thereby replacing time-vesting options from the annual long-term incentive program.

Policy Regarding Retroactive Adjustments
Section 304 of the Sarbanes-Oxley Act of 2002 requires a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. Effective December 2014, a Clawback Policy was also approved. If the Board, or an appropriate committee, determines that any fraud, negligence or intentional misconduct by a current or former executive officer of the Company was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the clawback policy empowers the Board or committee to recover compensation (bonus, retention or incentive compensation including any equity awards whether exercised or unexercised, or vested or unvested) paid to an executive officer of the Company, remedy the misconduct and prevent its recurrence to the fullest extent permitted by governing law.
Trading Limitations
In addition to the restrictions set forth in SEC regulations, the Company has an insider trading policy, which among other things, prohibits directors, executive officers and certain other covered employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights with respect to the Company’s stock. In addition, the policy prohibits pledging of Company securities or holding Company securities in a margin account, except in situations and on conditions preapproved by the General Counsel. At a minimum, such person must have the financial capacity to repay the applicable loan without resort to the margin or pledged securities. See "Corporate Governance - Insider Trading Policy - Pledging" for additional information regarding such pledges.

Accounting and Tax Considerations
Deductibility of Executive Officer Compensation
For taxable years beginning on or after January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (the IRC), provides that a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer, chief financial officer and its three other most highly compensated executive officers. However, the Company's chief executive officer and all of its other executive officers are employed by the Manager, and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for the Company pursuant to a services agreement between the Company and the Manager. The Committee does not anticipate that any portion of the Manager's compensation expense that may be allocable to the Company will be limited by Section 162(m). Even if the Company's compensation expense deduction were limited by Section 162(m), as long as the Company continues to qualify as a real estate investment trust under the IRC, the Company believes the payment of non-deductible compensation should not have a material adverse impact on the Company or its shareholders. For these reasons, the Committee's compensation policies and practices are not materially guided by considerations relating to Section 162(m).
Non-qualified Deferred Compensation
Section 409A of the IRC provides that amounts deferred under non-qualified deferred compensation arrangements will be included in an employee's income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be immediately taxable (even if the amounts are not paid) and employees will be subject to income tax on the compensation subject to the arrangement, an additional tax of 20%, and additional interest-based penalties. The Company believes that all of the Company's employment, severance and other compensation arrangements are either (i) exempt from Section 409A’s requirements, or (ii) to the extent such arrangements constitute non-qualified deferred compensation arrangements, they satisfy the requirements of Section 409A.

Change in Control Payments
If a Company makes “parachute payments” to certain employees, Section 280G of the IRC prohibits the Company from deducting the portion of the parachute payments constituting “excess parachute payments,” and Section 4999 of the IRC imposes on the employee a 20% excise tax on the excess parachute payments. Parachute payments are generally defined as compensatory payments or benefits that are contingent upon a change in control of the Company and that equal or exceed three times the employee’s base amount (the five-year average of Form W-2 compensation). Excess parachute payments are the portion of the parachute payments that exceed one times the employee’s base amount. The Company's share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. As noted earlier, the change in control agreements have been amended to eliminate the full gross up provision and instead provide for a “best-net” determination.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the CD&A in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company's annual report on Form 10-K for the year ended December 31, 2017 and this proxy statement for the annual meeting.

The Compensation Committee

Craig M. Hatkoff, Chairman
Jerome A. Chazen
Ronald W. Tysoe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2017, none of the Company's executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table
The table below summarizes the total compensation paid or earned by the NEOs in 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert S. Taubman	2017	152,719	2,849,591	(4)	—	20,839	3,023,149	(4)
Chairman, President and CEO	2016	928,818	2,923,032		1,025,000	31,480	4,908,330
	2015	928,818	2,669,611		1,200,000	31,480	4,829,909
Simon J. Leopold	2017	521,154	1,708,921		315,000	16,456	2,561,531
Executive Vice President, CFO and Treasurer	2016	500,000	995,112		550,000	22,179	2,067,291
William S. Taubman	2017	127,374	1,855,670	(4)	—	18,703	2,001,743	(4)
Chief Operating Officer	2016	750,000	1,903,657		660,000	31,480	3,345,137
	2015	622,399	1,455,388		525,000	31,480	2,634,267
Paul A. Wright	2017	707,822	1,193,932		332,692	116,168	2,350,614
EVP, Global Head of Leasing							—
							—
Peter J. Sharp	2017	500,000	905,090		220,000	406,740	2,031,830
President, Taubman Asia							—
							—
___________

(1)	The amounts reported consist of the grant-date fair value (excluding the effect of estimated forfeitures) of RSUs, PSUs and Profits Units granted under the 2008 Omnibus Plan.

Valuation assumptions used in determining the grant-date fair value of 2017 awards are included in note 13 of the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

The grant date fair values of all Profits Units awards considered the closing stock price of the Company's common stock, as adjusted by the present value of expected differences in dividends payable on common stock versus the distributions payable on the Profits Units over the vesting period. The grant date fair values also considered the statistical possibility that the Profits Units will not achieve the tax criteria for eventual conversion to partnership units, vesting, and economic equivalence to a partnership unit prior to the tenth anniversary of the grant.

The grant-date fair value of the Relative TSR PSUs granted in 2017 reflects the projected outcome of the award under accounting rules. The relative total shareholder return feature of the PSU awards represents a “market condition” under applicable accounting requirements. As such, the grant-date fair value of the award must reflect the probabilities of all possible outcomes of the market condition as they existed at that date. To that end, the Company employed a valuation method that statistically simulated an expected total shareholder return performance relative to the comparator group and determined the corresponding number of the contingent awards that would result. The single grant-date fair value computed by this valuation method is recognized by the Company in accounting for the awards regardless of the actual future outcome of the relative total shareholder return feature. Therefore, there is no separate maximum grant-date fair value reported with respect to the Relative TSR PSUs.

The grant-date fair value of the Comparable Center NOI PSUs granted in 2017 also reflects the project outcome of the award under the accounting rules.   The Comparable Center NOI feature of these awards represents a "performance condition" under the applicable accounting requirements.   The grant-date fair value used in this table corresponds with management's expectation of the probable outcome of the NOI performance condition as of the grant date. The maximum total NEO grant-date fair value for the Comparable Center NOI PSUs granted in 2017 was $3,907,057 which represents an increase of $1,513,793 when compared to the stock award values included in the table above.

Stock Awards for Mr. Leopold also include a retention award valued at $600,000 granted on December 11, 2017. One third of this award vests on December 31, 2018 and the remaining two thirds vests on December 31, 2019. The stock award was valued based on the Company’s common stock price at the grant date.

(2)
The amounts earned in 2017, consisting of payments earned under the 2017 annual bonus program, were approved by the Committee on March 7, 2018. Payment of such bonus occurred on March 15, 2018. Mr. Wright's bonus payment consists of $150,000 paid in the first quarter of 2018 and $182,692 paid in biweekly installments from April 1, 2017 through December 31, 2017 as per his employment agreement (which provided for the clawback of such bonus pre-payment if performance was not satisfied).

(3)
Amounts for 2017 include: 401(k) Plan Company contributions for Mr. R. Taubman $10,839; Mr. Leopold $16,456; Mr. W. Taubman $8,703; and Mr. Wright $5,460. The following perquisites: Mr. R. Taubman financial planning ($10,000); and Mr. W. Taubman financial planning ($10,000). Mr. Wright's amounts also include expatriate payments relating to relocation costs including shipping of household goods, housing/accommodation and transportation ($103,850 which includes a $38,371 tax gross-up), and benefits paid by Taubman Asia while he was an employee in Asia prior to his promotion and relocation to the U.S., including group medical insurance ($5,735), travel insurance and parking allowance ($1,971) and education assistance ($4,612). For Mr. Sharp, amounts for 2017 include: housing costs ($201,238), auto-related costs, personal travel and other personal expenses paid in equal monthly installments ($150,000), travel and life insurance ($15,360), and group medical plans ($40,142).

(4)	2017 Stock awards for Messrs. R. Taubman and W. Taubman were subsequently forfeited and cancelled in December 2017. The table above reflects the full grant date fair value of these forfeited awards.

Narrative Discussion of Summary Compensation Table
Base Salary.    Messrs. Robert and William Taubman forfeited a significant portion of their base salary in 2017 as described in the executive summary of the compensation discussion and analysis.
Employment Agreement and Related Agreements.    Mr. Sharp is party to an employment agreement with the Company and an operating agreement with subsidiaries of the Company as of September 1, 2016.

Mr. Wright is party to an employment agreement with the Company as of March 30. 2017.

Additional information regarding the agreements referenced above is available on pages 68-71.
Annual Stock Awards - Long-Term Incentive Program.    In 2015, stock awards were made under the long-term incentive program, pursuant to which 50% of the dollar value of the long-term incentive award was paid in RSUs and 50% of the dollar value of the long-term incentive award was paid in PSUs. The number of RSUs and PSUs were determined by dividing the dollar award by the closing price of the common stock on the grant date.
In June 2016, the long-term incentive program was revised to permit senior management an annual election to receive Profits Units of The Taubman Realty Group Limited Partnership (Profits Units) in place of annual performance-based share units or restricted time-based units. Profits Units are subject to the same vesting conditions as the PSUs and RSUs as further described on pages 50-52.
The PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount. Profits Units differ from PSU awards in this respect with the maximum award value being granted which are then subject to recovery and cancellation depending on actual performance against the following performance measures over a specified performance cycle. Further, a portion of the Profits Units award represents estimated cash distributions to be paid during the vesting period and, upon vesting, there will be an adjustment in Profits Units to reflect actual cash distributions during such period. The PSU and Profits Units award value is divided equally into two awards with the following performance conditions:

•
Relative TSR: Company’s relative performance against members of a comparator group consisting of companies in the FTSE NAREIT All REITs Index (Property Sector: Retail) as of the grant date (NAREIT Index), with respect to total shareholder return over a three-year period. The Company utilized the full NAREIT Index to ensure the perception of objectivity in setting such performance measures.

•
NOI Growth with Absolute TSR Modifier: The three-year simple average for CC NOI growth with growth targets set by the Committee at the time of grant which are reasonably possible but challenging based on historical comparisons and the Company's budget. PSUs have a 0% to 300% payout with an absolute TSR modifier which limits the payout to 100% (target) if absolute TSR is not positive for the three-year period. Profits Units also have an absolute TSR modifier which limits the payout to 1/3rd of the award value (target) if absolute TSR is not positive for the three-year period.

For 2017, Robert Taubman, William Taubman and Simon Leopold elected to receive their long-term equity awards as Profit Units. Messrs. Robert and William Taubman awards were subsequently forfeited.
Also, in 2017 Mr. Sharp received an sign-on RSU award as per his employment agreement (described on page 70) and Mr. Leopold received a retention RSU award (as described on page 38).
Non-Equity Incentive Plan Compensation. The amounts earned in 2017, 2016 and 2015 consisted of payments earned under the annual bonus program.

CEO Pay Ratio
As a result of the recently adopted rules under the Dodd-Frank Act, beginning with the 2018 proxy statement, the Company will disclose the CEO to median employee pay ratio.
Mr. Robert Taubman had 2017 annual total compensation of $3,023,149 as reflected in the Summary Compensation Table above. The annual total compensation for the Company's median employee for 2017 was $86,216, calculated on the same basis as required by the Summary Compensation Table. As a result, Mr. Taubman’s 2017 annual total compensation was approximately 35 times that of our median employee. To provide additional CEO pay ratio context, please find below a table which reflects the ratio of (i) Mr. Taubman’s 2017 actual pay after his 2017 equity awards were cancelled and (ii) Mr. Taubman's 2017 annual target pay, each compared to the median employee's annual total compensation for 2017:

CEO Pay Ratio	2017 CEO Pay	CEO Pay Description
35:1	$3,023,149	Summary Compensation Table Pay (required SEC disclosure)
2:1	$173,558	Actual Pay without 2017 Cancelled Equity Awards
57:1	$4,990,015	Annual Target Pay
The SEC rules provide a company flexibility in its method of determining the median employee and related assumptions, and therefore the pay ratio we report may not be comparable to the pay ratio reported by other companies, including peer companies. For 2017, the Company elected to use “base pay,” a consistently applied compensation definition for the Company, as of or through December 31, 2017. Specifically, base pay was calculated as annual base pay based on the actual hours worked during 2017 for hourly workers, and upon salary levels as of December 31, 2017 for the remaining employees, each of which we utilized without any cost-of-living adjustments. The Company annualized pay for permanent employees who commenced work during 2017. As permitted by the SEC, the Company also excluded 12 employees based in Macau representing only 2% of the total employee population. As of December 31, 2017, the Company has 411 employees in the U.S. and 74 employees in other countries (excluding the employees from Macau). Our compensation practices vary by country and within each country according to job title, skill level and other factors.

Grants of Plan-Based Awards in 2017
The following table provides information about equity and non-equity awards granted to the NEOs in 2017. All awards were made under the 2008 Omnibus Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(12)
Name	Grant Date	Threshold ($)	Target ($)(13)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert S. Taubman	N/A	—	1,161,023	—	—	—	—	—	—
(2)	2/20/2017	—	—	—	—	—	—	16,784	970,787
(3)	2/20/2017	—	—	—	—	—	—	1,787	103,360
(4)	2/20/2017	—	—	—	—	12,588	37,765	—	873,882
(5)	2/20/2017	—	—	—	—	1,340	4,020	—	93,023
(6)	2/20/2017	—	—	—	—	12,588	37,765	—	730,753
(7)	2/20/2017	—	—	—	—	1,340	4,020	—	77,787

Simon J. Leopold	N/A	—	525,000	—	—	—	—	—	—
(2)	2/20/2017	—	—	—	—	—	—	6,121	354,039
(3)	2/20/2017	—	—	—	—	—	—	652	37,712
(4)	2/20/2017	—	—	—	—	4,590	13,771	—	318,661
(5)	2/20/2017	—	—	—	—	489	1,466	—	33,923
(6)	2/20/2017	—	—	—	—	4,950	13,771	—	266,469
(7)	2/20/2017	—	—	—	—	489	1,466	—	28,367
(11)	12/11/2017	—	—	—	—	—	—	11,400	220,590

William S. Taubman	N/A	—	750,000	—	—	—	—	—	—
(2)	2/20/2017	—	—	—	—	—	—	10,930	632,191
(3)	2/20/2017	—	—	—	—	—	—	1,164	67,326
(4)	2/20/2017	—	—	—	—	8,197	24,592	—	569,059
(5)	2/20/2017	—	—	—	—	873	2,618	—	60,581
(6)	2/20/2017	—	—	—	—	8,197	24,592	—	475,855
(7)	2/20/2017	—	—	—	—	873	2,618	—	50,658

Paul A. Wright	N/A	—	395,192	—	—	—	—	—	—
(8)	2/20/2017	—	—	—	—	—	—	9,269	625,658
(8)	3/13/2017	—	—	—	—	—	—	3,129	204,011
(9)	2/20/2017	—	—	—	—	1,487	4,461	—	360,047
(10)	2/20/2017	—	—	—	—	1,487	4,461	—	301,118
(9)	3/13/2017	—	—	—	—	1,005	3,015	—	235,049
(10)	3/13/2017	—	—	—	—	1,005	3,015	—	196,578

Peter J. Sharp	N/A	—	250,000	—	—	—	—	—	—
(8)	2/20/2017	—	—	—	—	—	—	1,749	118,058
(8)	3/6/2017	—	—	—	—	—	—	8,744	592,581
(9)	2/20/2017	—	—	—	—	1,312	3,936	—	317,675
(10)	2/20/2017	—	—	—	—	1,312	3,936	—	265,680

(1)	The amounts in this column relate to the 2017 annual bonus program.

(2)	Time-Based awards of Restricted TRG Profits Units.

(3)	Time-Based awards of Restricted TRG Profits Units for Dividend Equivalent Rights.

(4)	Relative TSR Performance-based TRG Profits Units.

(5)	Relative TSR Performance-based TRG Profits Units for Dividend Equivalent Rights.

(6)	NOI Performance-based TRG Profits Units.

(7)	NOI Performance-based TRG Profits Units for Dividend Equivalent Rights issued.

(8)	Time-Based awards of Restricted Stock Units.

(9)	Relative TSR Performance-based Performance Stock Units.

(10)	NOI Performance-based Performance Stock Units.
(11) Retention award of TIme-based Restricted Stock Units.

(12)
See note 1 to the Summary Compensation Table for information regarding the grant-date fair value or incremental fair value of each award. Each Restricted TRG Profits Unit awarded on February 20, 2017 had a grant-date fair value of $57.84, each Relative TSR Performance-based TRG Profits Unit had a grant-date fair value of $23.14, and each NOI Performance-based TRG Profits Unit had a grant-date fair value of $19.35.

For the Relative TSR Performance-based Unit awards and the NOI Performance-based Unit awards, the aggregate grant-date fair value corresponds to the maximum estimated future payout multiplied by the per share grant-date value. The maximum share number is used because the per share grant-date fair value reflected the estimated probable outcome as of the grant date.
(13) P. Wright's bonus target amount represents a full year bonus target of $212,500 and a prorated additional bonus opportunity of $182,692 to reflect his April 1, 2017 promotion and relocation to the U.S. His full year target is $462,500 which consists of a bonus target of $212,500 and an additional bonus opportunity of $250,000 paid on a biweekly basis with a clawback provision as per the terms of his employment agreement.
See Description of the Annual Long Term Incentive Program on pages 53 & 54 for further descriptions of Profits Units.

Narrative Discussion of Grants of Plan-Based Awards in 2017
Annual Bonus Program. The Committee utilizes a target cash bonus pool for senior management, which consists of the aggregate target cash bonuses of each member of senior management. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the earned cash bonus pool for senior management based on the Committee's subjective analysis of an individual's performance and other factors it deems relevant. Since there was no maximum established for the target bonus pool or the allocation of bonus amounts to individual members of senior management, the Company has determined not to disclose a maximum amount in the table above. Earned bonus amounts for 2017 were approved by the Committee on March 7, 2018; such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Long-Term Incentive Program. 40% of the dollar value of the long-term incentive award was paid in RSUs and 60% of the dollar value of the long-term incentive award was paid in PSUs (except for Mr. Wright which is approximately 50% RSUs and 50% PSUs as per his employment agreement described on pages 69). The number of RSUs and PSUs are determined by dividing the dollar award by the closing price of the common stock on the grant date. For performance-based Profits Units awards, the maximum award value is granted and the units are then subject to recovery and cancellation depending on actual performance against the following performance measures over a specified performance cycle. Further, a portion of the Profits Units award represents estimated cash distributions to be paid during the vesting period and, upon vesting, there will be an adjustment in Profits Units to reflect actual cash distributions during such period.
RSUs. Each time-based unit represents the right to receive upon vesting one share of the Company's common stock. All time-based units granted in 2017 provide for vesting on March 1, 2020.

PSUs. Performance-based unit awards will have two equally weighted distinct measures; one that continues to use the relative TSR measurement and a second measure based on three-year average Comparable Center NOI growth with an absolute TSR modifier.

Dividend Equivalent Rights. At grant, Profits Units are not economically equivalent in the value to share of Company common stock, but over time can increase in value upon the occurrence of certain events to achieve a one-for-one parity with common stock by tax rules.  Until vested, a Profits Unit entitles the holder to only one-tenth of the distributions otherwise payable by TRG on a partnership unit.  There will then be an adjustment in actual number of Profits Units realized under each award to reflect the Operating Partnership's actual cash distributions during the vesting period. Assuming certain conditions are met, Profits Units are convertible at the election of the holder into an equivalent number of partnership units which are then redeemable by the participant on an equivalent basis for Company common shares.

Outstanding Equity Awards at December 31, 2017

The following table provides information on the current holdings of stock awards by the named executive officers as of December 31, 2017.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert S. Taubman	Various	32,278	2,111,950	—	—
	6/1/2016	—	—	36,810	2,408,478
	6/1/2016	—	—	36,810	2,408,478
(4)	6/1/2016	—	—	3,636	237,903
(4)	6/1/2016	—	—	3,636	237,903
	3/9/2015	—	—	42,906	2,807,340
Simon J. Leopold	Various	27,924	1,827,067	—	—
	2/20/2017	—	—	13,771	901,037
	2/20/2017	—	—	13,771	901,037
(4)	2/20/2017	—	—	1,466	95,920
(4)	2/20/2017	—	—	1,466	95,920
	6/1/2016	—	—	12,531	819,903
	6/1/2016	—	—	12,531	819,903
(4)	6/1/2016	—	—	1,238	81,002
(4)	6/1/2016	—	—	1,238	81,002
	3/9/2015			10,893	712,729
William S. Taubman	Various	19,504	1,276,147	—	—
	6/1/2016	—	—	23,973	1,568,553
	6/1/2016	—	—	23,973	1,568,553
(4)	6/1/2016	—	—	2,368	154,938
(4)	6/1/2016	—	—	2,368	154,938
	3/1/2015	—	—	23,391	1,530,473
Paul A. Wright	Various	20,013	1,309,451	—	—
	2/20/2017	—	—	4,461	291,883
	2/20/2017	—	—	4,461	291,883
	3/13/2017	—	—	3,015	197,271
	3/13/2017	—	—	3,015	197,271
Peter J. Sharp	Various	10,493	686,557	—	—
	2/20/2017	—	—	3,936	257,532
	2/20/2017	—	—	3,936	257,532

(1)	The RSUs vest as follows:

	March 1,
Name	2018	2019	2020
Robert S. Taubman	14,302	17,976	—
Simon J. Leopold	7,431	13,720	6,773
William S. Taubman	7,797	11,707	—
Paul A. Wright	3,722	3,893	12,398
Peter J. Sharp	2,915	5,829	1,749

(2)	Based upon the closing price of the Company's common stock on the NYSE on December 29, 2017 of $65.43.

(3)
Assumes the achievement of the maximum performance goal based upon performance through December 31, 2017 being above the target performance goal, which would result in a 300% payout of the target PSU grant for 2017, 2016, and 2015.

(4)	Represents maximum units awarded for TRG Profits Units for Dividend Equivalent Rights.

Option Exercises and Stock Vested in 2017
The following table provides information about the value realized by the NEOs on the exercise of options and the vesting of stock awards in 2017.

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert S. Taubman	128,491	2,222,315	25,221	1,744,032
Simon J. Leopold	—	—	4,887	337,936
William S. Taubman	74,095	1,280,205	13,749	950,743
Paul A. Wright	—	—	3,964	274,111
Peter J. Sharp	—	—	—	—
_____________

(1)
The value realized is based on the number of options exercised multiplied by the difference between (A) the closing price of the common stock on the NYSE on the exercise date and (B) the exercise price.

(2)
Represents the vesting of RSUs and PSUs which all vested on March 1, 2017. The value realized for purposes of the table is based upon the number of shares of common stock received upon vesting multiplied by the closing price of the common stock on the NYSE on March 1, 2017. The closing price of the common stock was $69.15.

Non-qualified Deferred Compensation in 2017
The Company had the following non-qualified deferred compensation arrangements in 2017 relating to the NEOs:
Supplemental Retirement Savings Plan
This plan provided benefits to senior management in the form of Company contributions which would have been payable under the tax-qualified retirement plan (The Taubman Company and Related Entities Employee Retirement Savings Plan, the “401(k) plan”) but for the reduction in recognizable compensation as required by the IRC. The plan was “frozen” for NEOs on June 30, 2013; participants retain the right to their account balance as of that date, but no new contributions will be made. The Company will continue to credit earnings at a rate of 1% above the prime rate of return established by JPMorgan Chase Bank, N.A.
Robert Taubman’s Deferral of TRG Units
Pursuant to an option deferral agreement entered into in December 2001 among the Manager, TRG and Mr. R. Taubman, Mr. R. Taubman deferred his right to receive 871,262 TRG units (Deferred TRG Units) pursuant to an incentive option granted to Mr. R. Taubman in 1992 that he exercised in 2002. Until the Deferred TRG units are distributed in full, Mr. R. Taubman receives distribution equivalents on the Deferred TRG units in the form of cash payments as and when TRG makes distributions on actual units outstanding. Beginning with the earlier of Mr. R. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, actual TRG units will be paid to Mr. R. Taubman in ten annual installments. In January 2011, an amendment to the option deferral agreement extended the issuance of the deferred units to begin in December 2017. In October 2016, an amendment to the option deferral agreement and the 2011 amendment was entered into which, effective December 1, 2017, extended the issuance of the deferral units to begin in December 2022 and changed the issuance period from ten to five annual installments. The deferral agreement will terminate and actual TRG units will be paid to Mr. R. Taubman in a single distribution upon a change of control of TRG if followed by Mr. R. Taubman’s termination of employment within six months of such change of control.

Non-qualified Deferred Compensation in 2017
The table below provides information on the non-qualified deferred compensation of the NEOs in 2017.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)		Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Robert S. Taubman	Supplemental Retirement Savings Plan	—	—	15,993		—	328,474
	Option Deferral Agreement	—	—	(7,405,727)	(5)	2,182,511	57,006,673
William S. Taubman	Supplemental Retirement Savings Plan	—	—	14,904		—	306,101
Simon J. Leopold		—	—	—		—	—
Paul A. Wright		—	—	—		—	—
Peter J. Sharp		—	—	—		—	—

(1)	The Company's contributions to the supplemental retirement savings plan ended in 2013.

(2)	None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the Summary Compensation Table.

(3)	Withdrawals and distributions are not reflected in the Summary Compensation Table.

(4)
For Messrs. R. Taubman and W. Taubman, $71,902 and $65,078, respectively, was reported in the Summary Compensation Table from 2006 through 2013 as compensation, in aggregate, all of which related to the Company's contributions to the supplemental retirement savings plan.

(5)
Represents a loss due to a $8.50 per share decrease in the common stock price. The share price decrease is with respect to the options previously exercised and the deferral of the underlying TRG units.

Potential Payments Upon Termination or Change-in-Control

The following section describes and quantifies potential payments and benefits to the NEOs under the Company's compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.

Mr. Sharp is party to an employment agreement with the Company and an operating agreement with subsidiaries of the Company as of September 1, 2016.

Mr. Wright is party to an employment agreement with the Company as of March 30, 2017 and a home protection agreement with the Company as of April 3, 2018.

Mr. Leopold is party to a change of control employment agreement with the Company.

Messrs. Leopold, Sharp and Wright are also party to the Severance Plan. Mr. Leopold will continue to be eligible to receive benefits under his change-in-control agreement if they are more favorable than the benefits provided through the Severance Plan and the same applies to Messrs. Sharp and Wright with respect to their employment agreements. Any benefits payable under either a change-in-control agreement or employment agreement will be offset by any benefit provided under the Severance Plan.

Messrs. R. Taubman and W. Taubman have not entered into any employment or change in control agreements and are not eligible to participate in the Severance Plan.

Certain of the Company's compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events; see “-Company Share-Based Plans” below. In addition, the Committee may authorize discretionary severance payments to its NEOs upon termination.
Company Share-Based Plans
2008 Omnibus Plan.  The Committee has the authority to accelerate vesting of any of the applicable awards at any time.
The RSUs will vest immediately if a participant's employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. Beginning with 2014 awards, RSUs will also vest immediately upon a lay-off in connection with a reduction in force. If a participant's employment with the Company is terminated for any other reason, the RSUs that have not vested as of such date will be forfeited.

The PSUs will vest immediately if a participant's employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. Beginning with 2014 awards, PSUs will also vest immediately upon a lay-off in connection with a reduction in force. The multiplier applicable to such vesting will be determined in the same manner as set forth in the award, although the vesting date will be substituted by the date of such vesting condition; provided, that, upon death, disability or retirement, the multiplier shall be one times if such vesting event occurs less than one year from the grant date. If a participant's employment with the Company is terminated for any other reason, the PSUs that have not vested as of such date will be forfeited.
Deferred Compensation Plans and Arrangements
Supplemental Retirement Savings Plan.    Messrs. R. Taubman and W. Taubman participated in the plan until it was frozen in June 2013. No withdrawals are permitted under the plan during employment. As soon as practicable following the termination of employment for any reason, the employee must elect a lump-sum payment (to be paid no earlier than one year following such termination date) or annual installments (such first installment to be paid no earlier than one year following the last day of the month of termination); however, in its sole discretion, the Company may accelerate such payment plan. The acceleration provisions will be amended as necessary to comply with the new tax rules applicable to non-qualified deferred compensation arrangements. In the event the employee dies before distribution of all amounts, the beneficiary may change the form of payment with the consent of the Company.
Robert Taubman's Deferral of TRG Units.    Beginning with the earlier of Mr. Taubman's cessation of employment for any reason or the ten-year anniversary of the date of exercise, the Deferred TRG units will be paid to Mr. Taubman in ten annual installments. In January 2011, an amendment to the option deferral agreement extended the issuance of the deferred units to begin in December 2017. In October 2016, an amendment to the option deferral agreement and the 2011 amendment was entered into which, effective December 1, 2017, extended the issuance of the deferral units to begin in December 2022 and changed the issuance period from ten to five annual installments. The deferral agreement will terminate and the Deferred TRG units will be paid to Mr. Taubman in a single distribution of TRG units upon a change of control of TRG if followed by Mr. Taubman's termination of employment within six months of such change of control.
Severance Plan.    On December 11, 2017, the Compensation Committee approved the Taubman Severance Plan. The Severance Plan provides Messrs. Leopold, Sharp, Wright and certain other senior management (each, a Participant) with various benefits in the event of an Involuntary Termination defined as a termination of employment (1) by the Company other than for cause or such employee’s death or disability or (2) by the employee for good reason. Messrs. R. Taubman and W. Taubman are not eligible to participate in the Severance Plan. The Severance Plan terminates 24 months after the Effective Date.
Consistent with existing Change in Control agreements in place, the Severance Plan includes coverage for an Involuntary Termination within one year after a Change in Control. In the event of a Change of Control Termination, a Participant will be entitled to the following:

(i)	payment of annual salary, unused paid time off or unused vacation earned and accrued prior to such termination (paid no more than 30 days after termination);

(ii)
a cash lump sum payment (payable within 65 days after termination) equal to the sum of (A) 250% of the sum of (I) 12 times the highest monthly base salary in the 12-month period preceding the month in which termination occurs (Annual Base Salary) and (II) the greater of the Participant’s target bonus in the year of termination or the highest bonus earned in the last three full fiscal years (or for such lesser number of full fiscal years prior to termination), including annualization for a bonus earned in a partial fiscal year (Annual Bonus) (collectively, CIC Cash Severance) and (B) 18 times the applicable monthly COBRA premium, with the CIC Cash Severance to be reduced by any Annual Base Salary or Annual Bonus payable for a termination event under any employment agreement (including a change of control employment agreement) the Participant otherwise has with the Company;

(iii)	full and immediate vesting of the Participant’s unvested equity awards (other than performance equity awards) under the 2008 Omnibus Long-Term Incentive Plan; and

(iv)
the vesting of the Participant’s unvested performance equity awards under the Omnibus Plan, with the determination of performance and other factors as provided under the terms of the Omnibus Plan and related award agreement.

In the event of any other Involuntary Termination without a Change in Control, a Participant will be entitled to the same benefits as described above with the cash lump sum payment being 200% of Annual Base Salary and Annual Bonus.
Except as specifically set forth above, the foregoing amounts and rights will not be reduced or canceled pursuant to any provision regarding the same in any employment agreement (including any change in control employment agreement) a Participant otherwise has with the Manager. If any payments and benefits to be paid or provided to a Participant, whether pursuant to the terms of the Severance Plan or otherwise, would be subject to “golden parachute” excise taxes under the IRC, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the eligible employee.
Receipt of the payments and benefits (other than the Annual Base Salary, unused paid time off or unused vacation earned and accrued prior to the termination of employment) under the Severance Plan is subject to execution by the Participant of a general waiver and release of claims with the Company that becomes effective. Further, any rights to payment under the Severance Plan will terminate immediately if the Participant violates any proprietary information or confidentiality obligation to the Company.
Change of Control Employment Agreement - Mr. Leopold
Mr. Leopold's agreement has a three-year term that automatically extends for an additional year on each anniversary of the first day of its terms unless a notice not to extend is given by the Company at least 60 days prior to the renewal date. If a change of control of the Company occurs during the term of the agreement, then the agreement becomes operative for a fixed three-year period commencing on the date of the change of control and supersedes any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.
The agreement provides generally that Mr. Leopold's terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. In addition, the agreement also provides that upon a change of control or a termination of employment in anticipation of a change of control, all of the executive's share-based compensation awards that are outstanding on the date of the change of control will vest and, in specified circumstances, will become exercisable or payable.
After a change of control, if the executive's employment is terminated for cause, the executive will generally be entitled to receive:

•	accrued and unpaid compensation and benefits; and

•	other vested benefits in effect on the date of the termination.
After a change of control, if the executive's employment is terminated by reason of the person's death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive:

•	the amounts noted above for termination for cause; and

•	an annual cash bonus for the year in which the termination of employment occurs, pro-rated through the date of termination.
After a change of control, if the executive's employment is terminated by the Company other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

•	the amounts noted above for termination by reason of death or disability;

•	two and a half times the executive's annual base salary and annual cash bonus;

•	continued welfare benefits and perquisites for at least thirty months; and

•	outplacement services for one year.
The annual cash bonus portion of this severance amount will be based on the higher of the highest award paid to the executive during the three years prior to the change of control or the most recent award paid to the executive prior to the date of termination of employment.

The change in control agreement has been amended to eliminate a full gross up provision and instead provide for a “best-net” determination.
Further, as a condition to receiving such funds and subject to limited specified exceptions, the executive must sign an agreement to forever release and discharge the Company and its agents from any and all liabilities of any kind whatsoever related in any way to the Company's employment of the executive that the executive has ever had or may thereafter have against the Company or its agents. The executive is also subject to customary confidentiality provisions after the termination of employment with the Company.
Employment Agreement - Mr. Wright

In March 2017, the Company entered into an employment agreement with Mr. Wright commencing on April 1, 2017 with the initial term ending March 30, 2019 (the Wright Term). The Wright Term may be extended for an additional two (2) years (i.e. expiring on March 30, 2021), at the mutual written agreement of Mr. Wright and Company, each in their sole discretion.

The employment agreement provides for an annual base salary of $425,000, with consideration of upward adjustments to be reviewed annually, and an annual target bonus of 50% of his base salary. In lieu of a travel allowance and in recognition of Mr. Wright's global role, the agreement also provides for an additional base salary supplement of $410,000, and an additional bonus payment of $250,000 which can be increased or clawed-back based on a subjective assessment of Mr. Wrights performance at year-end. Both the additional base salary supplement and the additional bonus payment are paid in equal installments on a biweekly basis.

Mr. Wright has an annual long-term incentive opportunity equivalent to 80% of his annual base salary ($340,000) in the form of RSUs and a $335,000 annual PSU award opportunity (half based on CC NOI Growth with an Absolute TSR Modifier and the other half based on Relative TSR against the FTSE NAREIT ALL REIT Index Retail Sector). He will be eligible for these annual RSU Award and PSU Award grants in March of 2017 and 2018, and if the term is extended for an additional two years, in March of 2019 and 2020. All equity awards are subject to 3 year cliff vesting.

In addition, Mr. Wright received the Company's international relocation package which payment for reasonable amounts for shipment of household goods, new home closing costs, temporary housing, and any obligations under Executive’s current lease in Hong Kong after the Executive takes residence in the US.

Mr. Wright is eligible for other standard benefits offered to senior level management in the U.S. such as health insurance, life insurance, accidental death and dismemberment insurance, 401(k) retirement savings plan and long-term disability benefits. He will also be reimbursed for reasonable out of pocket expenses relating to tax preparation and will be tax equalized related to equity awards granted prior to his arrival in the U.S.
In the event that, prior to the end of the Term, Mr. Wright’s employment is terminated by the Company for other than "Good Cause", death or Disability, or is terminated by Mr. Wright for "Good Reason" (as defined therein), he will receive the following:

(i)	Base salary and additional salary shall continue to be paid to him until the end of the Wright Term;

(ii)	Payment of the target bonus and additional bonus for the period ending at the end of the Wright Term or prorated for any partial year that may fall within the aforementioned period;

(iii)
Reimbursement for the cost of continuing his health insurance coverage under Company’s benefit plans for the maximum continuation period allowed under such plans, but not longer than three (3) months; provided, however, that (i) he shall in good faith endeavor to find other comparable employment, and (ii) any salary or bonus continuation due to him will be subject to reduction on a dollar-for-dollar basis according to any cash compensation earned by him as a result of such other employment.

(iv)	Company will reimburse Mr. Wright for his reasonable out of pocket expenses incurred in relocating back to Hong Kong.
Promptly following expiration or termination of Mr. Wright’s employment hereunder, and as a precondition to any separation pay or benefits, he shall execute and deliver a resignation and release of claims document. Mr. Wright will continue to be eligible to receive benefits under the Severance Plan if they are more favorable than the benefits provided through his employment agreement. Any benefits payable under the Severance Plan will be offset by any benefit provided under his employment agreement.

Home Protection Upon Termination Agreement - Mr. Wright

In March, 2018, the Company entered into a home sale loss protection agreement with Mr. Wright. The agreement provides that if Mr. Wright's employment is terminated in connection with a Change of Control prior to March 1, 2020, the Company will make a taxable payment for the difference between the purchase price of the residence that Mr. Wright paid to purchase the residence and the sale price paid to Mr. Wright as part of a sale (Loss) of the residence provided that:

(i)	Mr. Wright fully participates in the Company's sponsored home marketing program;

(ii)	The residence is listed for sale at a reasonable and market rate as advised by an independent realtor (and confirmed by appraisal if requested by the Company); and

(iii)	The Company is provided with all relevant documentation related to the purchase and sale of the residence.

The amount of the Loss shall not include any amounts related to capital improvements of the residence, upgrades or maintenance work completed on the residence.

The Company will be responsible to reimburse Mr. Wright for eighty percent (80%) of the Loss, not to exceed five hundred thousand dollars ($500,000). Payment shall be made within 30 days after the Company's receipt of the required documentation regarding the Loss.

Employment Agreement - Mr. Sharp

In September 2016, the Company entered into an employment agreement with Mr. Sharp with the initial term ending December 31, 2021 (the Sharp Term). Mr. Sharp also agreed to serve on the board of directors of Taubman Asia's management company for the term of his employment.

The employment agreement provides for an annual base salary of $500,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Sharp with an annual target bonus of 50% of his base salary and an annual long-term incentive opportunity equivalent to 60% of his base salary (40% to be granted as RSUs and 60% as PSUs - half based on CC NOI Growth with an Absolute TSR Modifier and the other half based on Relative TSR against the FTSE NAREIT ALL REIT Index Retail Sector).

Mr. Sharp also received a sign-on bonus of $300,000 and a grant of RSU’s of $600,000 - one third of which will vest in March 2018 and the remaining two thirds vesting in March 2019. The cash sign-on bonus is subject to a prorated one year clawback provision if Mr. Sharp terminates employment for any reason, other than for "good reason", or if the Company terminates his employment for "good cause", before his first anniversary of employment.

With respect to Mr. Sharp's housing, the Company agrees for the term of his agreement to reimburse, or pay rent directly to the landlord, management fees and government rates up to a maximum of HK$130,000 ($16,710) per month for 2017, and reasonable increases thereafter. Mr. Sharp will also receive $150,000 per year, paid in equal monthly installments, for the purpose of funding auto-related expenses, personal travel and other personal related expenses.

Mr. Sharp is also eligible for other benefits such as health insurance, life insurance, accidental death and dismemberment insurance, and long-term disability benefits.

In the event that, prior to the end of the Term, Mr. Sharp’s employment is terminated by the Company for other than “Good Cause,” Death or disability, or is terminated by Executive for “Good Reason” (as defined therein), he will receive the following:

(i)	Base salary shall continue to be paid to him until the earlier of (i) the end of the Sharp Term or (ii) or the date that is two years after such termination;

(ii)	Payment of the target bonus for the period ending on the earlier of (i) the end of the Sharp Term or (ii) or the date that is two years after such termination;

(iii)	The housing costs and personal expenses shall continue to be paid or reimbursed for a period of three calendar months following such termination;

(iv)
Reimbursement for the cost of continuing his health insurance coverage under the Company’s benefit plans for the maximum continuation period allowed under such plans, but not longer than three (3) months; provided, however, that (i) he shall in good faith endeavor to find other comparable employment, and (ii) any salary or bonus continuation due to him will be subject to reduction on a dollar-for-dollar basis according to any cash compensation earned by him as a result of such other employment.

Promptly following expiration or termination of Mr. Sharp’s employment hereunder, and as a precondition to any separation pay or benefits, he shall execute and deliver a resignation and release of claims document. Mr. Sharp will continue to be eligible to receive benefits under the Severance Plan if they are more favorable than the benefits provided through his employment agreement. Any benefits payable under the Severance Plan will be offset by any benefit provided under his employment agreement.

Operating Agreement for Taubman Properties Asia III LLC - Mr. Sharp

In September 2016, Mr. Sharp obtained an ownership interest in Taubman Properties Asia III, a consolidated subsidiary of the Company. This interest entitles Mr. Sharp to 3% of Taubman Asia's dividends for investment activities undergone by Taubman Asia subsequent to him obtaining his ownership interest, with all of his dividends being withheld as contributions to capital. These withholdings will continue until he contributes and maintains his capital consistent with his percentage ownership interest, including all capital funded by TRG for Taubman Asia's operating and investment activities subsequent to Mr. Sharp obtaining his ownership interest. TRG has a preferred investment in Taubman Asia to the extent Mr. Sharp has not yet contributed capital commensurate with his ownership interest. This preferred investment accrues an annual preferential return equal to TRG's average borrowing rate (with the preferred investment and accrued return together being referred to herein as the preferred interest).

Taubman Asia has the ability to call, and Mr. Sharp has the ability to put, his ownership interest upon specified terminations of his employment, although such put or call right may not be exercised for specified time periods after certain termination events. The redemption price for the ownership interest is 50% (increasing to 100% as early as January 2022) of the fair value of the ownership interest less the amount required to return TRG’s preferred interest. The Company has determined that Mr. Sharp's ownership interest in Taubman Asia qualifies as an equity award, considering its specific redemption provisions, and accounts for it as a contingently redeemable noncontrolling interest. As of December 31, 2017, the carrying amount of this redeemable equity was zero.

For purposes of the table below, the Company assumes that it would redeem Mr. Sharp's remaining ownership upon any termination of employment.
Change of Control/Severance Payment Table
The following table estimates the potential payments and benefits to the NEOs upon termination of employment or a change of control, assuming such event occurs on December 31, 2017. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
Items Not Reflected in Table. The following items are not reflected in the table set forth below:

•	Accrued salary, cash bonus and paid time off.

•
Potential payment under Mr. Wright's Home Protection Agreement upon termination resulting from a Change of Control or reimbursement of reasonable out of pocket expatriate expenses relating to Mr. Wright relocating back to Hong Kong.

•	Costs of any mandated governmental assistance program to former employees.

•	Amounts outstanding under the Company's 401(k) plan.

•
Supplemental Retirement Savings Plan.    If such participant's employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager's services agreement with TRG), or the Company accelerates such payment as of December 31, 2017, then the participant would receive the aggregate balance amount relating to the plan as set forth in the “Non-qualified Deferred Compensation in 2017” table.

•
Robert Taubman's Deferral of TRG Units.    If Mr. Taubman's employment is terminated for any reason as of December 31, 2017, the Deferred TRG units will be paid to Mr. Taubman in five annual installments. If Mr. Taubman's employment is terminated within six months of a change of control, then the Deferred TRG units will be paid to Mr. Taubman in a single distribution. The aggregate balance amount relating to this deferral arrangement is set forth in the “Non-qualified Deferred Compensation in 2017” table.

Other Notes Applicable to Table.

•
The 1992 Option Plan and 2008 Omnibus Plan provide for the acceleration of vesting of share-based awards upon retirement, death, disability, layoff in connection to a reduction in force or a change of control. The closing price of the Company's common stock on December 29, 2017 was $65.43. The table reflects the intrinsic value of such acceleration, which is:

•	for each unvested RSU or Restricted TRG Profits Units, $65.43; and

•
for each PSU or Profits Units, in the case of death, disability, layoff in connection to a reduction in force (or retirement, for the annual PSU grants) or in the case of a change of control, $65.43 multiplied by:

•	1x for each 2017 and 2016 NOI TRG Profit Unit or PSU (estimated multiplier as of December 31, 2017)

•	0.74x for each 2017 Relative TSR Profit Unit or PSU (estimated multiplier as of December 31, 2017)

•	1.44x for each 2016 Relative TSR Profit Unit or PSU (estimated multiplier as of December 31, 2017)

•	1.24x for the 2015 TSR PSU (actual vesting as of March 2018)

•
The Committee has discretion to accelerate the vesting of RSU, PSU and Profits Units awards to the extent not expressly set forth above. The table assumes the Committee does not utilize such discretion.

•	The table does not reflect the intrinsic value of vested options, which is set forth in “Outstanding Equity Awards at December 31, 2017."

•
For a termination following a change of control, the table below assumes such termination is other than for cause, death or disability, or due to the executive resigning for good reason, or upon certain terminations in connection with or in anticipation of a change of control.

•	None of the NEOs are eligible for retirement and therefore termination due to retirement is not included in the table below.

•	Life insurance amounts only reflect policies paid for by the Company.

•	The table assumes a “disability” is of a long-term nature, which triggers vesting of share-based awards. Disability payments are shown on an annual basis.

	Cash Severance ($)	Miscellaneous Benefits ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)	Annual Disability Benefits ($)(5)	Total ($)
Robert S. Taubman(1)
Death	—	—	7,745,441	1,400,000	—	9,145,441
Disability	—	—	7,745,441	—	360,000	8,105,441
Layoff in connection with a reduction in force	—	—	7,745,441	—	—	7,745,441
Change of control	—	—	7,745,441	—	—	7,745,441
Simon J. Leopold
Termination without cause or for Good Reason(2)	2,150,000	41,722	4,025,146			6,216,868
Death	—	—	4,025,146	1,400,000	—	5,425,146
Disability	—	—	4,025,146	—	360,000	4,385,146
Layoff in connection with a reduction in force(2)	2,150,000	41,722	4,025,146	—	—	6,216,868
Change of control(3)	2,687,500	78,537	4,025,146	—	—	6,791,183
William S. Taubman(1)
Death	—	—	4,575,707	1,400,000	—	5,975,707
Disability	—	—	4,575,707	—	360,000	4,935,707
Layoff in connection with a reduction in force	—	—	4,575,707	—	—	4,575,707
Change of control	—	—	4,575,707	—	—	4,575,707
Paul Wright
Termination without cause or for Good Reason(2)	1,621,875	41,722	2,160,580	—	—	3,824,177
Death	—	—	2,160,580	1,400,000	—	3,560,580
Disability	—	—	2,160,580	—	360,000	2,520,580
Layoff in connection with a reduction in force(2)	1,621,875	41,722	2,160,580	—	—	3,824,177
Change of control(2)	1,621,875	41,722	2,160,580	—	—	3,824,177
Peter Sharp(4)
Termination without cause or for Good Reason	1,500,000	60,164	1,134,664	—	—	2,694,828
Death	—	—	1,134,664	1,400,000	—	2,534,664
Disability	—	—	1,134,664	—	480,000	1,614,664
Layoff in connection with a reduction in force	1,500,000	60,164	1,134,664	—	—	2,694,828
Change of control	1,875,000	60,164	1,134,664	—	—	3,069,828

(1)
Except as specified in "-Items Not Reflected in Table," such person does not receive any additional payments if (A) he voluntarily terminates his employment, or (B) his employment is terminated by the Company with or without cause.

(2)	Miscellaneous Benefits amount includes the estimated payment equivalent in value of continuing health benefits for 18 months after December 31, 2017 (using 2018 COBRA rates).

(3)
Miscellaneous Benefits amount includes the estimated value of continuing health and welfare benefits for 30 months after December 31, 2017 (using 2018 COBRA rates) and outplacement services for one year after December 31, 2017.

(4)
Miscellaneous Benefit amount includes the estimated value of continuing health benefits for 3 months after December 31, 2017 (using the 2018 Hong Kong health benefit rate) and continued housing allowance for 3 months after December 31, 2017.

(5) For terminations due to disability, the total amounts only include one year of disability benefits. In actuality, such amount will be paid on an annual basis.

RELATED PERSON TRANSACTIONS

Policies and Procedures
To assist the Company in complying with its disclosure obligations and to enhance the Company's disclosure controls, the Board approved a written policy regarding related person transactions. A “related person” is a director, officer, nominee for director or a more than 5% shareholder (of any class of the Company's Voting Stock) since the beginning of the Company's last completed fiscal year, and their immediate family members. A "related person transaction" is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company's proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions, and such persons also are required to provide written notice to the Company's General Counsel or outside general counsel of any updates to such information prior to the annual meeting. Further, the Company's financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.
From January 1, 2017 through the date hereof, the Company's related person transactions were solely with members of the Taubman family and their affiliates. The Audit Committee and/or the independent directors of the Board reviewed such business transactions to ensure that the Company's involvement in such transactions was on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and was in the best interests of the Company and its shareholders. When necessary or appropriate, the Company has engaged third party consultants and special counsel, and the Board has created a special committee, to review such transactions. While Mr. R. Taubman and Mr. W. Taubman may participate in certain discussions regarding Company transactions with the Taubman family and affiliates, they recuse themselves from the approval process by the Board or Audit Committee and do not negotiate contractual terms or control the Company's strategies with respect to such transactions.

2017 Related Person Transactions

The Manager is the manager of the Sunvalley shopping center (Sunvalley) in Concord, California, and has been the manager since its original development (opened in 1967). TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which indirectly owns the center. The other 50% partner consists of two entities owned and controlled by the Revocable Trust (Robert Taubman, William Taubman and Gayle Taubman Kalisman are co-trustees of such trust).  A. Alfred Taubman was the former Chairman of the Board and the father of Robert and William Taubman.  The Sunvalley partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent. Sunvalley is subject to a ground lease on the land, which is owned by Taubman Land Associates LLC (Taubman Land). Taubman Land is owned 50% by an affiliate of TRG and 50% by an entity that Robert Taubman, William Taubman and Gayle Taubman Kalisman have ownership interests in and control. Rent was $1.7 million for 2017.

The Revocable Trust and certain of its affiliates receive various management services from the Manager. For such services, the Revocable Trust and affiliates paid the Manager approximately $2.5 million in 2017.

Taubman Ventures Management, an operating division of TVG that manages the personal assets of, and provides administrative services to, the Taubman family, including A. Alfred Taubman's estate (collectively, the “Taubman Family”), utilizes a portion of the Manager's Bloomfield Hills, Michigan offices. For the use of the office space, Taubman Ventures Management paid the Manager approximately $152,000 in 2017, representing its pro rata share of the total occupancy costs. In addition, employees of Taubman Ventures Management and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager.  For participation in the Manager's benefit program, participants paid the Manager approximately $51,000 in 2017, representing 100% reimbursement of the costs associated with such participation in the benefit program plus a 15% administrative fee.

The Manager owns a corporate plane for business use and was reimbursed approximately $532,150 in 2017 by the Taubman Family for personal use of the corporate plane, representing reimbursement of all pilot and crew expenses, fuel costs and landing fees.

See “Compensation Discussion and Analysis-Description and Analysis of 2017 Compensation Elements” for information on calculating incremental cost to the Company in respect of corporate plane use.

At the time of the Company's initial public offering and its acquisition of its partnership interest in TRG in 1992, the Company entered into an agreement (as amended and restated, the Cash Tender Agreement) with A. Alfred Taubman as trustee of the Revocable Trust and TRA Partners (now Taubman Ventures Group LLC or TVG), each of whom  owned an interest in TRG, whereby each of the Revocable Trust and TVG (and any assignee of their TRG units) has the right to tender to the Company TRG units (provided that if the tendering party is tendering less than all of its TRG units, the aggregate value is at least $50 million) and cause the Company to purchase the tendered interests at a purchase price based on its market valuation on the trading date immediately preceding the date of the tender (except as provided below). TVG is controlled by a majority-in-interest among the Revocable Trust and entities affiliated with the children of A. Alfred Taubman (Robert S. Taubman, William S. Taubman, and Gayle Taubman Kalisman).  At the election of the tendering party, TRG units held by members of A. Alfred Taubman’s family and TRG units held by entities in which his family members hold interests may be included in such a tender. The Company will have the option to pay for tendered interests from available cash, borrowed funds, or from the proceeds of an offering of common stock. Generally, the Company expects to finance these purchases through the sale of new shares of its stock. The tendering party will bear all market risk if the market price at closing is less than the purchase price and will bear the costs of sale. Any proceeds of the offering in excess of the purchase price will be for the sole benefit of the Company. The Company accounts for the Cash Tender Agreement as a freestanding written put option. As the option put price is defined by the current market price of the Company's stock at the time of tender, the fair value of the written option defined by the Cash Tender Agreement is considered to be zero. Based on a market value at December 31, 2017 of $65.43 per common share, the aggregate value of interests in TRG that may be tendered under the Cash Tender Agreement was approximately $1.6 billion. The purchase of these interests at December 31, 2017 would have resulted in the Company owning an additional 28% interest in TRG.

AUDIT COMMITTEE MATTERS
The Audit Committee acts under a written charter available on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab. Each member of the Audit Committee is independent under the Company's Corporate Governance Guidelines and as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE.
As described more fully in its charter, the Audit Committee is responsible for providing independent, objective oversight and review of the Company's accounting and financial reporting functions, including monitoring the effectiveness of the Company's internal control over financial reporting, disclosure controls and internal audit function. Management has the primary responsibility for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.
The responsibilities of the Audit Committee include engaging an accounting firm to be the Company's independent registered public accounting firm and establishing the terms of retention, including compensation. Additionally, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm's report on, each audit of the Company's financial statements;

•	the appropriateness of KPMG’s fees, taking into account the size and complexity of the Company and the resources necessary to perform the audit and other engagement matters;

•
the continued independence of the Company's independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services;

•	the Company's quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in the Company's accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel;

•	the adequacy of the Company's ethics and compliance programs; and

•	legal and regulatory matters that may have a material impact on the consolidated financial statements or internal control over financial reporting.
The Audit Committee also considers whether to rotate the independent audit firm. KPMG has been the Company’s independent auditor since 2004. KPMG rotates its lead audit engagement partner every five years. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with the Company. These include:

•	Higher quality audit work and accounting advice, due to KPMG’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

•	Operational efficiencies and a resulting lower fee structure because of KPMG’s history and familiarity with our business.

Pre-Approval Policies and Procedures
The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or the Chairman of the Audit Committee must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company's independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

KPMG Fees
The following table sets forth the fees the Company was billed for audit and other services provided by KPMG in 2017 and 2016. All of such services were approved in conformity with the pre-approval policies and procedures described above. The Audit Committee, based on its reviews and discussions with management and KPMG noted above, determined that the provision of these services was compatible with maintaining KPMG's independence.

	2017 ($)	2016 ($)
Audit Fees	2,030,600	1,861,374
Audit-Related Fees	33,580	26,850
Tax Fees	—	4,324
Total Fees	2,064,180	1,892,548
Audit Fees. Audit fees relate to professional services rendered by KPMG for the audits of the Company's annual financial statements and the Company's internal control over financial reporting, review of the financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. The table includes $777,600 and $683,200 in 2017 and 2016, respectively, related to individual shopping center audit reports.
Audit-Related Fees. Audit-related fees relate to assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company's financial statements. In 2017 and 2016, audit-related services primarily consisted of fees for services related to the audit of an employee benefit plan.
Tax Fees. Tax fees in 2016 relate to tax consulting and compliance services for certain tax filings. There were no tax fees in 2017.

REPORT OF THE AUDIT COMMITTEE
In connection with the Company's annual report on Form 10-K for the year ended December 31, 2017, and the consolidated financial statements to be included therein, the Audit Committee has reviewed and discussed with management and the independent auditor the Company's audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2017, and the independent auditor’s report on those financial statements. KPMG presented the matters required to be discussed with the Committee by Public Company Accounting Oversight Board (“PCAOB”) standards and Rule 2-07 of SEC Regulation S-X and Statement on Auditing Standard No. 1301, as amended. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies. The Audit Committee received the written disclosures and letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and has discussed with KPMG its independence with respect to the Company.
Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC.
The Audit Committee

Ronald W. Tysoe, Chairman
Jerome A. Chazen
Cia Buckley Marakovits
Myron E. Ullman, III

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018
Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not ratified by the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. KPMG has served as the Company's independent registered public accounting firm since 2004, and the appointment of KPMG in such years was ratified by the Company's shareholders at the respective annual meetings. See “Audit Committee Matters” for a description of fees in 2017 and 2016 and other matters related to KPMG's provision of services to the Company.
The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.
The Board recommends that the shareholders vote FOR the ratification of KPMG as the Company's independent registered public accounting firm for the year ending December 31, 2018.

PROPOSAL 3 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC's rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.
In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 annual meeting of shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, to be held no later than 2023.
As described in detail under the heading “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure an alignment of interests of such persons with our shareholders. Under this program, our NEOs are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our executive officer compensation programs also are structured appropriately to support our Company and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure the fulfillment of our compensation philosophy and goals.
Please read the “Compensation Discussion and Analysis,” beginning on page 36 (which includes an Executive Summary), and the “Named Executive Officer Compensation Tables,” beginning on page 58, for additional details about our NEO compensation program, including information about the target and earned compensation of our NEOs in 2017.
We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. We value the opinions of our shareholders and to the extent that this proposal is not approved by a significant margin, the Compensation Committee will evaluate whether any actions are necessary to address the general concerns expressed by this vote.
The Board recommends that the shareholders vote FOR the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the rules of the SEC.

PROPOSAL 4 - APPROVAL OF 2018 OMNIBUS LONG-TERM INCENTIVE PLAN

The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan (the “2008 Plan”) originally became effective on May 29, 2008, and is scheduled to expire on May 29, 2018. As of April 2, 2018, there were an aggregate of 8,500,000 shares of our common stock and of TRG profits units authorized and reserved for awards pursuant to the 2008 Plan, and we had 2,352,680 remaining shares of common stock and TRG profits units available for issuance thereunder as of that date.
We are asking our shareholders to approve The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan (the “2018 Plan”) to replace the 2008 Plan under which we grant equity awards. We grant equity incentive awards to motivate our officers, directors, employees and service providers to achieve long-term financial and strategic goals and to attract and retain our officers, directors and key employees. For purposes of this Proposal 4, the phrase the “Company” refers to Taubman Centers, Inc., TRG, the Manager and their respective subsidiaries and affiliates, or any one of them, unless the context otherwise requires, and the phrases “Share” or “common stock” refers to the common stock of Taubman Centers, Inc.
If approved by our shareholders, awards previously granted under the 2008 Plan would remain outstanding pursuant to the terms of the 2008 Plan. The remaining shares of common stock and TRG profits units under the 2008 Plan would not be rolled into the 2018 Plan and would not become available for grant thereunder. Under the 2018 Plan, 2,800,000 shares of common stock and of TRG profits units will be available for issuance.
The Compensation Committee approved the new 2018 Plan on April 16, 2018, subject to shareholder approval at the 2018 annual meeting. If our shareholders approve the 2018 Plan, it would become effective as of [ ], and immediately become available for equity issuances thereunder. If our shareholders do not approve the 2018 Plan, the Company would be unable to issue equity awards after the expiration of the 2008 Plan, which could impair our ability to recruit and retain the talent necessary to maintain and grow our business.
Summary of the 2018 Plan
We qualify the summary of the 2018 Plan that follows in its entirety by the provisions of the 2018 Plan, which we have attached as Appendix B to this Proxy.
Overview
We intend the 2018 Plan to: (i) enhance the ability of the Company to attract and retain highly qualified directors, officers, key employees and other service providers and to motivate such persons to serve the Company and to improve the business results and earnings of the Company by providing to such persons an opportunity to acquire or increase and maintain a direct proprietary interest in the operations and future success of the Company; and (ii) align the interests of our directors, officers, key employees and other service providers with those of our shareholders by reinforcing the relationship between compensation and shareholder gains through the achievement by award recipients of, as applicable, short-term objectives and long-term goals.

Key Features Protecting Shareholder Interests and Promoting Effective Corporate Governance.
The 2018 Plan includes the following features to protect our shareholders’ interests and to ensure effective corporate governance:

•
Minimum one-year vesting. The 2018 Plan requires that all awards have a minimum vesting period of one year from the Grant Date, except for awards covering up to 5% of the total Shares and Profits Units Available for Issuance (defined below) may be granted under the 2018 Plan as unrestricted Shares or otherwise as awards with a vesting period of less than one year.

•	No discounted stock options. The 2018 Plan prohibits us from granting stock options with an exercise price less than the fair market value of the common stock on the grant date.

•
No repricing of stock options. The 2018 Plan prohibits the repricing of stock options either by payment in cash, amendment of an award agreement or by substitution of a new option award at a lower price, in each case, without shareholder approval.

•
No stock options reloads. The 2018 Plan prohibits the grant of stock option reloads. An option “reload” allows a participant to exercise a stock option using already owned shares of common stock to pay for the exercise price, with the plan then issuing new options back to the participant equal to the total shares of common stock surrendered to pay for the exercise price.

•	Non-employee director compensation limit. The 2018 Plan provides for a $500,000 non-employee director compensation limit for all award types in any single calendar year.

•
No single trigger vesting on a change in control where awards are assumed or substituted. The 2018 Plan does not accelerate vesting of unvested awards upon a change in control if the successor/acquirer company honors, assumes or substitutes the awards with successor/acquirer company awards equal in value to awards outstanding at the time of the change in control. If the successor/acquirer honors, assumes or substitutes the award, then accelerated vesting occurs only upon involuntary termination without cause or for good reason within two years of the change in control.

•
No dividend equivalents or dividends on options or unvested awards. The 2018 Plan prohibits the payment of dividend equivalents on options. The Plan permits the payment of dividends or dividend equivalents on restricted awards only after the vesting of the underlying award.

•
Independent committee administration. The 2018 Plan is administered by the Compensation Committee, whose members are independent under NYSE rules and satisfy the “non-employee director” requirements of Rule 16b-3 of the Exchange Act.

Share/Profits Unit Reserve and Award Limits
The 2018 Plan provides for the award to directors, officers, employees and other service providers of the Company of restricted shares, unrestricted shares, restricted share units, options to purchase shares, restricted profits units (relating to TRG), and dividend equivalent rights to acquire up to an aggregate of 2,800,000 Shares or Profits Units (the Shares Available for Issuance). For purposes of calculating the Shares Available for Issuance, (i) each option to purchase a Share will be counted as one Share, (ii) each restricted share, unrestricted share, and restricted share unit will be counted as one Share, and (iii) each restricted profits unit will be counted as one Profits Unit. Rights to receive dividends on a Share or distributions on a Profits Unit (except for rights to receive dividends or distributions in cash, which are related to other awards) will also themselves be counted as one Share or Profits Unit. If an award of restricted shares, restricted share units or restricted profits units is forfeited or an award of options or other rights granted expires without being exercised, the Shares or Profits Units covered by any such award would revert to Shares Available for Issuance.

The 2018 Plan further provides that:

•	We cannot issue to any one person more than 500,000 Shares in the form of options under the 2018 Plan in any calendar year.

•	We cannot issue to any one person more than 500,000 Shares or Profits Units under awards other than options that are denominated in Shares or Profits Units in any calendar year.

•
As we described above under “Key Features Protecting Shareholder Interests and Promoting Effective Corporate Governance - Director Compensation Limit,” no non-employee director may receive awards for services as a director in excess of $500,000 per year.

•	Shares issued under the 2018 Plan may be authorized shares that may have been previously unissued or reacquired.

•	We can issue replacement awards to employees of companies acquired by us, and those replacement awards do not count against the Shares Available for Issuance.
Administration
If approved by shareholders, the Compensation Committee will administer the 2018 Plan. The Compensation Committee has the authority to select the persons to whom we make awards, to determine or modify the form, amount, terms, conditions, restrictions, and limitations of awards (including vesting provisions, terms of exercise or settlement of an award and expiration dates) and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2018 Plan. To the extent permitted by law and the provisions of the 2018 Plan, the Compensation Committee may delegate all or any portion of its authority under the 2018 Plan to a subcommittee of directors and/or officers of the Company for the purposes of determining or administering awards granted to persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act. Additionally, the Compensation Committee may send any action or determination it approves under the 2018 Plan to the Board of Directors for their review and approval, provided, that the Board of Directors may also, act in place of the Compensation Committee for these purposes.
Participant Eligibility
We may grant awards under the 2018 Plan to individuals who are then our directors, officers, employees or consultants and to any other individual whose participation in the 2018 Plan is determined to be in our best interests and critical to our long-term success by the Compensation Committee. As of the date of this Proxy Statement, we have seven non-employee directors, six executive officers/Section 16 officers, and we estimate that currently there are approximately 100 other employees eligible to receive awards under the 2018 Plan.
Types of Awards Available for Grant under the 2018 Plan
Options.  The 2018 Plan permits the granting of options to purchase Shares that are intended to qualify as incentive options under the IRC, and also options to purchase Shares that do not qualify as incentive stock options (“non-qualified options”). The exercise price of each option may not be less than 100% of the fair market value of the Shares on the date of grant. In the case of certain 10% shareholders who receive incentive options, the exercise price may not be less than 110% of the fair market value of the Shares on the date of grant. An exception to these requirements is made for any options that we grant in substitution for options held by directors, officers, employees and consultants of a company that we acquire. In such a case, the exercise price would be adjusted to preserve the economic value of such holder’s option from his or her former employer.
The term of each option is fixed by the Compensation Committee and may not exceed ten years from the date of grant; provided, however, that in the case of certain 10% shareholders who receive incentive options the term of the option may not exceed five years. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after death, disability, retirement, or termination of employment during which options may be exercised.
The exercisability of options may be accelerated by the Compensation Committee, such as upon death, disability, retirement, termination of employment, or change in control.

To the extent authorized by the Compensation Committee, an option holder may pay the exercise price of an option by cash, check, by tendering Shares (which, if acquired from us, have been held by the option holder for at least six months), or by means of a broker-assisted cashless exercise.
Options granted under the 2018 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to address estate planning concerns.
Stock options may not be repriced, directly or indirectly, without shareholder approval.
Restricted Shares and Restricted Share Units.  The 2018 Plan permits the granting of restricted Shares and restricted share units. Restricted Shares are Shares granted subject to forfeiture if specified holding periods and/or performance targets are not met. Restricted share units are substantially similar to restricted shares but result in the issuance of Shares upon meeting specified holding periods and/or performance targets, rather than the issuance of the Shares in advance. Restricted Shares and restricted share units granted under the 2018 Plan may not be sold, transferred, pledged or assigned prior to meeting the specified holding periods and/or performance targets. The Compensation Committee determines the holding periods and/or performance targets and the circumstances under which the holding periods may be accelerated and/or performance targets may be waived, such as upon death, disability, retirement, termination of employment, or change in control.
Profits Units. The 2018 Plan permits the grant of restricted profits units which are a class of partnership interest in TRG, our operating partnership, and which are intended to qualify as “profits interests” for U.S. federal income tax purposes under Treasury guidance issued under the IRC. Restricted profits units awards may be subject to time-based vesting restrictions and/or performance-based criteria. Restricted profits units are designed to offer executives a long-term incentive comparable to restricted share units. Restricted profits units initially are not economically equivalent in value to a Share, but over time can increase in value upon the occurrence of specified events to achieve an approximately one-for-one parity with our common stock by operation of special tax rules applicable to profits interests. A participant with a restricted profits units award will be treated as a partner of TRG, and such participant will generally not recognize income when the award is granted or when it vests. Also, unvested restricted profits units are entitled to a distribution of one-tenth of the operating cash flow of TRG that are allocable to common units of TRG. Provided that certain holding period and other requirements are met, when the restricted profits units’ associated capital account reaches a target balance, the vested Profits Units will convert to common units of TRG. Those common units may then be exchangeable for Shares pursuant to the Continuing Offer. That exchange is one of the taxable events that will cause the participant to recognize a capital gain (and not ordinary income) pursuant to current IRC provisions.
Performance Awards. The 2018 Plan permits the inclusion of one or more performance components for awards, including option, restricted share, restricted share unit and restricted profits unit awards, with such type of award being a “performance award” under the 2018 Plan. There may be more than one performance award in existence at any one time and performance periods may differ. Also, performance awards for different participants under the 2018 Plan may have different performance goals or other criteria.
With each performance award, the Compensation Committee will specify the performance goal or goals and other criteria to be achieved, and may specify a minimum level of achievement below which no payment will occur and a formula for determining the amount of any payment if performance is at or above the minimum level. These specifications will be in writing as part of the performance award, and the Compensation Committee (or its delegate) will also make any determination as to the achievement of any performance goals relating to performance awards.
Other Awards; Dividends features.  The Compensation Committee may also award under the 2018 Plan:

•
dividend equivalent rights, which are rights entitling the recipient to receive amounts equal to dividends that would have been paid if the recipient had held a specified number of Shares or Profits Units; provided, that dividend equivalent rights may not be granted for Shares subject to an option; and, also provided that dividends relating to such rights, or dividends under another type of award with a dividend component, may not be paid until the award is vested; and

•	unrestricted Shares, which are Shares granted without restrictions.

Termination of Service (other than Change in Control)
Treatment of Options. Except as otherwise set forth in the applicable award agreement, in the event a participant’s service terminates, then all of the participant’s options awards will be treated as follows:

•
If the termination of service is for “cause,” as defined in the 2018 Plan, all unexercised options, whether vested or unvested, will be forfeited and canceled as of the date of the termination of service.

•
If the termination of service is due to the participant’s “retirement” or “disability,” each as defined in the 2018 Plan, or a lay-off in connection with a reduction in force, the options will fully vest and will continue in accordance with their terms and expire on their normal date of expiration, provided, that, in the case of an incentive stock option, such option will cease to be an incentive stock option three months after the service termination date in connection with retirement or a lay-off in connection with a reduction in force, or 12 months after the participant’s termination due to disability, and in each case, will thereafter be a non-qualified option.

•
If the termination of service is due to the participant’s death, the options will fully vest and will continue in accordance with their terms and expire on their normal date of expiration, provided, that, in the case of an incentive stock option, such option will cease to be an incentive stock option 12 months after the service termination date and will thereafter be a non-qualified option.

•
If the termination of service is due to other reasons, generally all unvested awards will be forfeited, and all options that have vested and are exercisable will remain exercisable until three months after the date of the termination of service.

Treatment of Other Types of Awards. Except as otherwise set forth in the applicable award agreement, in the event a participant’s service terminates, then all of the participant’s awards, other than options, that are not then vested or with respect to which all applicable restrictions and conditions have not lapsed, will be treated as follows:

•	If the termination of service is for “cause,” the Compensation Committee may annul the award, whether vested or unvested.

•
If the termination of service is due to the participant’s “retirement” or “disability,” each as defined in the 2018 Plan, death, or a lay-off in connection with a reduction in force, the award will fully vest, and, as may be specified in the award agreement, the vested portion of the award will continue to be subject to the terms of any applicable transfer or other restriction.

Change in Control
The 2018 Plan generally provides for double-trigger vesting upon a change in control. If the outstanding awards are assumed or substituted by the acquiring entity or successor, the vesting of such awards will be accelerated (and, as applicable, accelerated exercisability and continued or deemed determination regarding achievement of any performance criteria) upon involuntary termination without “cause” or by the person for “good reason,” as defined in the 2018 Plan, within two years after the change in control.
If the outstanding awards are not assumed or substituted by the acquiring entity or successor, then upon involuntary termination without “cause” or by the person for “good reason” within two years after the change in control, the Compensation Committee may take such as actions as it deems appropriate to provide for:

•	The accelerated vesting and exercisability of outstanding unvested options; and

•	The lapsing of any applicable vesting period or other condition, vesting restriction, restriction period, performance goal or other limitation or condition applicable to any award other than options.

Adjustment of Awards
The number of Shares or Profits Units, other property or cash covered by outstanding awards, the number and type of Shares or Profit Units authorized for issuance under the 2018 Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards will be subject to adjustment in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock or, along similar bases, involving TRG’s Profits Units or other partnership interests.

Expiration Date and Amendment and Termination
The 2018 Plan has a term of ten years from its effective date and will automatically terminate on its ten year anniversary, unless earlier terminated by the Board of Directors.
The Board of Directors may amend, suspend or terminate the 2018 Plan at any time with respect to awards that have not been made. No amendment to the 2018 Plan may: (i) materially increase the benefits accruing to individuals participating in it; (ii) materially increase the Shares Available for Issuance, (iii) materially modify the requirements as to eligibility for participation in the 2018 Plan, (iv) except as permitted pursuant to the 2018 Plan, reduce the option price of any previously granted option, cancel any previously granted options and grant substitute options with a lower option price than the canceled options, or exchange any options for cash, other awards, or options with an option price that is less than the exercise price of the original options; or (v) otherwise modify the 2018 Plan without shareholder approval to the extent determined by the Board of Directors or required by applicable law or stock exchange requirements. Additionally, no amendment may impair the rights of grantees of outstanding awards without their consent.
Federal Income Tax Consequences
Incentive Stock Options. Under the IRC, we are not able to grant incentive stock options, because such options may only be granted to employees of a corporation, and our employees are employed by The Taubman Company LLC (the “Manager”), which is a limited liability company. Incentive stock options are included in the 2018 Plan so that we will be in a position to grant them in the event the tax law or our corporate structure changes.
The grant of an incentive stock option will not be a taxable event for the grantee or for the employer. A grantee will not recognize taxable income upon exercise of an incentive option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of Shares received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the grantee holds the Shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The employer will not be entitled to a compensation expense deduction with respect to the exercise of an incentive option, except as discussed below.
For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the grant must be made by the employee’s employer or a parent or subsidiary of the employer. The employee must remain employed from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Shares in an amount generally equal to the excess of the fair market value of the Shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The employer will be allowed a compensation expense deduction to the extent that the grantee recognizes ordinary income.
Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or for us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. Upon a subsequent sale or exchange of Shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the Shares (generally, the amount paid for the Shares plus the amount treated as ordinary income at the time the option was exercised). The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Restricted Shares. A grantee who is awarded restricted shares under the 2018 Plan will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that they are subject to restrictions (that is, the restricted shares are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the IRC to recognize compensation income (which is ordinary income) in the year of the award in an amount equal to the fair market value of the Shares on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make a Section 83(b) election, the fair market value of the Shares on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends or distributions that are paid while the Shares are subject to restrictions will be subject to withholding taxes. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Share Units. There are no immediate tax consequences of receiving an award of restricted share units under the 2018 Plan. A grantee who is awarded restricted share units will be required to recognize ordinary income in an amount equal to the fair market value of the Shares issued to such grantee at the end of the restriction period. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Performance Share Units. There are no immediate tax consequences of receiving an award of performance share units under the 2018 Plan. A grantee who is awarded performance share units will be required to recognize ordinary income in an amount equal to the fair market value of the Shares issued to such grantee upon vesting. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Profits Units. A grantee who is awarded restricted profits units that are subject to forfeiture, in whole or in part, e.g., if performance conditions or vesting requirements are not met, and who makes an election under Section 83(b) of the IRC, will not recognize income until the restricted profits units that are vested and that are realized have been converted into common units of TRG and are exchanged for Shares. All or a substantial portion of the grantee’s income at the time of exchange will be taxed at capital gains rates, and we will not be entitled to a tax deduction when the award is made or when vested restricted profits units that are converted to common units of TRG are then exchanged for Shares.
Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount equal to the amount paid to the grantee pursuant to the award. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Unrestricted Shares. Participants who are awarded unrestricted Shares will be required to recognize ordinary income in an amount equal to the fair market value of the Shares on the date of the award, reduced by the amount, if any, paid for such Shares. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Registration with SEC
If our shareholders approve the 2018 Plan, we intend to file a registration statements on Form S-8 covering the 2,800,000 Shares Available for Issuance.
New Plan Benefits
Awards under the 2018 Plan will be made at the discretion of the Compensation Committee. Accordingly, we cannot currently determine the amount of awards that will be made under the 2018 Plan. The table below sets forth the awards that were granted under the 2008 Plan during 2017, which may not be indicative for future grants under the 2018 Plan due to a significant retention program for specified employees, as well as new hire grants, in 2017.

Name and Position	Value of Shares or Profit Units (1)	Number of Shares or Profit Units (2)
Robert S. Taubman - Chairman, President and CEO (3)	$2,849,591	102,141
Simon J. Leopold - Executive Vice President, CFO and Treasurer	$1,039,170	37,247
William S. Taubman - Chief Operating Officer (3)	$1,855,670	66,514
Paul A. Wright - EVP, Global Head of Leasing	$1,193,932	17,382
Peter J. Sharp - President, Taubman Asia	$905,090	13,117
All executive officers as a group	$7,888,746	237,072
All non-employee directors as a group	$873,892	14,329
Employees, other than executive officers, as a group	$4,628,827	96,203

(1)
The dollar value represents the value of the shares underlying the RSUs, PSUs or Profits Units in each case, on the date of grant. Valuation assumptions used in determining the grant-date fair value of 2017 awards are included in note 13 of the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

(2)
Consistent with grant practices, performance-based Profits Units reflects the maximum payout achievable (300%) and for PSUs the target payout has been used. The chart does not include 11,400 RSUs granted to Mr. Leopold as a retention based award nor does it include 17,575 retention RSUs awarded to non-executive officers.

(3)	Such 2017 awards were subsequently forfeited by such participants.

Equity Compensation Plan Information
The following table sets forth certain information regarding the Company’s current and prior equity compensation plans as of December 31, 2017:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
	(a)	(b)		(c)
Equity compensation plans approved by security holders:
The Taubman Company 2008 Omnibus Long-Term Incentive Plan: (2)				2,464,456	(2)
Profits Units (3)	322,468
Performance Share Units (4)	133,962		(5)
Restricted Share Units	202,663		(5)
Non-Employee Directors’ Deferred Compensation Plan (6)	144,420		(7)		(8)
	803,513			2,464,456

(1)
This table has been adjusted from the corresponding table presented within Item 12 of the Company's Annual Report on Form 10-K for the year ended December 31, 2017 to reflect Non-Employee Director's Deferred Compensation as being issuable under the shareholder-approved 2008 Omnibus Long-Term Incentive Plan, as opposed to a separate plan not approved by security holders. Additionally, the Number of Securities Available for Future Issuances Under Equity Compensation Plans has been increased to more appropriately reflect the treatment of certain grants previously net settled for payment of taxes.

(2)
Under The Taubman Company 2008 Omnibus Long-Term Incentive Plan (as amended), directors, officers, employees, and other service providers of the Company may receive restricted shares, restricted units of limited partnership in TRG (TRG Units), options to purchase common shares or TRG Units, share appreciation rights, performance share units, unrestricted shares or TRG Units, and other awards to acquire up to an aggregate of 8,500,000 shares of common stock or TRG Units. No further awards will be made under the 1992 Incentive Option Plan.

(3)
The maximum number of performance-based Profits Units was issued at grant, eventually subject to a recovery and cancellation of previously granted amounts depending on actual performance against targeted measures of total shareholder return relative to that of a peer group and net operating income thresholds over a three-year period. See note 13 of the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for further discussion of these awards.

(4)
Amount represents 44,654 performance share units at their maximum payout ratio of 300%. This amount may overstate dilution to the extent actual performance is different than such assumption. The actual number of performance share units that may ultimately vest will range from 0- 300% based on actual performance against targeted measures of total shareholder return relative to that of a peer group and net operating income thresholds over a three-year period.

(5)	Excludes restricted stock units and performance share units issued under the Omnibus Plan because they are converted into common stock on a one-for-one basis at no additional cost.

(6)
The Deferred Compensation Plan, which was approved by the Board of Directors in May 2005, gives each non-employee director of the Company the right to defer the receipt of all or a portion of his or her annual director retainer fee until the termination of such director's service on the Board of Directors and for such deferred amount to be denominated in restricted stock units. The number of restricted stock units received equals the amount of the deferred retainer fee divided by the fair market value of the common stock on the business day immediately before the date the director would otherwise have been entitled to receive the retainer fee. The restricted stock units represent the right to receive equivalent shares of common stock at the end of the deferral period. During the deferral period, when the Company pays cash dividends on the common stock, the directors' notional deferral accounts are credited with dividend equivalents on their deferred restricted stock units, payable in additional restricted stock units based on the fair market value of the common stock on the business day immediately before the record date of the applicable dividend payment. Each Director's notional account is 100% vested at all times.

(7)	The restricted stock units are excluded because they are converted into common stock on a one-for-one basis at no additional cost.

(8)	The number of securities available for future issuance is unlimited and will reflect whether non-employee directors elect to defer all or a portion of their annual retainers.

Vote Required for Approval
The adoption of the 2018 Plan requires the vote of holders of two-thirds of the outstanding Voting Stock entitled to vote at the 2018 annual meeting.
The Board recommends that the shareholders vote FOR the approval of the 2018 Plan, as disclosed in this proxy statement pursuant to the rules of the SEC.

PROPOSAL 5 - LAND & BUILDINGS PROPOSAL
Land & Buildings, a record holder of 100 shares of the Company’s common stock, has informed the Company that the following proposal will be presented at the meeting:
“RESOLVED, that the shareholders of Taubman Centers, Inc. request that the Board of Directors take the necessary steps to authorize the Board of Directors to eliminate the dual class voting stock structure by offering to exchange 8,000,000 shares of Common Stock for all outstanding shares of the Series B Non-Participating Convertible Preferred Stock, par value $0.001 per share, which is almost entirely owned by the members of the Taubman family, or such other amount of shares of Common Stock as Taubman Centers, Inc. and the members of the Taubman family shall agree.”
Our Board recommends a vote AGAINST Proposal 5 because it is not in the best interests of you or the Company.
Land & Buildings' proposal is based on a mistaken premise that economics and voting across TCO and TRG are misaligned.
Despite the mischaracterization by Land & Buildings, the Company’s voting stock structure ensures proportionate voting and economic rights.
As shown in the chart below, the Company’s sole asset is an approximate 71% partnership interest in The Taubman Realty Group Limited Partnership (“TRG,” or the “operating partnership”), of which the Company is the sole managing general partner. TRG, in turn, beneficially owns interests in shopping centers and in the management company. The remaining approximately 29% of the TRG partnership interests are held by TRG’s partners other than the Company (the “Other TRG Partners”), including members of the Taubman family. Under the Company’s articles of incorporation, the Other TRG Partners may purchase shares of Series B Preferred Stock (“Series B shares”) up to the greater of (i) 5% of the outstanding Series B shares or (ii) number of partnership interests that they own.
Common shareholders in the Company hold an approximate 71% voting interest in the Company. The Other TRG Partners, through their ownership of Series B shares, hold an approximate 29% voting interest in the Company, corresponding to their approximate 29% partnership interest in TRG. Thus, the economics and voting are in full alignment; there is no disproportionate voting power.

The Company’s structure also follows the principle of “one share, one vote.” On matters with respect to which the common shareholders of the Company vote, including the election of directors, the holders of the Series B shares vote together with the common shareholders as a single class and are entitled to just one vote per share.
Accordingly, the comparisons that Land & Buildings has drawn during this campaign to Sotheby’s and to Forest City prior to both companies’ recapitalizations is inapposite, as these companies had dual class voting structures with disproportionate voting rights. Both pre-recapitalization Sotheby’s and Forest City had high-vote and low-vote shares, unlike Taubman: Class A shares in these companies had one vote each, while Class B shares in these companies had ten votes each. As a result:

•
Prior to its recapitalization, Sotheby’s did not have an alignment of economic and voting interest. Holders of Sotheby’s Class B shares held approximately 22% of the economic interest and approximately 62% of the voting interest in the company. Sotheby’s shareholders did not have an equal right to elect directors: the Class A holders were entitled to elect three out of 11 directors (approximately 27% of the board), while the Class B holders were entitled to elect eight out of 11 directors (approximately 73% of the board).

•
Similarly, in Forest City, holders of the Class B shares held approximately 7% of the economic interest and approximately 44% of the voting interest in the Company. Forest City’s Class B shares were entitled to elect nine out of 13 directors (approximately 69% of the board), compared with the Class A shares’ entitlement to elect four out of 13 directors (approximately 31% of the board).

Any attempt to compare the Company to these companies, and to other companies with dual class voting structures that have disproportionate voting rights, is misleading and wrong.
The proposal, if implemented, will dilute the economic value of, and the dividends payable on, the existing common shares.
Land & Buildings' proposal, if it were to be implemented, would result in the issuance of 8 million new shares of the Company’s common stock. It would not, however, change the Company’s ownership interest in the operating partnership, which beneficially owns the interests in shopping centers and in the management company. As a result, if implemented, the proposal would reduce the existing common shareholders’ indirect interest in the operating partnership from approximately 71% to approximately 62%.
Because the proposal calls for dilution of the existing economic interest of the current common shareholders, current common shareholders would receive a significantly lower percentage of every dividend distribution. Indeed, if the proposal had been put into effect for the first quarter of 2018, assuming that the same aggregate amount of dividends had been paid by the Company, current holders of the common stock would have received a dividend of $0.579 per share (compared with the $0.655 per share received for Q1 2018), which would have represented a $0.076 per share reduction in their quarterly distribution.
Land & Buildings' proposal results in this economic dilution of the current common shareholders, in part, because it attributes to the Series B shares more value than they actually have under the Company’s articles of incorporation. Land & Buildings proposes that the Series B shares, of which there are 24,937,221 as of the record date, be exchanged for 8 million shares of common stock, a ratio of three to one, when, the articles establish a conversion right of 14,000 Series B shares to one share of common stock. See “Security Ownership of Certain Beneficial Owners and Management-Ownership Limit.”
The proposal, if implemented, would create a misalignment of economic and voting interests, where none currently exists.
As noted above, the Company’s capital structure, in existence for 20 years, ensures that the economics and voting are in full alignment.

Land & Buildings' proposal would create a misalignment of economic and voting interests. By calling for the exchange of approximately 24 million shares of Series B shares owned by the Other TRG Partners for 8 million shares of the Company’s common stock, Land & Buildings' proposal would increase the economic interest of the Other TRG Partners, while dramatically reducing their voting interest. Specifically, the proposal would result in the Other TRG Partners’ holding approximately 38% of TRG’s economic interest, while having only an approximate 12% voting interest in the Company. The proposal thereby strips the Other TRG Partners of their proportionate voting rights.

Existing Structure
Existing Common Shareholders
100% common stock interest
Taubman Centers, Inc.
(NYSE: TCO)
Other TRG Partners[2]
~71% indirect p'ship interest[1]
~71% partnership interest
~29% partnership interest
The Taubman Realty Group Limited Partnership (TRG)
(Owns interests in 21 U.S. shopping centers, 3 Asia shopping centers, and property manager)
L&B Proposal
Existing Common Shareholders
New Common Shareholders
(Other Partners)[3]
~88% common stock interest
~12% common stock interest
Taubman Centers, Inc.
Other TRG Partners
~62% indirect p'ship interest[4]
~9% indirect p'ship interest[5]
~71% partnership interest
~ 29% partnership interest
The Taubman Realty Group Limited Partnership (TRG)
Existing Common Shareholders' indirect interest in TRG reduced from ~71% to ~62%
Other TRG Partners' direct & indirect interest in TRG increased from ~29% to ~38%[6]

[1] 100% x ~71%.
[2] "Other TRG Partners" are the partners of TRG (including Taubman family members) *other than TCO*.
[3] L&B proposes that TCO issue 8,000,000 new shares of common stock. TCO has 60,992,212 shares of common stock outstanding as at Apr. 2, 2018.
[4] ~88% x ~71%.
[5] ~12% x ~71%.
[6] ~29% direct partnership interest + 9% indirect partnership interest.

The Company’s existing structure has contributed to its long-term stability and perspective, and has resulted in long-term superior performance.
The Company’s existing structure gives the Other TRG Partners - who hold a significant and long-term economic interest in the operating partnership - voting rights in the Company commensurate with their economic interest in TRG. This structure has allowed the Company to take a long-term perspective in creating value, which is important in the REIT industry in which capital decisions often take time to play out. This long-term perspective has contributed to our ability to invest in high-quality retail assets, attract top tenants, embrace technology, and reinvest in our assets.
Indeed, the stabilizing and long-term perspective permitted by the Company’s ownership and voting profile has helped all shareholders of the Company realize superior returns over time. Specifically:

•
The Company is the best performing Class A mall REIT, as measured by total return, with a 20 year total return of 1,276.5%(1). Since our IPO in 1992, investors holding TCO common shares through the end of 2017 earned an absolute return of 2,272.8% - a compounded annual return of 13.4%. The Company has consistently outperformed through two recessions and three development cycles.

•
The Company has a strong history of returning capital to shareholders. Since the Company went public in 1992, we have never reduced our common dividend and have, in fact, increased our dividend 21 times. The Company’s 20-year dividend CAGR is 5.1%, which compares favorably to those of our Class A peers(2). Indeed, the Company was the only mall REIT to have never cut its dividend, including during the Great Recession.

•
Our portfolio - the product of our long-term perspective, and the careful process of portfolio optimization and asset recycling overseen by our Board - remains the most productive among our peers, with the highest sales per square foot in 2017 of $810(3). Our portfolio has consistently generated the highest sales per square foot of Class A public mall peers for over 10 consecutive years.

•
Similarly, our portfolio has consistently commanded the highest comparable rent per square foot, leading our peers (who report average rent per square foot on a comparable basis) in 2017 with $61.66(4).

•
The performance of our portfolio is supported by the industry leading demographic surrounding our malls. Among our peers, Taubman’s portfolio boasts the highest median and average household income within a 15-mile radius ($62,349 and $87,236, respectively) and highest percent of household earnings greater than $100,000 (28.4%)(5).

Members of the Taubman family, whom Land & Buildings' proposal seeks to disenfranchise, have played an important role in the Company both before and after it went public in 1992, and they are committed to its long-term success. Through their actions over the past 27 years, members of the Taubman family have demonstrated that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary objective of their involvement. Indeed, in 2017, our Compensation Committee approved a significant reduction to Mr. R. Taubman’s and Mr. W. Taubman’s base salaries and created a tiered bonus structure that would only pay them individual cash bonuses if the Company’s FFO/share was at the upper end of the Company’s 2017 guidance range. In addition, given their large ownership position in the Company, our Compensation Committee also approved the voluntary forfeiture of Mr. R. Taubman’s and Mr. W. Taubman’s 2017 equity awards as part of a Company-wide cost management initiative. These actions were initiated by both Mr. R. and Mr. W. Taubman, who are focused, along with our Board, on the long-term health of the business and advancing long-term value creation for all shareholders. See “Compensation Discussion and Analysis - Executive Summary - 2017 Company Actions - Restructuring of Workforce and Reduction of Personnel Costs.”
The Company’s capital structure has been clearly and consistently disclosed.
The current capital structure has been in place since 1998, when the Series B shares were created as a result of a restructuring of the operating partnership that moved the management of the operating partnership from a committee of the partners to the Company, which became the majority partner in the operating partnership and its sole managing general partner. In exchange for giving up their management position on the partnership committee, the Other TRG Partners were given the opportunity to purchase Series B shares to provide them with voting rights in the Company proportionate to their economic interests in the operating partnership.
This structure, the existence of the Series B shares, and the attributes of these shares have been consistently disclosed in the Company’s SEC filings, including in the Company’s Annual Reports on Form 10-K and in its proxy statements. In addition, the Company’s articles of incorporation, which sets out the rights and limitations of the Series B shares, is publicly filed with the SEC. The Company also posts on its website, www.taubman.com, under the “Investor Resources” tab, Frequently Asked Questions whose answers highlight the principal attributes of the Series B shares (“Can you help me understand the Series B preferred shares?”).
Under a misguided premise of “eliminating the dual class voting stock structure,” the Land & Buildings proposal seeks to upend this 20-year relationship among the Company’s shareholders by ignoring the history and rationale for the Series B shares and the equities established by reliance on that structure by both the Company’s common shareholders and Series B shareholders. This, despite the fact that every investor in the Company’s common stock since 1998 - including Land & Buildings - has purchased the common shares with full disclosure of the Series B shares and their voting rights.
Land & Buildings' proposal is based on a false premise that the Company does not have robust governance practices.
The interests of the Company’s common shareholders have long been protected in the Company’s structure through our adherence to sound corporate governance practices, as well as to principles that complement our capital structure and reinforce our strong commitment to long-term sustainability and shareholder value. Among our robust corporate governance practices are the following:

•
The Company has strong, independent oversight. Seven of the Company’s nine directors are independent, and the Company has a lead independent director with substantial responsibilities. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of the Board are composed entirely of independent directors. Our Board is actively involved in the strategy and direction of the Company.

•
Our Board is regularly refreshed and strengthened. We have added four new independent directors in the last two years, and are in the process of identifying an additional new independent director prior to the 2019 annual meeting. We have solicited and considered shareholder input, as well as our own criteria (which is disclosed elsewhere in this proxy statement), in identifying these directors.

•
As a result of our engagement with shareholders, we have transitioned to the election of directors for one-year terms beginning with the 2018 annual meeting, with a majority of directors to be elected for one-year terms by 2019, and the entire board elected for one-year terms by 2020.

•	Shareholders have the ability to call special meetings.

•
The Company has an active shareholder engagement program involving management and members of the Board of Directors, led by the Lead Director/Chair of the Nominating and Corporate Governance Committee.

•
In addition, we have strong risk oversight programs overseen by the Board, shareholder-oriented compensation practices, as described elsewhere in our proxy (see “Compensation Discussion and Analysis”), and annual Board, committee and director evaluations.

Our sustained financial performance and corporate governance practices indicate that the interests of all shareholders have been protected under the existing capital and voting structure. The Company’s capital and voting structure, as explained above, ensures that the economics and voting are in full alignment. In contrast, if Land & Buildings' proposal is implemented, it will (1) dilute the economic value of the existing common shareholders, and (2) create a misalignment of economic and voting interests, where none currently exists. The proposal would also disenfranchise the Other TRG Partners, whose voting and ownership interests, the Board believes, has helped insulate our Company from short-term business cycles and related pressures, while allowing the Board and management to focus on our long-term success.
For the reasons stated above, our Board recommends a vote AGAINST Proposal 5 because it is not in the best interests of you or the Company.

______________

(1) According to KeyBanc Capital Markets Research for the period December 31, 1997, to December 31, 2017.
(2) The 20-year dividend CAGR of SPG, MAC and GGP are 6.2%, 2.5%, and 1.2%, respectively.
(3) The comparable sales per square foot (which excludes all non-comparable centers, anchors, temporary tenants, and 10,000+ square foot tenants) of SPG, MAC, and GGP are $628, $660, and $557, respectively.
(4) The average rent per square foot of SPG and MAC are $53.11 and $56.97, respectively. GGP reports average rent per square foot of $77.83, which is not comparable to the Company’s results, as the figure does not include concessions that are made to tenants.
(5) According to Evercore ISI Research Report, dated April 11, 2017.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires the Company's directors, its executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Company's equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based on the Company's review of the insiders' forms furnished to the Company or filed with the SEC and representations made by the directors and executive officers of the Company, no insider failed to file on a timely basis a Section 16(a) report in 2017.
The Board has determined that the current members of the Compensation Committee qualify as non-employee directors as defined in Rule 16b-3 of the Exchange Act.

Cost of Proxy Solicitation
The cost of preparing, assembling and mailing the proxy material on behalf of the Company will be paid by the Company. The Company will request brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company's directors, officers and regular employees may solicit proxies by mail, email, telephone, facsimile or in person, but they will not receive any additional compensation for such work. Further, Innisfree M&A Incorporated has been retained to provide proxy solicitation services for a fee not to exceed [$ ] (excluding expenses).
This proxy solicitation firm estimates that approximately 50 of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication, or otherwise. The Company expects that it will pay Innisfree M&A Incorporated its customary fees, estimated not to exceed approximately [ ] in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares for others for their reasonable out-of-pocket expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies. The Company’s aggregate expenses, including those of Innisfree M&A Incorporated, related to this solicitation in excess of expenses normally spent for an annual meeting in which there is not a proxy contest  are currently estimated to be approximately [ ], of which approximately [ ] has been spent to date.  Costs represented by salaries and wages of regular employees and officers have been excluded from these estimates. The Company has agreed to indemnify Innisfree M&A Incorporated against certain liabilities relating to or arising out of their engagement.
Solicitations may also be made by personal interview, mail, telephone, facsimile, email, Twitter, other electronic channels of communication, or otherwise by directors, officers, and other employees of the Company, but the Company will not additionally compensate its directors, officers, or other employees for these services. Appendix A sets forth information relating to certain of our directors, officers, and employees who are considered “participants” in this proxy solicitation under the rules of the Securities and Exchange Commission, or SEC, by reason of their position or because they may be soliciting proxies on our behalf.

Presentation of Shareholder Proposals and Nominations at 2019 Annual Meeting
Any shareholder proposal intended to be included in the Company's proxy statement and form of proxy for the 2019 annual meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company's Assistant Secretary, Chris Heaphy, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 by the close of business on [ ], 2018, and must otherwise be in compliance with the requirements of the SEC's proxy rules.
Any director nomination or shareholder proposal of other business intended to be presented for consideration at the 2019 annual meeting, but not intended to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by the Company at the address in the preceding paragraph between [ ], 2019 and the close of business on [ ], 2019 to be considered timely. However, if the 2019 annual meeting occurs more than 30 days before or 60 days after [ ], 2019, the Company must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2019 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2019 annual meeting, and (B) not earlier than the 120th day prior to the 2019 annual meeting. See “Board Matters-Committees of the Board-Nominating and Corporate Governance Committee” for further information on the advance notice provisions set forth in the By-laws.

Householding
The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected e-mail delivery of proxy materials. A separate WHITE proxy card is included in the proxy materials for each of these shareholders.This “householding” practice reduces the Company's printing and postage costs. Shareholders may request to discontinue or re-start householding, or request a separate copy of the 2017 annual report and 2018 proxy statement (which will be delivered promptly upon request), as follows:

•	Shareholders owning their Voting Stock through a broker, bank or other nominee should contact such record holder directly; and

•
Shareholders of record who would like to request to discontinue or re-start householding, should contact Broadridge Investor Communications Solutions, toll-free at 1-866-540-7095, or may write to: Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

•
Shareholders of record who would like to request a separate copy of the 2017 annual report and 2018 proxy statement, see "About the Meeting - How can I access the Company's proxy materials and other reports filed with the SEC?".

2017 ANNUAL REPORT
The annual report of the Company for the year ended December 31, 2017, including financial statements for the three years ended December 31, 2017 audited by KPMG, the Company's independent registered public accounting firm, is being furnished with the proxy statement through the Internet, via e-mail or by paper delivery. See “About the Meeting - How can I access the Company's proxy materials and other reports filed with the SEC?” for further information about delivery of the 2017 annual report.
We urge you to vote promptly to ensure that your shares are represented at the annual meeting.
By Order of the Board of Directors,
Robert S. Taubman,
Chairman of the Board, President and
Chief Executive Officer
[ ], 2018
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [ ]

You may access the Company's proxy statement and 2017 Annual Report on-line at investors.taubman.com. Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

APPENDIX A - SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables set forth the name and business address of our directors and nominees, and the name and present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission (the SEC), are considered "participants" in our solicitation of proxies from our shareholders in connection with our 2018 Annual Meeting of Shareholders.
DIRECTORS AND NOMINEES
The principal occupations of our directors and nominees who are considered “participants” in our solicitation of proxies are as follows; for these purposes their respective business addresses may be treated as c/o Taubman Centers, Inc. 200 East Long Lake Road, Suite 300 Bloomfield Hills, MI 48304-2324:

Name	Present Principal Occupation or Employment	Name, Principal Business and Address of any organization in which such employment is carried on
Cia Buckley Marakovits	Chief Investment Officer, Partner, Managing Director and Member of the Investment Committee of Dune Real Estate Partners LP	Dune Real Estate Partners LP 640 Fifth Avenue, 17th Floor New York, NY 10010
Jerome A. Chazen	Chairman of Chazen Capital Partners	Chazen Capital Partners, LLC 150 East 58th Street, 27th Floor New York, NY 10155
Mayree C. Clark	Founding Partner of Eachwin Capital	Eachwin Capital, LP 555 Madison Avenue, Suite 1401 New York, NY 10022
Michael J. Embler	Director of the Company; American Airlines Group, Inc.; and NMI Holdings, Inc.	Taubman Centers, Inc. 200 East Long Lake Road, Suite 300 Bloomfield Hills, MI 48304-2324
Craig M. Hatkoff	Co-founder of the Tribeca Film Festival; Chairman of Turtle Pond Publications LLC; Adjunct Professor at Columbia Business School	Tribeca Film Festival 375 Greenwich Street New York, NY 10013
Robert S. Taubman	Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager	Taubman Centers, Inc. 200 East Long Lake Road, Suite 300 Bloomfield Hills, MI 48304-2324
William S. Taubman	Chief Operating Officer of the Company	Taubman Centers, Inc. 200 East Long Lake Road, Suite 300 Bloomfield Hills, MI 48304-2324
Ronald W. Tysoe	Director of the Company; Canadian Imperial Bank of Commerce; Cintas Corporation; and J.C. Penney Company, Inc.	c/o Taubman Centers, Inc. 200 East Long Lake Road, Suite 300 Bloomfield Hills, MI 48304-2324
Myron E. Ullman, III	Director of the Company and Lead Director of Starbucks Corporation	c/o Taubman Centers, Inc. 200 East Long Lake Road, Suite 300 Bloomfield Hills, MI 48304-2324
a

EXECUTIVE OFFICERS AND EMPLOYEES

The principal occupations of our executive officers and employees who are considered "participants" in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company (or the subsidiary specified below) and the business address for the participant is Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Name	Position at Taubman
Robert S. Taubman	Chairman of the Board of the Company; President and Chief Executive Officer of the Company and The Taubman Company LLC
William S. Taubman	Director of the Company; Chief Operating Officer of the Company and The Taubman Company LLC
Simon J. Leopold	Executive Vice President, Chief Financial Officer and Treasurer of the Company and The Taubman Company LLC
Peter J. Sharp	President, Taubman Asia Management Limited
David A. Wolff	Vice President, Chief Accounting Officer of the Company and The Taubman Company LLC
Ryan T. Hurren	Director, Investor Relations of The Taubman Company LLC
Paul A. Wright	Executive Vice President, Global Head of Leasing of The Taubman Company LLC
Chris B. Heaphy	Assistant Secretary of the Company; Executive Vice President, General Counsel & Secretary, The Taubman Company LLC

INFORMATION REGARDING OWNERSHIP OF TAUBMAN SECURITIES BY PARTICIPANTS
The beneficial ownership of Taubman common stock held by our directors and named executive officers who are considered "participants" in our solicitation of proxies are set forth under the section titled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" in this proxy statement. The following table sets forth the number of shares held as of April 2, 2018 by our other executive officers and employees who are deemed "participants" in our solicitation of proxies. None of the participants listed below own any shares of Series B Preferred Stock. To our knowledge, no participant owns any common stock of the Company of record that such participant does not own beneficially.

Name	Beneficial Ownership of Taubman Common Stock as of April 2, 2018 (including stock that may be acquired within 60 days of April 2, 2018)
Chris Heaphy (1)	21,878
Ryan Hurren	97
David A. Wolff	385

(1)	Mr. Heaphy disclaims all beneficial interest in the shares of common stock owned by a joint account with his children beyond his pecuniary interest therein.

INFORMATION REGARDING TRANSACTIONS IN TAUBMAN SECURITIES BY PARTICIPANTS
The following table sets forth information regarding purchases and sales of our securities beneficially owned by each of the participants referenced above under "Directors and Nominees" and "Other Participants" during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and no part of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares of common stock.(1)

Name	Date	Number of Shares	Transaction Description
Cia Buckley Marakovits	01/03/2017	659	Grant/deferral of common stock
	04/03/2017	784	Grant/deferral of common stock
	07/03/2017	869	Grant/deferral of common stock
	10/02/2017	1,041	Grant/deferral of common stock
	12/15/2017	4,000	Purchase of common stock
	01/02/2018	808	Grant/deferral of common stock
	04/02/2018	929	Grant/deferral of common stock
Mayree C. Clark	01/16/2018	500	Grant of common stock
	04/02/2018	549	Grant of common stock
Jerome A. Chazen	01/04/2016	759	Grant/deferral of common stock
	04/01/2016	818	Grant/deferral of common stock
	07/01/2016	718	Grant/deferral of common stock
	10/03/2016	716	Grant/deferral of common stock
	01/03/2017	423	Grant/deferral of common stock
	04/03/2017	473	Grant/deferral of common stock
	07/03/2017	525	Grant/deferral of common stock
	10/02/2017	629	Grant/deferral of common stock
	01/02/2018	814	Grant/deferral of common stock
	04/02/2018	936	Grant/deferral of common stock
Michael J. Embler	01/16/2018	500	Grant/deferral of common stock
	04/02/2018	549	Grant/deferral of common stock
Craig M. Hatkoff	01/04/2016	407	Grant of common stock
	04/01/2016	438	Grant of common stock
	07/01/2016	421	Grant of common stock
	10/03/2016	419	Grant of common stock
	12/22/2016	2,400	Sale of common stock
	01/03/2017	422	Grant of common stock
	04/03/2017	473	Grant of common stock
	07/03/2017	524	Grant of common stock
	10/02/2017	628	Grant of common stock
	01/02/2018	477	Grant of common stock
	02/13/2018	1,350	Sale of common stock
	04/02/2018	549	Grant of common stock
Chris Heaphy	03/01/2016	1,867	Vesting of restricted stock units and acquisition of common stock
	03/01/2016	623	Tax withholding of common stock
	03/07/2018	3,349	Grant of restricted stock units
	03/07/2018	5,024	Grant of performance share units
	03/24/2016	871	Sale of common stock

Name	Date	Number of Shares	Transaction Description
	06/01/2016	3,047	Grant of restricted TRG profits units
	06/01/2016	13,714	Grant of performance-based TRG profits units
	06/09/2016	17,624	Exercise options to purchase common stock and related acquisition of such shares
	06/09/2016	17,624	Sale of common stock
	06/09/2016	25,522	Exercise options to purchase common stock and related acquisition of such shares
	06/09/2016	25,522	Sale of common stock
	12/07/2016	1,199	Sale of common stock
	12/12/2016	107	Sale of common stock
	02/20/2017	3,147	Grant of restricted TRG profits units
	02/20/2017	14,162	Grant of performance-based TRG profits units
	03/01/2017	2,331	Vesting of restricted stock units and acquisition of common stock
	03/01/2017	772	Tax withholding of common stock
	03/01/2017	1,446	Vesting of performance share units and acquisition of common stock
	03/01/2017	458	Tax withholding of common stock
	03/01/2018	2,646	Vesting of restricted stock units and acquisition of common stock
	03/01/2018	747	Tax withholding of common stock
	03/07/2018	3,282	Vesting of performance share units and acquisition of common stock
	03/07/2018	939	Tax withholding of common stock
Ryan Hurren	03/02/2016	224	Grant of restricted stock units
	02/20/2017	296	Grant of restricted stock units
	03/07/2018	429	Grant of restricted stock units
Simon J. Leopold	03/01/2016	1,971	Vesting of restricted stock units and acquisition of common stock
	03/01/2016	645	Tax withholding of common stock
	06/01/2016	6,120	Grant of restricted TRG profits units
	06/01/2016	27,538	Grant of performance-based TRG profits units
	02/20/2017	6,773	Grant of restricted TRG profits units
	02/20/2017	30,474	Grant of performance-based TRG profits units
	03/01/2017	3,016	Vesting of restricted stock units and acquisition of common stock
	03/01/2017	984	Tax withholding of common stock
	03/01/2017	1,871	Vesting of performance share units and acquisition of common stock
	03/01/2017	593	Tax withholding of common stock
	12/11/2017	11,400	Grant of restricted stock units
	03/01/2018	3,631	Vesting of restricted stock units and acquisition of common stock
	03/01/2018	1,028	Tax withholding of common stock
	03/07/2018	4,503	Vesting of performance share units and acquisition of common stock
	03/07/2018	1,288	Tax withholding of common stock
	03/07/2018	8,154	Grant of restricted TRG profits units

Name	Date	Number of Shares	Transaction Description
	03/07/2018	37,050	Grant of performance-based TRG profits units
Peter J. Sharp	02/20/2017	1,749	Grant of restricted stock units
	03/06/2017	8,744	Grant of restricted stock units
	03/01/2018	2,915	Vesting of restricted stock units and acquisition of common stock
	03/07/2018	2,060	Grant of restricted stock units
	03/07/2018	3,090	Grant of performance share units
Robert S. Taubman	03/01/2016	13,697	Vesting of restricted stock units and acquisition of common stock
	03/01/2016	4,665	Tax withholding of common stock
	03/21/2016	140	Purchase of common stock
	03/21/2016	140	Gift of common stock
	03/21/2016	700	Purchase common stock as UTMA custodian for children
	03/21/2016	700	Purchase common stock as UTMA custodian for children
	03/21/2016	700	Purchase common stock as UTMA custodian for children
	03/21/2016	20,000	Gift of common stock
	06/01/2016	17,976	Grant of restricted TRG profits units
	06/01/2016	80,892	Grant of performance-based TRG profits units
	06/21/2016	155,000	Transfer of common stock from directly owned to sole-member LLC
	09/12/2016	313,942	Acquisition of units of limited partnership/Series B preferred shares
	09/12/2016	335,327	Transfer of units of limited partnership/Series B preferred shares to LLC
	09/12/2016	472,650	Acquisition by LLC of units of limited partnership/Series B preferred shares
	12/31/2016	148	Acquisition of units of limited partnership/Series B preferred shares
	12/31/2016	91	Acquisition of units of limited partnership/Series B preferred shares
	02/20/2017	18,571	Grant of restricted TRG profits units (2)
	02/20/2017	83,570	Grant of performance-based TRG profits units (2)
	03/01/2017	15,568	Vesting of restricted stock units and acquisition of common stock
	03/01/2017	6,827	Tax withholding of common stock
	03/01/2017	9,653	Vesting of performance share units and acquisition of common stock
	03/01/2017	4,461	Tax withholding of common stock
	03/01/2017	60,376	Exercise of options to purchase common stock and acquisition of common stock
	03/01/2017	51,132	Sale of common stock to pay option exercise price and taxes on option exercise
	06/09/2017	20,000	Gift of common stock
	12/13/2017	68,115	Exercise of options to purchase common stock and acquisition of common stock
	12/13/2017	58,000	Sale of common stock to pay option exercise price and taxes on option exercise

Name	Date	Number of Shares	Transaction Description
	12/27/2017	135	Purchase and gift of common stock
	03/01/2018	14,302	Vesting of restricted stock units and acquisition of common stock
	03/01/2018	5,097	Tax withholding of common stock
	03/07/2018	17,735	Vesting of performance share units and acquisition of common stock
	03/07/2018	7,733	Tax withholding of common stock
William S. Taubman	02/18/2016	42,338	Exercise of options to purchase common stock and acquisition of common stock
	02/18/2016	4,473	Exercise of options to purchase common stock and acquisition of common stock
	02/18/2016	34,876	Sale of common stock to pay taxes on option exercise
	03/01/2016	7,466	Vesting of restricted stock units and acquisition of common stock
	03/01/2016	4,169	Tax withholding of common stock
	06/01/2016	11,707	Grant of restricted TRG profits units
	06/01/2016	52,682	Grant of performance based TRG profits units
	06/21/2016	49,825	Transfer of common stock from directly owned to sole-member LLC
	09/12/2016	67,372	Acquisition of units of limited partnership/Series B preferred shares
	09/12/2016	88,757	Transfer of units of limited partnership/Series B preferred shares to LLC
	09/12/2016	472,650	Acquisition by LLC of units of limited partnership/Series B preferred shares
	12/31/2016	148	Acquisition of units of limited partnership/Series B preferred shares
	12/31/2016	91	Acquisition of units of limited partnership/Series B preferred shares
	02/20/2017	12,094	Grant of restricted TRG profits units (2)
	02/20/2017	54,420	Grant of performance based TRG profits units (2)
	03/01/2017	8,487	Vesting of restricted stock units and acquisition of common stock
	03/01/2017	3,908	Tax withholding of common stock
	03/01/2017	5,262	Vesting of performance share units and acquisition of common stock
	03/01/2017	2,938	Tax withholding of common stock
	03/01/2017	34,213	Exercise of options to purchase common stock and acquisition of common stock
	03/01/2017	28,597	Sale of common stock to pay option exercise price and taxes on option exercise
	12/13/2017	39,882	Exercise of options to purchase common stock and acquisition of common stock
	12/13/2017	35,000	Sale of common stock to pay option exercise price and taxes on option exercise
	03/01/2018	7,797	Vesting of restricted stock units and acquisition of common stock
	03/01/2018	2,978	Tax withholding of common stock

Name	Date	Number of Shares	Transaction Description
	03/07/2018	9,669	Vesting of performance share units and acquisition of common stock
	03/07/2018	4,089	Tax withholding of common stock
Ronald W. Tysoe	01/04/2016	407	Grant/deferral of common stock
	04/01/2016	439	Grant/deferral of common stock
	07/01/2016	421	Grant/deferral of common stock
	10/03/2016	420	Grant/deferral of common stock
	01/03/2017	423	Grant/deferral of common stock
	04/03/2017	473	Grant/deferral of common stock
	07/03/2017	525	Grant/deferral of common stock
	10/02/2017	629	Grant/deferral of common stock
	01/02/2018	478	Grant/deferral of common stock
	04/02/2018	549	Grant/deferral of common stock
Myron E. Ullman, III	04/01/2016	742	Grant/deferral of common stock
	07/01/2016	713	Grant/deferral of common stock
	10/03/2016	753	Grant/deferral of common stock
	01/03/2017	842	Grant/deferral of common stock
	04/03/2017	943	Grant/deferral of common stock
	07/03/2017	1,045	Grant/deferral of common stock
	08/09/2017	12,325	Purchase of common stock
	10/02/2017	1,253	Grant/deferral of common stock
	01/02/2018	951	Grant/deferral of common stock
	04/02/2018	1,041	Grant/deferral of common stock
David A. Wolff	03/01/2016	425	Vesting of restricted stock units and acquisition of common stock
	03/01/2016	158	Tax withholding of common stock
	03/02/2016	604	Grant of restricted stock units
	06/03/2016	794	Sale of common stock
	02/20/2017	671	Grant of restricted stock units
	03/01/2017	506	Vesting of restricted stock units and acquisition of common stock
	03/01/2017	188	Tax withholding of common stock
	12/19/2017	318	Sale of common stock
	03/01/2018	583	Vesting of restricted stock units and acquisition of common stock
	03/01/2018	198	Tax withholding of common stock
	03/06/2018	385	Sale of common stock
	03/07/2018	893	Grant of restricted stock units
Paul Wright	03/01/2016	3,231	Vesting of restricted stock units and acquisition of common stock
	03/01/2016	206	Vesting of restricted stock units and acquisition of common stock
	03/02/2016	3,893	Grant of restricted stock units
	02/20/2017	9,269	Grant of restricted stock units
	02/20/2017	2,974	Grant of performance share units
	03/01/2017	3,726	Vesting of restricted stock units and acquisition of common stock

Name	Date	Number of Shares	Transaction Description
	03/01/2017	238	Vesting of restricted stock units and acquisition of common stock
	03/13/2017	3,129	Grant of restricted stock units
	03/13/2017	2,010	Grant of performance share units
	03/01/2018	3,722	Vesting of restricted stock units and acquisition of common stock
	03/01/2018	1,065	Tax withholding of common stock
	03/07/2018	5,834	Grant of restricted stock units

(1)	This table does not include directors' dividends on deferred restricted stock units.

(2)	These equity awards were voluntarily forfeited by R. Taubman and W. Taubman as part of a Company-wide cost-management initiative.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS
Other than as set forth in this Appendix A or the proxy statement, to our knowledge, none of the participants or their associates beneficially owns, directly or indirectly, any shares or other securities of the Company. Other than as set forth in this Appendix A or the proxy statement, to our knowledge, none of the participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting. Other than as set forth in this Appendix A or the proxy statement, to our knowledge, no participant owns beneficially, directly or indirectly, any Company securities. Other than as set forth in this Appendix A or the proxy statement, none of the participants owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Taubman. In addition, other than as set forth in this Appendix A or the proxy statement, none of the participants has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix A or the proxy statement, none of the participants or any of their associates have (i) any arrangement or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party. Other than as set forth in this Appendix A or the proxy statement, to our knowledge, no participant nor any associate of a participant is a party to any transaction, since the beginning of Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any participant or any related person thereof had or will have a direct or indirect material interest.

OTHER INFORMATION
Taubman does not know of any changes in control of Taubman within the last fiscal year.
To the Company’s knowledge, there are no material proceedings to which any director, officer, employee or affiliate of Taubman, any owner of record or beneficially of more than five percent of any class of voting securities of Taubman, or any of their associates is a party adverse to, or has a material interest adverse to, Taubman or any of its subsidiaries.

APPENDIX B - 2018 OMNIBUS LONG-TERM INCENTIVE PLAN

The Taubman Company LLC, a Delaware limited liability company (the “Company”), sets forth the terms of its 2018 Omnibus Long-Term Incentive Plan (the “Plan”), as follows:
1.    PURPOSE. The Plan is intended to enhance the ability of the Company, TCO (as defined below), TRG (as defined below), and the Subsidiaries and Affiliates of each of them to attract and retain highly qualified Directors, officers, key employees and other persons and to motivate such persons to serve the Company, TCO, TRG, and the Subsidiaries and Affiliates of each of them (the “Company Group”) and to improve the business results and earnings of TCO and TRG, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of TCO and TRG. To this end, the Plan provides for the grant of Share options, restricted or unrestricted Shares, restricted Share units, restricted Profits Units, and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms of the Plan. Share options granted under the Plan may be incentive stock options or non-qualified options, as provided under the Plan.
The Plan supersedes and replaces The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan, as amended and restated as of May 21, 2010 and as thereafter amended from time to time (the “Prior Plan”), for awards granted on or after the Effective Date of this Plan. Awards may not be granted under the Prior Plan beginning on the Effective Date, but the adoption and effectiveness of the Plan will not affect the terms or conditions of any outstanding grants made under the Prior Plan prior to the Effective Date, and the Prior Plan shall remain in effect with respect to all outstanding awards granted under the Prior Plan until such awards have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such grants.
2.    DEFINITIONS. For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:
2.1    “Affiliate” means a person or entity which controls, is controlled by, or is under common control with the Company or TCO.
2.2    “Award” means a grant of an Option, Restricted Shares, Restricted Share Units, restricted Profits Units, Unrestricted Shares or Dividend Equivalent Rights under the Plan, whether singly, in combination or in tandem, to a Participant by the Board pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish or that are required by applicable legal requirements.
2.3    “Award Agreement” means the written agreement between the Company and a Participant that evidences and sets out the terms and conditions of an Award.
2.4    “Benefit Arrangement” shall have the meaning set forth in Section 15.
2.5    “Board” means the Board of Directors of TCO.
2.6    “Cause” means, unless otherwise defined in the applicable Award Agreement or provided in an applicable written agreement with a member of Company Group, (i) the engaging by the Participant in willful misconduct that is injurious to any member of the Company Group, (ii) the willful failure of the Participant to perform substantially the Participant’s employment duties and responsibilities to a satisfactory degree (other than any such failure resulting from incapacity due to physical or mental illness or following the Eligible Individual’s delivery to the Company of a valid notice of termination for Good Reason), (iii) any material violation of the employment or operation procedures of any member of the Company Group, or (iv) the embezzlement or misappropriation of funds or property from any member of the Company Group. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.
2.7    “Change in Control” means, unless otherwise defined in the applicable Award Agreement or employment agreement applicable to the Participant, the first to occur of any of the following events:

(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an Existing Shareholder (“Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-outstanding shares of common stock of the Company (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.7, the following acquisitions will not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) of this Section 2.7.
(ii)    Any time at which individuals who, as of the date hereof, constitute the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(iii)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 33% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.
(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
In addition, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in paragraphs (i), (ii), (iii) or (iv) of this Section 2.7 with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.
2.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
2.9    “Committee” means the Compensation Committee of the Board, or, if the Board so elects, a different committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.
2.10    “Company” means The Taubman Company LLC, a Delaware limited liability company.

2.11    “Company Group” means the Company, TCO, TRG, and the Subsidiaries and Affiliates of each of them.
2.12    “Disability” means a Participant’s physical or mental condition resulting from any medically determinable physical or mental impairment that renders such Participant incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 365 days. Notwithstanding the foregoing, a Participant shall not be deemed to be Disabled as a result of any condition that:
(i)    was contracted, suffered, or incurred while such Participant was engaged in, or resulted from such Participant having engaged in, a felonious activity;
(ii)    resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan; or
(iii)    resulted from service in the Armed Forces of the United States for which such Participant received or is receiving a disability benefit or pension from the United States, or from service in the armed forces of any other country irrespective of any disability benefit or pension.
The Disability of a Participant and the date on which a Participant ceases to be employed by reason of Disability shall be determined by the Company, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Company shall have the right to require a Participant to submit to an examination by a physician or physicians and to submit to such reexaminations as the Committee or the Company shall require in order to make a determination concerning the Participant’s physical or mental condition; provided, however, that a Participant may not be required to undergo a medical examination more often than once each 180 days, nor at any time after the normal date of the Participant’s Retirement. If any Participant engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Company, determines on the basis of a medical examination that a Participant no longer has a Disability, or if a Participant refuses to submit to any medical examination properly requested by the Committee or the Company, then in any such event, the Participant shall be deemed to have recovered from such Disability. The Committee in its discretion may revise this definition of “Disability” for any Award, except to the extent that the Disability is a payment event under a 409A Award.
2.13    “Dividend Equivalent Right” means a right, granted to a Participant under Section 12, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.
2.14    “Effective Date” has the meaning set forth in Section 5.1.
2.15    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
2.16    “Existing Shareholder” means any of A. Alfred Taubman’s issue or any of his or their respective descendants, heirs, beneficiaries or donees or any trust, corporation, partnership, limited liability company or other entity if substantially all of the economic interests in such entity are held by or for the benefit of such persons.
2.17    “Fair Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional share exchange, is admitted to quotation on the New York Stock Exchange (“NYSE”) or is publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Shares as determined by the Committee in good faith in its discretion; provided that such valuation with respect to any Award that the Company intends to be a stock right not providing for the deferral of compensation under Treas. Reg. Section 1.409A-1(b)(5)(i) (Non-Qualified Options) shall be determined by the reasonable application of a reasonable valuation method, as described in Treas. Reg. Section 1.409A-1(b)(5)(iv)(B).
2.18    “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Participant) control the management of assets, and any other entity in which one or more of these persons (or the Participant) own more than fifty percent of the voting interests.
2.19    “409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Section 409A of the Code.
2.20    “Good Reason” means the occurrence of one or more of the following events arising without the express written consent of the Participant, but only if the Participant notifies the Company in writing of the event within 60 days following the occurrence of the event, the event remains uncured after the expiration of 30 days from the Company’s receipt of such notice, and the Participant resigns effective no later than 30 days following the Company’s failure to cure the event:
(i)    a material diminution in the Participant’s authority, duties or responsibilities, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly-traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant;
(ii)    a material diminution in the Participant’s then current Monthly Base Salary;
(iii)    a material diminution in the sum of the Participant’s target annual bonus and annual incentive award opportunity under the Plan and the Prior Plan for the current year, provided that such diminution is not accompanied by a related increase in the Participant’s Monthly Base Salary or any other incentive compensation arrangement;
(iv)    a material relocation by the Company of the Participant’s primary place of work; provided, however, that in no event shall a relocation of less than 35 miles be deemed material; or
(v)    a material breach by the Company of any employment agreement with the Participant;
and, provided, that clauses (ii) and (ii) shall not be the basis for “Good Reason” if such material diminution in compensation is applied generally to other similarly situated employees as part of a general reduction of compensation by the Company.
For purposes of this Section 2.20, any good faith determination of Good Reason made by the Participant will be conclusive. The Participant’s mental or physical incapacity following the occurrence of an event described above in paragraphs (i) through (v) of this Section 2.20 will not affect the Participant’s ability to terminate employment for Good Reason.
Also for purposes of this Section 2.20, “Company” means the member of the Company Group that is the employer of the Participant or that is the recipient of the services provided by the Participant.
2.21    “Grant Date” means the date on which the Committee approves an Award or such later date as may be specified by the Committee.
2.22    “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
2.23    “Non-Qualified Option” means an Option that is not an Incentive Stock Option.

2.24    “Option” means an option to purchase Shares pursuant to the Plan.
2.25    “Option Price” means the exercise price for each Share subject to an Option.
2.26    “Other Agreement” shall have the meaning set forth in Section 15.
2.27    “Outside Director” means an individual who is and who continues to serve as a member of the Board and who is not an officer or employee of any member of the Company Group.
2.28    “Participant” means a person who receives or is a permitted holder of an Award under the Plan.
2.29    “Performance Award” means any Award granted under Section 13.
2.30    “Plan” means The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan, as amended from time to time.
2.31    “Prior Plan” means The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan, as amended from time to time.
2.32    “Profits Unit” means a “Profits Unit” as defined and to the extent authorized under The Third Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, dated December 12, 2012, as thereafter amended from time to time, and is intended to constitute a “profits interest” within the meaning of the Code.
2.33    “Restricted Share” means any Share awarded to a Participant pursuant to Section 9.
2.34    “Restricted Share Unit” means a bookkeeping entry representing the equivalent of a Share awarded to a Participant pursuant to Section 9.
2.35    “Retirement” means termination of Service on or after age 62, or any other definition established by the Committee, in its discretion, either in any Award or in writing after the grant of any Award, provided that the definition of Retirement with respect to the timing of payment (and not merely vesting) of any 409A Award cannot be changed after the Award is granted.
2.36    “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
2.37    “Service” means service as a Service Provider to any member of the Company Group. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be a Service Provider to and member of the Company Group. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive. With respect to the timing of payment (and not merely vesting) of any 409A Award, whether a termination of Service shall have occurred shall be determined in accordance with the definition of “Separation from Service” under Treas. Reg. Section 1.409(A)-1(h).
2.38    “Service Provider” means an employee, officer or director of any member of the Company Group, or a consultant or adviser providing services to a member of the Company Group.
2.39    “Share” or “Shares” means the common shares of TCO.
2.40    “Subsidiary” means any “subsidiary corporation” of the Company, TRG, or TCO within the meaning of Section 424(f) of the Code.
2.41    “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by any member of the Company Group or with which any member of the Company Group combines.
2.42    “TCO” means Taubman Centers, Inc., a Michigan corporation.

2.43    “Ten Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding shares of any member of the Company Group. In determining share ownership, the attribution rules of Section 424(d) of the Code shall be applied.
2.44    “TRG” means The Taubman Realty Group Limited Partnership, a Delaware limited partnership.
2.45    “Unrestricted Share Award” means an Award pursuant to Section 10.
3.    ADMINISTRATION OF THE PLAN.
3.1.    Committee. The Plan shall be administered by or pursuant to the direction of the Committee. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the governing documents of the Company and TCO and applicable law. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. Subject to the governing documents of the Company and TCO and applicable law, the Committee may delegate all or any portion of its authority under the Plan to a subcommittee of directors and/or officers of the Company or TCO for the purposes of determining or administering Awards granted to persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act; provided, further, that (i) the Committee may send any action or determination it approves to the Board for review and approval by the Board, and (ii) the Board may, without the Committee taking any action, shall have the authorities and powers of the Committee to administer and take any action under the Plan, in which case, any reference herein to the Committee shall be deemed to reference the Board. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Notwithstanding any other provision of the Plan, the Committee shall not take any action or make any Awards hereunder that could cause TCO to fail to qualify as a real estate investment trust for Federal income tax purposes. The Committee shall consist of not less than two members of the Board, which members shall be “Non-Employee Directors” as defined in Rule 16b-3 under the Exchange Act (or such greater number of members which may be required by said Rule 16b-3).
3.2.    Terms of Awards; Committee’s Authority. Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:
(i)    designate Participants,
(ii)    determine the type or types of Awards to be granted to a Participant,
(iii)    determine the number of Shares or Profits Units to be subject to an Award,
(iv)    determine the timing, terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, suspension or forfeiture of an Award or the Shares subject thereto and the method or methods to be used for same, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options) or to ensure exemption from or compliance with Section 409A of the Code,
(v)    prescribe the form of each Award Agreement evidencing an Award,
(vi)    subject to the other terms of the Plan, accelerate the time at which all or any part of an Award may be vested, settled or exercised,
(vii)    determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, and the method or methods by which Awards may be settled,
(viii)    determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(ix)    interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan,
(x)    establish, amend, suspend or waive such rules and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and
(xi)    amend, modify, or supplement the terms of any outstanding Award; provided, that, notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Participant, impair the Participant’s rights under such Award, or subject to the requirements of Section 409A of the Code, any Award that was excluded from Section 409A of the Code coverage upon grant.
Unless the Committee provides otherwise in the applicable Award Agreement: (i) the Company shall have the right to cause a forfeiture of the gain realized by a Participant under an Award on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of any member of the Company Group or any confidentiality obligation with respect to any member of the Company Group or otherwise in competition with any member of the Company Group, and (ii) the Company may annul an Award if the Participant is an employee of any member of the Company Group and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.
Notwithstanding the foregoing, terms of outstanding Options may not be amended to reduce the exercise price of the outstanding Options or cancel the outstanding Options in exchange for cash, other Awards or other Options with an exercise price that is less than the exercise price of the original Options without approval of the Company’s shareholders, provided, that, appropriate adjustments may be made to outstanding Options pursuant to Section 17.
3.3.    Deferral Arrangement. The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to compliance with Section 409A of the Code, where applicable, and such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Share equivalents. Notwithstanding the foregoing, no deferral shall be allowed if the deferral opportunity would subject to the requirements of Section 409A of the Code any Award that would otherwise be excluded from Section 409A of the Code.
4.    SHARES SUBJECT TO THE PLAN.
4.1.    Basic Limitation. Subject to adjustment as provided in Section 17, the aggregate number of Shares or Profits Units available for issuance under the Plan shall be 2,800,000. Every Share subject to Awards of Options, Restricted Shares, Restricted Share Units, Unrestricted Shares, and Dividend Equivalent Rights (except for Dividend Equivalent Rights settled only in cash and relating to such Awards otherwise counted herein) under this Plan shall be counted against this limit as one Share for every one Share granted. Every Profits Unit subject to Awards of restricted Profits Units and Dividend Equivalent Rights (except for Dividend Equivalent Rights settled only in cash and relating to such Award otherwise counted herein) under this Plan shall be counted against this limit as one Profits Unit for every one Profits Unit granted. Shares issued or to be issued under the Plan shall be authorized but unissued Shares or issued Shares that have been reacquired any member of the Company Group.
4.2.    Share and Profits Unit Count.
4.2.1    If any Shares or Profits Units covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of Shares or Profits Units subject thereto, then the number of Shares or Profits Units related to such Award and subject to such forfeiture or termination shall not be counted against the limit set forth in Section 4.1 above, and shall again be available for making Awards under the Plan.
4.2.2    If an Award (other than a Dividend Equivalent Right) is denominated in Shares or Profits Units, the number of Shares or Profits Units covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares or Profits Units available for granting Awards under the Plan as otherwise provided in this Section 4.

4.2.3    Notwithstanding any provision of the Plan to the contrary, (i) Shares that were subject to an Option Award under the Plan, shall again be made available for issuance under the Plan if such Shares are delivered to or withheld by any member of the Company Group to pay tax withholding relating to the exercise of such Option, and (ii) Shares that were subject to a Restricted Share Unit, Restricted Share or Unrestricted Share Award under the Plan, shall again be made available for issuance under the Plan if Shares otherwise payable under such Award are withheld by any member of the Company Group to pay tax withholding relating to such Award. Except as otherwise provided in the preceding sentence of this Section 4.2.3, Shares that were subject to an Option Award under the Plan shall not again be made available for issuance under the Plan.
4.3.    Prior Plan. At the time this Plan becomes effective, none of the Shares or Profits Units available for future grant under the Prior Plan shall be available for grant under this Plan and none of the Shares or Profits Units subject to outstanding awards granted under the Prior Plan shall again become available for issuance under this Plan, whether upon the expiration, termination, cancellation or forfeiture of such awards or otherwise.
4.4.    Transaction Matters. The Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of Shares or Profits Units reserved pursuant to this Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares or Profits Units subject to Awards before and after the substitution.
5.    EFFECTIVE DATE, DURATION AND AMENDMENTS.
5.1.    Effective Date. This Plan was approved by the Compensation Committee of the Board on April 16, 2018, and, subject to approval by the Shareholders of TCO, which approval must occur not more than one year after the approval of the Plan by the Board, the Plan shall be effective as of [ ], 2018 (the “Effective Date”).
5.2.    Term. The Plan shall terminate automatically ten years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3. No new Awards shall be granted under the Plan after its termination. The termination of the Plan shall not affect any Award outstanding on the date of such termination, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall continue after the Plan’s termination.
5.3.    Amendment and Termination of the Plan. The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Shares or Profits Units as to which Awards have not been made. An amendment shall be contingent on approval of TCO’s shareholders to the extent determined by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, an amendment will be contingent on approval of TCO’s shareholders if the amendment would: (i) materially increase the benefits accruing to Participants under the Plan, (ii) materially increase the aggregate number of Shares or Profits Units that may be issued under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) except as permitted pursuant to the provisions of Section 18, reduce the Option Price of any previously granted Option, cancel any previously granted Options and grant substitute Options with a lower Option Price than the canceled Options, or exchange any Options for cash, other awards, or Options with an Option Price that is less than the exercise price of the original Options. No amendment, suspension or termination of the Plan shall (x) without the consent of the Participant, impair rights or obligations under any Award theretofore awarded under the Plan, nor (y) accelerate any payment under any 409A Award except as otherwise permitted under Treas. Reg. Section 1.409A-3(j).
6.    AWARD ELIGIBILITY AND LIMITATIONS.
6.1.    Service Providers and Other Persons. Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to any member of the Company Group, including any Service Provider who is an officer or Director of any member of the Company Group, as the Committee shall determine and designate from time to time, (ii) any Outside Director and (iii) any other individual whose participation in the Plan is determined to be in the best interests of TCO by the Committee (including, but not limited to, for purposes of inducing an individual to commence employment or enter into a service provider arrangement with any member of the Company Group).

6.2.    Successive Awards and Substitute Awards. An eligible person may receive more than one Award, subject to such restrictions as are provided in this Plan. Notwithstanding Section 8.1, the Option Price of an Option that is a Substitute Award may be less than 100% of the Fair Market Value of a Share on the original Grant Date provided that the Option Price is determined in accordance with the principles of Section 424 of the Code and the regulations thereunder.
6.3.    Limitations on Awards.
6.3.1    General Limitations. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:
(i)    the maximum number of Shares subject to Options that can be awarded under the Plan to any person eligible for an Award under this Section 6 is 500,000 per calendar year; and
(ii)    the maximum number of Shares or Profits Units that can be awarded under the Plan, other than pursuant to an Option, and where the Award is denominated in Shares or Profits Units, to any person eligible for an Award under this Section 6 is 500,000 per calendar year.
The preceding limitations in this Section 6.3.1 are subject to adjustment as provided in Section 18.
6.3.2    Limitation on Awards to Outside Directors. Notwithstanding any other provision of the Plan to the contrary, the sum of (a) the aggregate Grant Date fair value (computed as of the Date of Grant in accordance with applicable financial accounting rules) of all Awards granted to any single Outside Director during any single calendar year, plus (b) the aggregate amount of any cash retainers and fees payable during such calendar year to the Outside Director pursuant to the Company’s non-employee director compensation program in effect from time to time, shall not exceed $500,000.
7.    TERM OF AWARD; AWARD AGREEMENT; EXCEPTION TO MINIMUM VESTING REQUIREMENT.
7.1.    Term of Award. The term of each Award shall be determined by the Committee and stated in the Award Agreement. In the case of an Option Award, each Option granted under the Plan shall terminate, and all rights to purchase Shares thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Participant is a Ten Percent Shareholder, an Option granted to such Participant that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.
7.2.    Award Agreement. Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-Qualified Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-Qualified Options.
7.3.    Exception to Minimum Vesting Requirement. Notwithstanding the minimum vesting requirements of Sections 8.2 and 9.6, Awards covering up to 5% of the Shares or Profits Units authorized to be issued under the Plan pursuant to Section 4 may be granted under the Plan as Unrestricted Shares or otherwise as Awards with vesting period of less than one year.
8.    TERMS AND CONDITIONS OF OPTIONS.
8.1.    Option Price. The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a Share; provided, however, that in the event that a Participant is a Ten Percent Shareholder, the Option Price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the Grant Date.

8.2.    Minimum Vesting Requirement. Subject to Sections 7.1, 7.3, 8.3 and 18, each Option granted under the Plan shall become exercisable at such times and under such conditions and vesting periods as fixed by the Committee (including based on achievement of performance goals and/or future service requirements), but shall have a minimum vesting period of one year from the Grant Date. For purposes of this Section 8.2, fractional numbers of Shares subject to an Option shall be rounded to the next nearest whole number.
8.3.    Effect of Termination of Service.
8.3.1    General. Unless otherwise provided in the Option Award Agreement, upon a Participant’s Termination of Service other than as a result of the circumstances described in Section 14, any Option held by such Participant that has not vested shall immediately be deemed forfeited and any otherwise vested Option or unexercised portion thereof shall terminate three months after the date of such termination of Service, but in no event later than the date of expiration of the Option. If a Participant’s Service is terminated for Cause, the Option or unexercised portion thereof shall terminate as of the date of such termination.
8.3.2    Specific Termination of Service Events. The impact of specific termination of Service events set forth in Section 14 shall apply to a Participant’s Options unless varied by the Committee in the Award Agreement.
8.4.    Limitations on Exercise of Option. Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 18 which results in termination of the Option.
8.5.    Method of Exercise. An Option that is exercisable may be exercised with respect to whole Shares only by the Participant’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Committee. Such notice shall specify the number of Shares with respect to which the Option is being exercised and, except to the extent provided in Section 11.3 or Section 11.4, shall be accompanied by payment in full of the Option Price of the Shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company or an Affiliate may, in its judgment, be required to withhold with respect to an Award. The minimum number of Shares with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 Shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of Shares available for purchase under the Option at the time of exercise.
8.6.    Rights of Holders of Options. Unless otherwise stated in the applicable Award Agreement, a Participant holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to the Participant (as evidenced by the appropriate entry on the books of TCO or of a duly authorized transfer agent of TCO). Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.
8.7.    Transferability of Options. Except as provided in Section 8.8, during the lifetime of a Participant, only the Participant (or, in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.8, no Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution.
8.8.    Family Transfers. If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Members. For the purpose of this Section 8.8, a “not for value” transfer is a transfer which is (i) a gift to a trust for the benefit of the Participant and/or one or more Family Members, or (ii) a transfer under a domestic relations order in settlement of marital property rights. Following a transfer under this Section 8.8, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except in accordance with this Section 8.8 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.3 shall continue to be applied with respect to the original Participant, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.3.

8.9.    Limitations on Incentive Stock Options. An Option shall constitute an Incentive Stock Option only (i) if the Participant of such Option is an employee of TCO or any Subsidiary of TCO; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options held by such Participant become exercisable for the first time during any calendar year (under the Plan and all other plans described in Section 422(d) of the Code of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.
9.    TERMS AND CONDITIONS OF RESTRICTED SHARES, RESTRICTED SHARE UNITS, AND PROFITS UNITS.
9.1.    Grant. Awards of Restricted Shares, Restricted Share Units, or Profits Units (which shall be subject to restriction as specified in the Award Agreement) may be made to eligible persons. Restricted Shares, Restricted Share Units, or restricted Profits Units may also be referred to as performance shares, performance share units, or performance Profits Units. If so indicated in the Award Agreement at the time of grant, a Participant may vest in more than 100% of the number of Restricted Share Units, or restricted Profits Units awarded to the Participant.
9.2.    Restrictions. At the time an Award of Restricted Shares, Restricted Share Units, or restricted Profits Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Shares, Restricted Share Units, or restricted Profits Units during which a portion of the Shares or Profits Units related to such Award shall become nonforfeitable or vest, on each anniversary of the grant Date or otherwise, as the Committee may deem appropriate. Each Award of Restricted Shares, Restricted Share Units, or restricted Profits Units may be subject to a different restricted period. The Committee may, in its sole discretion, at the time a grant of Restricted Shares, Restricted Share Units, or restricted Profits Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance conditions, which may be applicable to all or any portion of the Restricted Shares, Restricted Share Units, or restricted Profits Units in accordance with Sections 13.1 and 13.2. Restricted Shares, Restricted Share Units, restricted Profits Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Shares, Restricted Share Units, or restricted Profits Units. Each Participant may designate a beneficiary for the Restricted Shares, Restricted Share Units, or restricted Profits Units awarded to him or her under the Plan. If a Participant fails to designate a beneficiary, the Participant shall be deemed to have designated his or her estate as his or her beneficiary.
9.3.    Restricted Shares Issuance. The Company shall issue (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company with appropriate restrictions relating to the transfer of such Restricted Shares), in the name of each Participant to whom Restricted Shares have been granted, Shares representing the total number of Restricted Shares granted to the Participant, as soon as reasonably practicable after the Grant Date.
9.4.    Rights of Holders of Restricted Shares. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Shares shall be stockholders of TCO (as evidenced by the appropriate entry on the books of TCO or of a duly authorized transfer agent of TCO) upon the grant of the Award, and such holders of Restricted Shares shall have the right to vote such Shares and holders of vested Restricted Shares shall have the right to receive any dividends or distributions declared or paid with respect to such Shares. All stock distributions, if any, received by a Participant with respect to Restricted Shares as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.
9.5.    Rights of Holders of Restricted Share Units.
9.5.1.    Dividend Rights. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Share Units shall have no rights as shareholders of the Company. The Committee may provide in an Award Agreement evidencing a grant of vested Restricted Share Units that the holder of such Restricted Share Units shall be entitled to receive, upon the payment of a cash dividend or distribution on outstanding Shares, or at any time thereafter, a cash payment for each Restricted Share Unit held equal to the per-share dividend, as the case may be, paid on the Shares in accordance with Section 12.

9.5.2.    Creditor’s Rights. A holder of Restricted Share Units shall have no rights other than those of a general creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.
9.6.    Minimum Vesting Requirement. Subject to Sections 7.3, 9.7 and 18, each Award of Restricted Shares, Restricted Share Units, or restricted Profits Units shall have a minimum vesting period of one year from the Grant Date.
9.7.    Effect of Termination of Service.
9.7.1    General. Unless otherwise provided in the Award Agreement, upon a Participant’s Termination of Service other than as a result of the circumstances described in Section 14, any Restricted Shares, Restricted Share Units, or restricted Profits Units held by such Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Further, the Award Agreement may specify that the vested portion of the Award shall continue to be subject to the terms of any applicable transfer or other restriction. Upon forfeiture of Restricted Shares, Restricted Share Units, or restricted Profits Units, the Participant shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Shares or any right to receive dividends with respect to Restricted Shares, Restricted Share Units, or restricted Profits Units.
9.7.2    Specific Termination of Service Events. The impact of specific termination of Service events set forth in Section 14 shall apply to a Participant’s Restricted Shares, Restricted Share Units, or restricted Profits Units unless varied by the Committee in the Award Agreement.
9.8.    Settlement of Restricted Share Units. Upon the expiration of the restricted period with respect to any outstanding Restricted Share Units, and, if the underlying Award is a Performance Award, satisfaction of the applicable performance goals for the performance period as determined pursuant to that Award, TCO shall deliver to the Participant, or his or her beneficiary, without charge, one Share for each such outstanding Restricted Stock Unit for which forfeiture restrictions have lapsed; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of delivering only Shares for such Restricted Stock Units. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the restricted period lapsed with respect to such Restricted Stock Units, or the date on which the Committee determines that the applicable performance goals have been met.
9.9.    Profits Unit Awards. Awards of Profits Units may only be issued to a Participant for the performance of services to or for the benefit of the Company and/or TRG (i) in the Participant’s capacity as a partner of TRG, (ii) in anticipation of the Participant becoming a partner of TRG, or (iii) as otherwise determined by the Committee, provided that the Profits Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Internal Revenue Service Revenue Procedure 93-27 and Internal Revenue Service Procedure 2001-43. Profits Units Awards may be issued subject to specified restrictions and/or performance goals.
10.    TERMS AND CONDITIONS OF UNRESTRICTED SHARE AWARDS. The Committee may, in its sole discretion, grant (or sell at such purchase price determined by the Committee) an Unrestricted Share Award to any Participant pursuant to which such Participant may receive Shares free of any restrictions (“Unrestricted Shares”) under the Plan. Unrestricted Share Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Participant.
11.    FORM OF PAYMENT FOR OPTIONS.
11.1.    General Rule. Payment of the Option Price for the Shares purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents acceptable to the Company.

11.2.    Surrender of Shares. To the extent approved by the Committee in its sole discretion, including, but not limited to, pursuant to the terms of an Award Agreement, payment of the Option Price for Shares purchased pursuant to the exercise of an Option may be made all or in part through the tender to the Company of Shares, which Shares, if acquired from the Company, shall have been held for at least six months at the time of tender and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.
11.3.    Cashless Exercise. To the extent permitted by law and to the extent permitted by the Committee in its sole discretion, payment of the Option Price for Shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a registered securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 19.3.
11.4.    Other Forms of Payment. To the extent permitted by the Committee in its sole discretion, payment of the Option Price for Shares purchased pursuant to exercise of an Option may be made in any other form that is consistent with applicable laws, regulations and rules.
12.    TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS; DIVIDEND MATTERS.
12.1.    Dividend Equivalent Rights. A Dividend Equivalent Right is an Award or a component of another Award entitling the recipient to receive credits based on cash distributions ("dividends") that would have been paid on the Shares or Profits Units specified in the Dividend Equivalent Right (or other Award to which it relates) if such Shares or Profits Units had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Participant, provided that any Award of Dividend Equivalent Rights that is a 409A Award and shall comply with the requirements of Section 409A of the Code that are applicable to deferred compensation. Dividend Equivalent Rights may not be granted hereunder relating to Shares which are subject to Options. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or, with respect to Share type Awards, may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date that the distribution otherwise would have been paid. Dividend Equivalent Rights may be settled in cash or Shares or, where applicable and permissible, Profits Units, or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, unless such settlement would cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A of the Code (e.g., in the case of a Non-Qualified Option), such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.
12.2.    Termination of Service. Except as may otherwise be provided by the Committee either in the Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, a Participant’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Participant’s termination of Service for any reason.
12.3    No Dividend Equivalent Rights or Dividends Payable for Unvested Award. Notwithstanding any other provision of this Section 12 or the Plan, no Dividend Equivalent Right shall provide for any payment on any Award or portion of an Award that is not vested and no Award shall otherwise provide for payment of dividends on any Award or portion of an Award that is not vested.
13.    TERMS AND CONDITIONS OF PERFORMANCE AWARDS.
13.1.    Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Performance Award, and the timing thereof, may be subject to such corporate or individual performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

    13.2    Performance Goals Generally. The performance goals for Performance Awards may consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria to be achieved during any performance period, and the length of the performance period, each as determined by the Committee. The Committee may determine that Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.
13.3.    Written Determinations; Delegation. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or individual Performance Awards and the achievement of performance goals shall be made in writing.
14.    IMPACT OF TERMINATION OF SERVICE EVENTS. The following termination of Participant Service events shall have the following consequences for outstanding Share and Profits Unit Awards; provided, however, that with respect to a Change in Control, Section 18 shall apply.
14.1.    Options.
14.1.1.    Retirement or Lay-off in Connection with a Reduction in Force. Unless otherwise provided in the Award Agreement, if a Participant’s Service is terminated due to Retirement or lay-off in connection with a reduction in force, the Option shall become fully vested and shall continue in accordance with its terms and shall expire upon its normal date of expiration (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of three months from the date of the Participant’s Retirement or lay-off and thereafter shall be a Non-Qualified Option).
14.1.2.    Disability. Unless otherwise provided in the Award Agreement, if a Participant’s Service is terminated due to Disability, the Option shall become fully vested and shall continue in accordance with its terms and shall expire upon its normal date of expiration (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of 12 months from the date of the Participant’s termination due to Disability and thereafter shall be a Non-Qualified Option).
14.1.3.    Death. Unless otherwise provided in the Award Agreement, if a Participant’s Service is terminated due to Death, any Option of the deceased Participant shall become fully vested and shall continue in accordance with its terms, may be exercised, to the extent of the number of Shares with respect to which he/she could have exercised the Option on the date of his/her death, by his/her estate, personal representative or beneficiary who acquires the Option by will or by the laws of descent and distribution, and shall expire on its normal date of expiration unless previously exercised (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of 12 months from the date of the Participant’s death and thereafter shall be a Non-Qualified Option).
14.2.    Restricted Share, Restricted Share Unit and Restricted Profits Unit Awards.
14.2.1.    Retirement, Death, Disability or Lay-off in Connection with a Reduction in Force, Disability or Death. Unless otherwise provided in the Award Agreement, if a Participant’s Service is terminated due to Retirement, death, Disability or lay-off in connection with a reduction in force, any Restricted Shares, Restricted Share Units, or restricted Profits Units held by such Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall become fully vested. Further, the Award Agreement may specify that the vested portion of the Award shall continue to be subject to the terms of any applicable transfer or other restriction.
14.3.    Performance Awards. Notwithstanding any other provision in this Section 14, and unless otherwise provided in the Award Agreement, the Committee shall retain the discretion to determine whether and to what extent any Award that is a Performance Award shall vest and the determination of the satisfaction or deemed satisfaction of the performance criteria and performance goals for that Award.

15.    PARACHUTE LIMITATIONS. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding entered into by a Participant with any member of the Company Group, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Shares, Restricted Share Units, or Profits Units held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment, provided that any such payment or benefit that is excluded from the coverage of Section 409A of the Code shall be reduced or eliminated prior to the reduction or elimination of any benefit that is related to a 409A Award.
16.    REQUIREMENTS OF LAW.
16.1.    General. The Company shall not be required to sell, deliver or cause to be issued any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Participant, any other individual exercising an Option, or the Company, TCO or TRG of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no Shares may be issued or sold to the Participant or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, TCO or TRG, and any delay caused thereby shall in no way affect the date of termination of the Award. Any determination in this connection by the Company, TCO or TRG shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, cause to be registered any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant to the Plan to comply with any law or regulation of any governmental authority.
16.2.    Rule 16b-3. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.    EFFECT OF CHANGES IN CAPITALIZATION.
17.1.    Changes Generally. If the number of outstanding Shares or Profits Units is increased or decreased or the Shares or Profits Units are changed into or exchanged for a different number or kind of shares or other securities of TCO or TRG on account of any recapitalization, reclassification, share split, reverse split, combination of shares, exchange of shares, share dividend or other distribution payable in capital stock or interests in TRG, or other increase or decrease in such Shares or Profits Units effected without receipt of consideration by TCO or TRG, as the case may be, occurring after the Effective Date, the number and kinds of Shares or Profits Units for which grants of, as applicable, Options, and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of Shares or Profits Units for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Participant immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in respect of outstanding Options shall not change the aggregate Option Price payable with respect to Shares that are subject to the unexercised portion of an outstanding Option, as applicable, but shall include a corresponding proportionate adjustment in the Option Price per Share. The conversion of any convertible securities of TCO shall not be treated as an increase in Shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to TCO’s shareholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in shares of TCO) without receipt of consideration by TCO, the Company may, in such manner as the Company deems appropriate, adjust the number and kind of Shares or Profits Units subject to outstanding Awards and/or the exercise price of outstanding Options to reflect such distribution.
17.2.    Reorganization in which TCO is the Surviving Entity. Subject to Section 17.3, if TCO shall be the surviving entity in any reorganization, merger, or consolidation of TCO with one or more other entities which does not constitute a Change in Control, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of Shares subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the Shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement securities received by the Participant as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Restricted Share Units shall be adjusted so as to apply to the securities that a holder of the number of Shares subject to the Restricted Share Units would have been entitled to receive immediately following such transaction.
17.3.    Adjustments. Adjustments under this Section 17 related to Shares or other securities of the Company, TCO and TRG shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional Shares, Profits Units or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding to the nearest whole Share or Profits Unit. The Committee may provide in the Award Agreements at the Grant Date, or any time thereafter with the consent of the Participant, for different provisions to apply to an Award in place of those described in Sections 17.1 and 17.2.
17.4.    No Limitations. The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of any member of the Company Group to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.
18.    EFFECT OF CHANGE IN CONTROL.
18.1.    Change in Control. The provisions of this Section 18 shall apply in the case of a Change in Control, unless otherwise provided in the applicable Award Agreement with a Participant. If more specific terms are set forth in any separate plan document or agreement between any member of the Company Group and such Participant, such separate plan or agreement shall govern the treatment of Awards.
18.2.    Awards Not Assumed or Substituted by the Surviving Entity.

18.2.1.    Accelerated Vesting and Exercise of Options. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, the Committee, in its sole discretion, or as otherwise provided in an Award Agreement, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and the vesting of Shares acquired upon the exercise of such Options upon such conditions and to such extent as the Committee shall determine. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 422(d) of the Code, the excess Options shall be deemed to be Nonstatutory Stock Options.
18.2.2.    Awards Other Than Options. With respect to Awards other than for Options, upon the occurrence of a Change in Control, and except with respect to any such Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, the Committee, in its sole discretion, or as otherwise provided in an Award Agreement, the lapsing of any applicable vesting period or other condition, vesting restriction, restriction period, performance goal or other limitation applicable to the Award or the Shares or Profits Units subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control may be accelerated and/or waived, including effective immediately prior to the consummation of the Change in Control or in the event of a termination of Service following the Change in Control, to such extent as specified in such Award Agreement or, if not specified in such Award Agreement, as the Committee may determine.
18.3    Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or (subject to the following sentence) the Participant terminates Service for Good Reason, then (i) all of that Participant’s outstanding Options, Restricted Shares, Restricted Share Units, restricted Profits Units and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the payout opportunities attainable under all of such Participant’s outstanding performance-based Awards shall be earned based on actual performance through the end of the performance period, or if actual performance cannot be determined, at target level, and there shall be a payout to the Participant or his or her estate within 30 days after the amount earned has been determined (unless a later date is required by Section 18.5) based upon the length of time within the performance period that has elapsed prior to the date of termination. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (A) the Award Agreement includes such provision or (B) the Participant is or was, prior to the Change in Control, party to an employment, severance or similar agreement with a member of the Company Group that includes provisions in which the Participant is permitted to resign for Good Reason. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 422(d) of the Code, the excess Options shall be deemed to be Non-Qualified Option.
18.4.    Equitable Adjustments. The Committee, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
18.5.    Code Section 409A. No action shall be taken under this Section 18 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.
18.6.    Consent. Notwithstanding any other provision of the Plan or any Award Agreement, the provisions of this Section 18 may not be terminated, amended, or modified upon or after a Change of Control in a manner that would adversely affect a Participant’s rights with respect to an outstanding Award without the prior written consent of the Participant.

19.    GENERAL PROVISIONS.
19.1.    Disclaimer of Rights. No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of any member of the Company Group, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and any member of the Company Group. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Participant, so long as such Participant continues to be a director, officer, consultant or employee of any member of the Company Group. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described in this Plan, in the manner and under the conditions prescribed in this Plan, and to the extent that any Participant or beneficiary acquires a right to receive payments from any member of the Company Group pursuant to an Award, such right shall be not greater than the right of any unsecured creditor of any member of the Company Group. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party or otherwise hold any amounts in trust or escrow for payment to any Participant or beneficiary under the terms of the Plan.
19.2.    Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to TCO’s shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of options otherwise than under the Plan.
19.3.    Withholding Taxes. Each member of the Company Group shall have the right to deduct from payments of any kind otherwise due to a Participant who is an employee of or service provider to the Company Group member any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Shares upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Participant shall pay to the member of Company Group that is his or her employer or service recipient any amount that the Company Group member may reasonably determine to be necessary to satisfy such withholding obligation. The Company may elect to, or may cause the applicable member of the Company Group, to withhold Shares otherwise issuable to the Participant in satisfaction of a Participant’s withholding obligations. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy such obligations, in whole or in part, by delivering to the Company, or to the applicable Company Group member, Shares already owned by the Participant, which Shares, if acquired from the Company, shall have been held for at least six months at the time of tender. Any Shares so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 19.3 to deliver Shares may satisfy his/her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
19.4    Recoupment Policy. Notwithstanding any provision in the Plan or in any Award, all Awards under this Plan shall be subject to any compensation recoupment, other compensation recovery, or clawback policy that may be applicable to any Participant, as in effect from time to time and as approved by the Committee or Board.
19.5.    No Liability of Committee Members. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and TCO shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of TCO or the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under TCO’s or the Company’s governing documents, as a matter of law, or otherwise, or any power that TCO may have to indemnify them or hold them harmless.

19.6.    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent registered public accountant of the applicable member(s) of the Company Group and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself.
19.7.    Captions. The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.
19.8.    Other Provisions. Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.
19.9.    Number and Gender. With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.
19.10.    Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions of the Plan or the Award Agreement, as applicable, shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
19.11.    Governing Law. The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Michigan, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.
19.12.    Section 409A Matters. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable.
(i)    All Awards shall be construed and administered such that the Award either (a) qualifies for an exemption from the requirements of Section 409A of the Code or (b) satisfies the requirements of Section 409A of the Code.
(ii)    If an Award is subject to Section 409A of the Code, i.e., a 409A Award, (a) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (b) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (c) as provided in Section 2.7, payments to be made upon a Change in Control shall only be made upon a “change of control event” under Section 409A of the Code, (d) unless an Award specifies otherwise, each payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (e) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code.
(iii)    No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.
(iv)    Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(v)    Any Award made under the Plan that is subject to Section 409A of the Code and that is to be distributed to a specified employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate each year in accordance with the “specified employee” requirements of Section 409A of the Code.
(vi)    Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall any member of the Company Group have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.
19.13.    Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one year after the Participant or other person knew or reasonably should have known of the principal facts on which the claim is based.
* * *
As adopted and approved by the Compensation Committee of the Board as of April 16, 2018, subject to approval of the Plan by the shareholders of TCO as set forth in this Plan.

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION DATED APRIL 16, 2018

TAUBMAN CENTERS, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Taubman Centers, Inc.
Common Stock or Series B Preferred Stock for the upcoming Annual Meeting of Shareholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone —** Call toll-free from the U.S. or Canada at **1-866-252-6935**, on a touch-tone telephone. If outside the U.S. or Canada, call **1-646-880-9090**. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2. **Vote by Internet—**Please access **https://www.proxyvotenow.com/tco,** and follow the simple instructions provided. Please note you must type an "s" after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3. **Vote by Mail—**If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Taubman Centers Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

Please mark vote as in this sample: X

The Board of Directors recommends you vote FOR ALL nominees for director, and FOR Proposals 2, 3 and 4.

1. Election of Directors for one-year term. FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT ☐
   - 01 Mayree C. Clark
   - 02 Michael J. Embler
   - 03 William S. Taubman

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below: ______________________

2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2018. FOR ☐ AGAINST ☐ ABSTAIN ☐

4. Approval of the 2018 Omnibus Long-Term Incentive Plan. FOR ☐ AGAINST ☐ ABSTAIN ☐

The Board of Directors recommends you vote AGAINST Proposal 5.

5. The Land & Buildings Proposal. FOR ☐ AGAINST ☐ ABSTAIN ☐

Date: ______________________, 2018

____
Signature

____
Signature (If jointly held)

____
Title(s)

Note: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

Taubman

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

[, 2018]

WHITE PROXY

The undersigned appoints each of Robert S. Taubman, Simon J. Leopold and Chris B. Heaphy, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on [ ], 2018 and at any adjournment or postponement, and to vote at such meeting the shares of Common Stock and Series B Preferred Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgement upon all other matters that may properly come before the meeting and any adjournment or postponement. The undersigned revokes any proxy previously given to vote at such meeting.

IF THIS PROXY IS PROPERLY EXECUTED AND NO INSTRUCTION IS PROVIDED FOR SUCH ITEMS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR ITEMS 2, 3 AND 4, AND AGAINST ITEM 5.

Continued and to be signed and dated on the reverse side